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As filed with the Securities and Exchange Commission on November 25, 2002

Registration No. 333-100916

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INSIGNIA SOLUTIONS PLC
(Exact Name of Registrant as Specified in Its Charter)

ENGLAND AND WALES (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	NOT APPLICABLE (I.R.S. Employer Identification Number)
41300 CHRISTY STREET FREMONT, CALIFORNIA 94538 UNITED STATES OF AMERICA (510) 360-3700	THE MERCURY CENTRE, WYCOMBE LANE WOOBURN GREEN HIGH WYCOMBE, BUCKS HP10 0HH UNITED KINGDOM (44) 1628-539500

(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant's Principal Executive Offices)

RICHARD M. NOLING
CHIEF EXECUTIVE OFFICER,
ACTING CHIEF FINANCIAL OFFICER AND
SECRETARY
INSIGNIA SOLUTIONS PLC
41300 CHRISTY STREET
FREMONT, CALIFORNIA 94538
(510) 360-3700
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

COPIES TO:
MARK A. MEDEARIS
VENTURE LAW GROUP
A Professional Corporation
2775 Sand Hill Road
Menlo Park, CA 94025

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ _______

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ _______

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐ _______

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee

Ordinary Shares, 20 pence nominal value per share, represented by American depository shares (1)	12,000,000	$0.40	$4,800,000.00	$441.60 (3)

(1)
A separate Registration Statement on Form F-6 is effective with respect to the American depository shares represented by American depository receipts issuable on a one-for-one basis with the ordinary shares being registered hereby upon deposit of such ordinary shares.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the ADSs on the Nasdaq National Market on October 26, 2002.

(3)
Previously paid.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 25, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

INSIGNIA SOLUTIONS PLC

12,000,000 AMERICAN DEPOSITORY SHARES
EACH REPRESENTING ONE ORDINARY SHARE OF
20 PENCE NOMINAL VALUE

        This prospectus relates to the sale of up to 12,000,000 American Depository Shares of Insignia Solutions plc by Fusion Capital Fund II, LLC. Fusion Capital is sometimes referred to in this prospectus as the selling shareholder. The prices at which Fusion Capital may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by Fusion Capital.

        The shares are quoted on the Nasdaq National Market under the symbol "INSG." On November 19, 2002, the last reported sale price as reported on the Nasdaq National Market was $0.39 per share. We have applied to have the shares offered pursuant to this prospectus approved for trading on the Nasdaq National Market.

        Investing in the shares involves certain risks. See "Risk Factors" beginning on page 2 for a discussion of these risks.

        The selling shareholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            .

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding Insignia Solutions plc and financial statements appearing elsewhere in this prospectus.

        This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this prospectus, contain a discussion of some of the factors that could contribute to those differences.

The Company

        We commenced operations in 1986 and currently develop, market and support software technologies that implement accelerated virtual machine technology for memory-constrained smart devices. In January 1998, we announced our intention to launch a new product line called the Jeode™ platform, based on our Embedded Virtual Machine ("EVM"™) technology. We also explored new markets that would leverage our 16 years of emulation software development experience. The Jeode platform is our implementation of Sun Microsystems, Inc.'s ("Sun") Java® technology tailored for smart devices. It leverages patent-pending intellectual property to provide these resource-constrained devices with high performance, fully-compatible Java applet and application support. The product became available for sale in March 1999. The Jeode platform has been our principal product line since the third quarter of 1999. Insignia expects that it will continue to rely upon sales of Jeode products, plus new products that may be introduced, for our revenue in the foreseeable future. The Jeode product line revenue model is based on sales to original equipment manufacturers' ("OEMs") and channel partners' customers.

        During 2001, we began development of a range of products ("Secure System Provisioning" or "SSP" products) for the mobile handset and wireless carrier industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless carriers to build valuable incremental services. We are planning for these new SSP products to be available for market trials in early 2003 and available for shipment to customers in mid-calendar 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with the Jeode product.

        Insignia Solutions plc was incorporated under the laws of England and Wales on November 20, 1985 under the name Diplema Ninety Three Limited, changed its name to Insignia Solutions Limited on March 5, 1986 and commenced operations on March 17, 1986. On March 24, 1995, the Company was re-registered as a public limited company under the name Insignia Solutions plc. Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our registered office in the United Kingdom is located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500. References in the prospectus to "we," "our," "us," "Insignia" and the "Company" refer to Insignia Solutions plc. References in the prospectus to "shares" or "ADSs" refer to the American Depository Shares, each of which represents one ordinary share of Insignia Solutions plc. Information contained in our Web site does not constitute part of this prospectus.

The Offering

        On October 17, 2002 we entered into a securities subscription agreement with Fusion Capital Fund II, LLC, pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our American Depository Shares up to an aggregate, under certain conditions, of $6.0 million. Fusion Capital, the selling shareholder under this prospectus, is offering for sale up to 12,000,000 shares. As of November 6, 2002, there were 20,083,539 shares outstanding and issued, excluding the 2,000,000 shares exercisable under two warrants that we have issued to Fusion Capital, and the other 10,000,000 shares offered by Fusion Capital pursuant to this prospectus. The number of shares offered by this prospectus represents 37.4% of the total outstanding and issued share capital of the Company as of November 6, 2002, including the 2,000,000 shares exercisable under the two warrants that we have issued to Fusion Capital and the other 10,000,000 shares offered by Fusion Capital pursuant to this prospectus. The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the securities subscription agreement.

RISK FACTORS

        This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

        This prospectus also contains certain forward-looking statements that involve risks and uncertainties. These statements refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

We need additional financing to sustain our operations.

        We had working capital of $6.3 million at September 30, 2002, and our cash, cash equivalents, and restricted cash totaled $3.6 million at September 30, 2002. We had an operating cash flow deficit of $5.8 million for the nine months ended September 30, 2002 and an operating cash flow deficit of $13.4 million for the year ended December 31, 2001. Because our current financial resources are not expected to be sufficient to fund our operations or those of our subsidiaries, we need additional funds to continue these operations. There is no assurance that additional financing will be available to us on terms that are acceptable, or at all. These circumstances raise substantial doubt about the Company's ability to continue as a going concern, and the report of our independent accountants on our financial statements for the year ended December 31, 2001, includes an explanatory paragraph as to the uncertainty that we will continue as a going concern.

        We only have the right to receive $10,000 per trading day, up to an aggregate of $6 million over a period of 30 months under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased, at the option of Insignia, as the price of our shares increases. Fusion Capital will not have the right nor be obligated to purchase any of our shares on any trading days that the market price of our shares is less than $0.15 per share. Since we initially registered 10,000,000 shares for sale by Fusion Capital pursuant to this prospectus (in addition to 2,000,000 shares exercisable pursuant to warrants held by Insignia), the selling price of our shares to Fusion Capital will have to average at least $0.60 per share for us to receive the maximum proceeds of $6 million without registering additional shares. Assuming a purchase price of $0.39 per share (the closing sale price per share of our ADSs on October 30, 2002) and the purchase by Fusion Capital of the full 10,000,000 shares under the securities subscription agreement, proceeds to us would be $3.9 million unless we choose to register more than 10,000,000 shares, which we have the right, but not the obligation, to do.

        In order to be in compliance with Nasdaq National Market rules, we cannot be required to sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with the Nasdaq National Market rules. Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares. Currently, the nominal value per ordinary share is £0.20.

        The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including our financial performance and ability to generate revenues, the prevailing market price of our shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6.0 million under the securities subscription agreement with Fusion Capital, we may still need additional capital to implement our business, operating and development plans.

        Such additional financing may not be available on favorable terms, if at all. Further, if we issue additional equity securities, security holders may experience dilution, and the new equity securities may have rights, preferences or privileges senior to those of our ordinary shares.

        Whether or not we are able to raise additional funds on acceptable terms, it is likely that we will not have sufficient shareholders' equity to maintain the listing of our shares on the Nasdaq National Market, the rules of which require us to maintain total shareholders' equity of at least $10 million. As of September 30, 2002, our total shareholders' equity was $5.2 million. We have received a letter from Nasdaq informing us that it would provide us with formal written notice of our failure to comply with this requirement if our public filings due after November 1, 2002 disclose shareholders' equity below $10 million.

        Further, we may not be able to develop new products or enhance our existing products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Whether or not additional funds are raised through the issuance of debt securities, sale of additional equity or by other means, Insignia's stock price may not remain above $1.00. During the twelve months ended November 6, 2002, the closing price of our shares ranged from a high of $2.55 to a low of $0.31. Under the rules of the Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market. We recently received a letter from Nasdaq notifying us that we were not in compliance with this requirement and that we would be provided 90 calendar days, or until December 11, 2002, to regain compliance.

The sale of our shares to Fusion Capital may cause dilution, and the sale of the shares by Fusion Capital could cause the price of our shares to decline.

        The purchase price for the shares to be issued to Fusion Capital pursuant to the securities subscription agreement will fluctuate based on the price of our shares. All shares in this offering are freely tradable. Fusion Capital may sell none, some or all of the shares purchased from us at any time. We expect that the shares offered by this prospectus will be sold over a period of up to 30 months from the date of this prospectus. Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our shares to decline. The sale of a substantial number of shares under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may never achieve profitability if our Jeode product line does not reach desired sales goals.

        Our future performance depends upon sales of products within our Jeode product line. Revenues related to the Jeode product line accounted for 100% of our total revenue of $6.4 million for the nine months ended September 30, 2002. We incurred an operating loss of $7.3 million for the nine months ended September 30, 2002. At current expense levels, we require total revenues of more than $5 million per quarter to achieve an operating profit. Jeode may not achieve or sustain market acceptance or provide the desired revenue levels. The Jeode product line is our sole product line, and we rely, and expect to continue to rely upon, sales of Jeode products for our revenue in the future.

The long and complex process of licensing our Jeode product makes our revenue unpredictable.

        Our revenue is dependent upon our ability to license the Jeode product to third parties. Licensing our Jeode product is a long and complex process, which usually takes from 6 or 9 months to complete. Before committing to license our products, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations. Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. Development license fees may be delayed or reduced because of this process.

If products that integrate our Jeode technology do not sell well, we will not receive additional royalty payments on our licenses.

        Our success depends upon the use of our technology by our licensees in their smart devices. Our licensees undertake a lengthy process of developing systems that use our technology. When a licensee enters into a development license with us, we normally require the licensee to prepay some future commercial use royalties, typically an amount projected to cover 3 to 6 months of future usage. Until a licensee has sales of its systems incorporating our technology which create sufficient commercial use royalties to surpass any prepayment to us, we do not receive any further royalties from that licensee. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be lengthy and difficult to predict.

If our license agreement with Sun Microsystems, Inc. is terminated or expires without renewal, we would not be able to market our Jeode product line.

        In the first quarter of 1999, we signed a five-year agreement with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider. The agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code. The agreement includes technology sharing and compatibility verification. Under the agreement, we will pay Sun a per unit royalty on each Jeode-enabled smart device shipped by our customers, plus a royalty on all development licenses between our customers and us. In the third quarter of 2001, we amended our license agreement with Sun. The amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established a prepaid royalty schedule and extended the expiration date of the contract from March 2004 to June 2004. If the agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode.

        We also license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. We might not be able to obtain similar products to substitute into our tool suites. Through the date of this prospectus, we have not experienced any major problems with our third-party licenses.

We have a history of losses and we must generate significantly greater revenue if we are to achieve profitability.

        We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenues depends upon the success of our Jeode product line. Jeode has only been available since March 1999 and it may not achieve market acceptance. If we are unable to create revenues from Jeode in the form of development license fees, maintenance and support fees, commercial use royalties and customer-funded engineering services, our current revenues will be insufficient to sustain our business.

        For the fiscal year 2001 and the nine months ended September 30, 2002, we spent 69% for both periods of our total revenues on sales and marketing. We expect to continue to incur disproportionately high sales and marketing expenses in the future. To market Jeode effectively, we must further develop direct sales channels in the smart device market. We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the smart device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. With increased expenses, we must significantly increase our revenues if we are to become profitable.

If our new products or product enhancements fail to achieve customer acceptance, or if we fail to manage product transitions, our business reputation will likely suffer and revenues may decline.

        The market for smart devices such as (Personal Digital Assistants (PDAs) and mobile handsets) is fragmented and characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:

  •
  accurately anticipate industry trends and changes in technology standards;

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  complete and introduce new product designs and features in a timely manner;

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  continue to enhance our existing product lines;

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  offer our products across a spectrum of microprocessor families used in the smart devices market; and

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  respond promptly to customers' requirements and preferences.

        The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns. We have had difficulty managing the transition from older products in the past. For example, between 1995 and 1999, we transitioned from our SoftWindows product line to our NTRIGUE product line and began preparations for our Jeode product line. During this same period our yearly revenues dropped from a high of $55.1 million in 1995 to a low of $6.8 million in 1999. The decrease in revenues was partly because we did not timely introduce new products which could compensate for the decreasing demand for our SoftWindows product line. Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

        In addition, we also face significant risks associated with the development and future deployment of our Secure System Provisioning ("SSP") products and the successful execution of the related business strategy. During 2001, we began development of a range of SSP products for the mobile handset and wireless carrier industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless carriers to build valuable incremental services. We are planning for these new SSP products to be available for market trials in early calendar 2003 and available for shipment to customers in mid-calendar 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete, as seen with the Jeode product.

Our targeted market is highly competitive.

        Our Jeode product line is targeted for the smart device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. Our main competitors include Aplix Corporation, International Business Machines, Kada Systems, Inc., and Tao Group. The Jeode product line is targeted at the emerging Java-based smart device marketplaces, which are rapidly changing and are characterized by an increasing number of new entrants whose products compete with the Jeode platform.

        If these competitors develop products that are cheaper or provide better performance or functionality than our Jeode product line, our market share will drop. Many of our current competitors and potential competitors have greater resources than we do, and we might not be able to compete successfully against these companies. Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a range of mid-priced development license packages, combined with low-priced per-unit royalty payments for each smart device that incorporates our technology, and may be subject to significant pricing pressures, including buy-out arrangements. Also, the market may demand alternative pricing models in the future. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Fluctuations in our quarterly results could cause the market price of our shares to decline.

        Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

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  the volume and timing of orders received during the quarter;

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  the mix of and changes in customers to whom our products are sold;

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  the mix of product and service revenue received during the quarter;

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  the mix of development license fees and commercial use royalties received;

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  the timing and acceptance of new products and product enhancements by us or by our competitors;

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  changes in product pricing;

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  buyouts of commercial use licenses;

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  product life cycles;

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  the level of our sales of third-party products;

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  variances in costs in fixed price contracts;

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  purchasing patterns of customers;

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  competitive conditions in the industry;

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  foreign currency exchange rate fluctuations;

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  business cycles and economic conditions that affect the markets for our products; and

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  extraordinary events, such as litigation, and related charges.

        All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations. Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

International sales of our products, which we expect to comprise a significant portion of total revenues, expose us to the business and economic risks of international operations.

        Sales from outside of the United States accounted for approximately 14% and 6% of our total revenue in fiscal year 2001 and the nine months ended September 30, 2002, respectively, and are expected to increase over time. We market Jeode to manufacturers of smart devices in Europe and Asia, particularly in Japan. Economic conditions in Asia and Europe generally and fluctuations in the value of the Japanese yen and the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other risks. These risks include:

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  foreign government regulation;

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  reduced protection of intellectual property rights in some countries where we do business;

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  longer receivable collection periods and greater difficulty in accounts receivable collection;

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  unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

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  potentially adverse tax consequences;

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  the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

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  general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

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  possible recessionary environments in economies outside the United States.

Product defects can be expensive to fix and may cause us to lose customers.

        Our software products, like all software products, may have undetected errors or compatibility problems. This is particularly true when a product is first introduced or a new version is released. Despite thorough testing, our products might be shipped with errors. If this were to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems. Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems. In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims. Our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms. Further, our errors and omissions insurance may not be adequate to cover claims.

        As of the date of this prospectus, we have not had any product liability claims or recalls against our Jeode line of products. However, a product liability claim or claim for economic loss brought against us in the future could lead to unexpected large expenses and lost sales. Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense. Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. We believe we have taken prudent measures to reduce the risk of interruption in our operations. However, these measures might not be sufficient. As of the date of this prospectus, we have not experienced any major interruptions in our operations because of a catastrophic event.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or sell our products.

        Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel can be intense in the San Francisco bay area, where our U.S. operations are headquartered.

If we fail to protect our intellectual property rights, competitors could introduce similar or superior products, and we could lose market share.

        We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary. Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. The status of U.S. patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

Our products may infringe the intellectual property rights of third parties, which may result in lawsuits and prevent us from selling our products.

        As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

Some security holders have rights under their warrants to purchase significant numbers of American Depository Shares ("ADSs") at nominal value upon the occurrence of specified events which, if triggered, would dilute the ownership interests of existing security holders.

        Some security holders have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period. We must issue a total of 252,000 ADSs if we suspend registration statement number 333-51234 for more than the 60 days in any 12 month period, and a total of 65,800 ADSs if we suspend registration statement number 333-57528 for more than the 60 days in any 12 month period. We have not suspended registration statements for more than 60 days in any 12 month period in the past. However, because registration statement number 333-57528 was not declared effective by the Securities and Exchange Commission by May 14, 2001, we made available to certain investors an additional total of 65,800 ADSs. Three of four investors have purchased their ADSs and one investor has yet to purchase the shares available to it. The purchase price shareholders have paid or will pay per additional ADS is the nominal value, or £0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be diluted.

Some security holders have anti-dilution rights, which, if triggered, would dilute the ownership interests of existing security holders.

        Certain investors who participated in our four private placements received warrants which have anti-dilution protections. This means that they are entitled to purchase an additional amount of ordinary shares, in the form of ADSs, if we issue ordinary shares at a price below market price. The anti-dilution protections, if triggered, increase the number of shares which the investors may purchase with their warrants. The exact amount of the increase is not known until the anti-dilution protections are actually triggered. There are two ways the anti-dilution protections can be triggered: (1) if we sell our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs before the transaction, or (2) if the warrants issued in those relevant private placements are exercised at a price less than the ten day average price of our ADSs at the time of exercise. The issuance of the warrants to Fusion under the securities subscription agreement triggered these anti-dilution protections. Further, when some of the warrants we issued in the private placements are exercised, anti-dilution protections will likely be triggered. The amount of the anti-dilution adjustment is based on a formula where the lower the price of our ADSs as quoted on the Nasdaq Stock Market, the greater the potential increase in the number of shares issuable to the warrants due to the anti-dilution protections. Assuming that the warrants are exercised at the lowest exercise price possible under applicable law and pursuant to the terms of their respective agreements, the maximum amount of additional shares issuable to these investors would be approximately 185,000. These anti-dilution adjustments could accelerate and increase the magnitude of a decline in the quoted share price of our ADSs. Warrant holders have the right to purchase an increasing amount of shares during a decline in the price of our ADSs. If the warrant holders exercise their warrants and sell their shares in the open market during this time, downward pressure is added to the price. This can further increase the anti-dilution adjustments for the remaining warrant holders. Short sales of our shares may further the downward pressure on the price of our ADSs. Anti-dilution adjustments and short sales may accelerate and compound a decline in the price of our ADSs. Shareholders will also be diluted as warrant holders gain the right to purchase an increasingly large number of shares due to their anti-dilution protections.

We are at risk of securities litigation which, regardless of the outcome, could result in substantial costs and divert management attention and resources.

        The prices for our ADSs have fluctuated widely in the past. During the 12 months ended November 6, 2002, the closing price per share of Insignia ranged from a high of $2.55 to a recent low of $0.31. Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq National Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against high technology companies. We may in the future be the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.

Our investors may have difficulty enforcing judgments against us in U.S. courts because many of our assets and some of our management are located in England.

        Insignia is incorporated under the laws of England and Wales. One of our executive officers and two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in U.S. courts, judgments obtained in U.S. courts based upon the civil liability provisions of U.S. securities laws. There is doubt about the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely upon U.S. securities laws. The rights of holders of our shares are governed by English law, including the Companies Act 1985, and by our memorandum and articles of association. The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical U.S. corporations.

Insignia has undergone a class action lawsuit and an SEC investigation in the past seven years.

        On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of our sales force and our financial health. The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995. In August 1997, we reached a memorandum of understanding to settle the suits. Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million. In February 1997, we restated our financial results for the quarters ended March 31 and June 30, 1996. We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel. We agreed with the SEC to cease and desist from engaging in similar accounting practices. The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines. We did not have to pay any fines.

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

USE OF PROCEEDS

        This prospectus relates to shares that may be offered and sold from time to time by selling shareholders. We will receive no proceeds from the sale of shares in this offering. However, we may receive up to $6.0 million in proceeds from the sale of our shares to Fusion Capital under the securities subscription agreement. Any proceeds from Fusion Capital we receive under the securities subscription agreement will be used for working capital and general corporate purposes.

PRICE RANGE OF ORDINARY SHARES

        Our American Depository Shares (ADSs), each representing one Ordinary Share, of 20 pence nominal value, have been traded on the Nasdaq National Market under the symbol "INSGY" from the Company's initial public offering in November 1995 through to December 24, 2000, and "INSG" since then. The following table sets forth, for the periods indicated, the high and low sales prices for our ADSs as reported by the Nasdaq National Market:

2000	High	Low
First Quarter	$27.50	$4.50
Second Quarter	$15.13	$5.00
Third Quarter	$9.50	$5.50
Fourth Quarter	$13.13	$4.25
2001	High	Low
First Quarter	$6.625	$2.563
Second Quarter	$4.71	$1.688
Third Quarter	$3.60	$1.35
Fourth Quarter	$2.61	$1.35
2002	High	Low
First Quarter	$3.25	$1.03
Second Quarter	$2.60	$0.95
Third Quarter	$1.20	$0.34
Fourth Quarter (through (November 6, 2002)	$0.60	$0.21

        The closing sales price of our shares as reported on the Nasdaq National Market on September 30, 2002 was $0.40 per share. As of that date, there were approximately 164 holders of record of our ordinary shares and ADSs, excluding holders of ADSs whose ADSs are held in nominee or street name by brokers.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our ordinary shares. We anticipate that we will retain any future earnings for use in our business and do not anticipate paying any cash dividends in the foreseeable future. Any payment of dividends would be subject, under English law, to the Companies Act 1985, and to the Company's Memorandum and Articles of Association, and may only be paid from our retained earnings, determined on a pre-consolidated basis. As of September 30, 2002, we had a deficit of $23,487,260 on a pre-consolidated basis.

THE FUSION TRANSACTION

General

        On October 17, 2002, we entered into a securities subscription agreement with Fusion Capital Fund II, LLC pursuant to which Fusion Capital agreed to purchase on each trading day during the term of the agreement, $10,000 of our American Depository Shares, for an aggregate of $6.0 million. The $6.0 million of the ADSs is to be subscribed for over a 30-month period, subject to a six-month extension or earlier termination at our discretion. The subscription price of the ADSs will be equal to a price based upon the future market price of the ADSs without any fixed discount to the market price. Subject to the terms and conditions as set forth below, we have the right, but not the obligation, to sell ADSs to Fusion Capital so long as the market price of our ADSs is above $0.15. Specifically, Fusion shall not have the right nor the obligation to subscribe for any ADSs under the agreement on any trading day where the subscription price per share for any subscriptions of ADSs would be less than $0.15. We have authorized the sale and issuance of up to $6 million of our shares to Fusion Capital under the securities subscription agreement, of which we have registered 10,000,000.

Purchase of Shares under the Securities Subscription Agreement

        Under the securities subscription agreement, on each trading day Fusion Capital is obligated to purchase a specified dollar amount of our shares. Subject to our right to suspend such purchases at any time, and our right to terminate the agreement with Fusion Capital at any time, each as described below, Fusion Capital shall purchase on each trading day during the term of the agreement $10,000 of our shares. We may decrease this daily purchase amount at any time. We also have the right to incrementally increase the daily purchase amount as the trading price of our shares increases, provided however, we may not increase the daily purchase amount above $10,000 unless our stock price is above $1.00 per share for five consecutive trading days. The purchase price per share is equal to the lesser of:

  •
  the lowest sale price of our shares on the purchase date; or

  •
  the average of the five lowest closing sale prices of our shares during the 15 consecutive trading days prior to the date of a purchase by Fusion Capital.

        The purchase price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the trading days in which the closing bid price is used to compute the purchase price. Fusion Capital may not purchase shares under the securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 4.9% of our shares outstanding at the time of the purchase by Fusion Capital. If the 4.9% limitation is ever reached, we have the option to increase the limit to 9.9%. If the 9.9% limit is reached, Fusion Capital may not purchase shares under the securities subscription agreement. However, even though Fusion Capital may not receive additional shares in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the securities subscription agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the securities subscription agreement which would allow it to avoid the 9.9% limitation. Therefore, we do not believe that Fusion Capital will ever exceed the 9.9% limitation.

        The following table sets forth the number of shares that would be sold to Fusion Capital under securities subscription agreement at varying purchase prices:

Assumed Average Purchase Price		Number of Shares to be Issued if Full Purchase	Percentage Outstanding After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital at the Assumed Average Price and the Share Amounts set Forth
$0.32		10,000,000	31.2%	$3,200,000.00
$0.39	(2)	10,000,000	31.2%	$3,900,000.00
$0.50		10,000,000	31.2%	$5,000,000.00
$0.75		8,000,000	26.6%	$6,000,000.00
$1.00		6,000,000	21.4%	$6,000,000.00
$2.00		3,000,000	12.0%	$6,000,000.00

(1)
Based on 22,083,539 shares outstanding as of September 30, 2002. Includes the issuance of 2,000,000 shares issuable to Fusion Capital under warrants and the number of shares issuable at the corresponding assumed purchase price set forth in the adjacent column.

(2)
Closing sale price of our shares on October 30, 2002.

        We estimate that we will issue no more than 12,000,000 shares to Fusion Capital under the securities subscription agreement, including the shares issuable upon the exercise of warrants as described in the section entitled "Fusion Transaction—Commitment Shares Issued to Fusion Capital", all of which are included in this offering.

Minimum Purchase Price

        We have the right to set a minimum purchase price ("floor price") at any time; however, the floor price cannot be less than $0.15. Currently, the floor price is $0.50. We can increase or decrease the floor price at any time upon one trading day prior notice to Fusion Capital. Fusion Capital shall not have the right or be obligated to purchase any of our shares in the event that the purchase price is less than the then applicable floor price.

Compliance with Nasdaq National Market Rules and the Laws of England and Wales

        In order to be in compliance with Nasdaq National Market rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with the Nasdaq National Market rules.

        Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares. Currently, the nominal value per ordinary share is £0.20; however, Insignia may seek in the future to pursue a reduction of its nominal value per share in accordance with applicable law.

Our Right to Suspend Purchases

        We have the unconditional right to suspend purchases at any time for any reason effective upon one trading day's notice. Any suspension would remain in effect until our revocation of the suspension. To the extent we need to use the cash proceeds of the sales of shares under the securities subscription agreement for working capital or other business purposes, we do not intend to restrict purchases under the securities subscription agreement.

Our Right to Increase and Decrease the Daily Purchase Amount

        We have the unconditional right to decrease the daily amount to be purchased by Fusion Capital at any time for any reason effective upon one trading day's notice. We also have the right to increase the daily purchase amount effective upon five trading days notice as the market price of our shares increases. Specifically, for every $0.25 increase in threshold price above $0.75, we will have the right to increase the daily purchase amount by up to an additional $2,000. For example, if the threshold price is $1.00 we would have the right to increase the daily purchase amount to up to an aggregate of $12,000. The "threshold price" is the lowest sale price of our shares during the five trading days immediately preceding our notice to Fusion Capital to increase the daily purchase amount. If at any time during any trading day the sale price of our shares is below the threshold price, the applicable increase in the daily purchase amount will be void.

Our Termination Rights

        We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the securities subscription agreement. Such notice shall be effective one trading day after Fusion Capital receives such notice.

Effect of Performance of the Securities Subscription Agreement on our Shareholders

        All shares registered in this offering will be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 30 months from the date of this prospectus. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our shares to decline and to be highly volatile. Fusion Capital may ultimately purchase all of the shares issuable under the securities subscription agreement, and it may sell some, none or all of the shares it acquires upon purchase. Therefore, the purchases under the securities subscription agreement may result in substantial dilution to the interests of other holders of our securities. However, we have the right at any time for any reason to: (1) reduce the daily purchase amount, (2) suspend purchases of the shares by Fusion Capital and (3) terminate the securities subscription agreement.

No Short-Selling or Hedging by Fusion Capital

        Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our shares during any time prior to the termination of the securities subscription agreement.

Events of Default

        Generally, Fusion Capital may terminate the securities subscription agreement without any liability or payment to us upon the occurrence of any of the following events of default:

  •
  the effectiveness of the registration statement of which this prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our shares offered hereby and such lapse or unavailability continues for a period of ten consecutive trading days or for more than an aggregate of 30 trading days in any 365-day period;

  •
  suspension by our principal market of our shares from trading on the Nasdaq National Market for a period of three consecutive trading days;

  •
  the delisting of our shares from our principal market, provided our shares are not immediately thereafter trading on the Nasdaq National SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

  •
  the transfer agent's failure for five trading days to issue to Fusion Capital any shares to which Fusion Capital is entitled under the securities subscription agreement;

  •
  any material breach of the representations or warranties or covenants contained in the securities subscription agreement or any related agreements which has or which could have a material adverse affect on us subject to a cure period of ten trading days;

  •
  a default by us of any payment obligation in excess of $1.0 million; or

  •
  any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Commitment Shares Issued to Fusion Capital

        Under the terms of the securities subscription agreement Fusion Capital has received one redeemable warrant for ADSs representing 1,000,000 ordinary shares of 20 pence nominal value, and one non-redeemable warrant for ADSs representing 1,000,000 ordinary shares of 20 pence nominal value. The redeemable warrant may be redeemed by Insignia at any time on or before June 30, 2003 for an aggregate redemption price of U.S. $200,000. The exercise price per share of the ADSs subject to each warrant is 20.5 pence (to be adjusted for any reorganization, recapitalization, non-cash dividend, share split, or other similar transaction). Each warrant expires on September 30, 2007. Unless an event of default occurs under the securities subscription agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the securities subscription agreement or the date the securities subscription agreement is terminated. The warrants are immediately exercisable; however, Fusion Capital may not exercise the warrants if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the exercise by Fusion Capital.

No Variable Priced Financings

        Until the termination of the securities subscription agreement, we have agreed not to issue, or enter into any agreement with respect to the issuance of, any variable priced equity or variable priced equity-like securities unless we have delivered prior written notice of such proposed financing to Fusion Capital.

SELLING SHAREHOLDER

        The following table presents information regarding the selling shareholder. Neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us.

Selling Shareholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Sold in the Offering	Percentage of Outstanding Shares Beneficially Owned After Offering
Fusion Capital Fund II, LLC (1) (2)	2,000,000	9.1%	12,000,000	37.4%

(1)
As of the date hereof, an aggregate of 2,000,000 shares of Insignia Solutions have been acquired by Fusion Capital under the securities subscription agreement pursuant to a redeemable warrant and a non-redeemable warrant. Fusion Capital may acquire up to an additional $6 million of shares under the securities subscription agreement. Percentage of outstanding shares is based on 22,083,539 shares outstanding as of September 30, 2002, including the 2,000,000 shares exercisable under the warrants issued to Fusion Capital, together with such additional 10,000,000 shares that may be acquired by Fusion Capital from us under the securities subscription agreement after the date hereof. Fusion Capital may not purchase shares under the securities subscription agreement if Fusion Capital, together with its affiliates, would beneficially own more than 4.9% of our shares outstanding at the time of the purchase by Fusion Capital. If the 4.9% limitation is ever reached, we have the option to increase the limit to 9.9%. If the 9.9% limit is reached, Fusion Capital may not purchase shares under the securities subscription agreement. However, even though Fusion Capital may not receive additional shares in the event that the 9.9% limitation is ever reached, Fusion Capital is still obligated to pay to us $10,000 on each trading day, unless the securities subscription agreement is suspended, an event of default occurs or the agreement is terminated. Under these circumstances, Fusion Capital would have the right to acquire additional shares in the future should its ownership subsequently become less than the 9.9%. Fusion Capital has the right at any time to sell any shares purchased under the securities subscription agreement which would allow it to avoid the 9.9% limitation. In addition, Fusion Capital may not exercise the warrants if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the exercise by Fusion Capital. Therefore, we do not believe that Fusion Capital will ever exceed the 9.9% limitation.

(2)
Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares owned by Fusion Capital. Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this prospectus.

SELECTED FINANCIAL AND OPERATING DATA

        The tables that follow present portions of our consolidated financial statements and are not complete. You should read the following selected financial data in conjunction with our Consolidated Financial Statements and the Notes to these financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000 and 2001, are derived from financial statements audited by PricewaterhouseCoopers LLP, independent accountants, which are included elsewhere in this prospectus. The report of PricewaterhouseCoopers LLP which also appears herein contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to such financial statements. The consolidated statement of operations data for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997, 1998 and 1999 are derived from audited consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2001 and 2002 and the consolidated balance sheet data as of September 30, 2002 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of our results of operations for these periods and financial condition at these dates. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Selected Consolidated Financial Data

	Year Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(in thousands, except per share data)
Consolidated Statements of Operations:
Revenue:
License and royalties	$36,744	$12,998	$6,471	$8,987	$8,224	$5,648	$5,271
Service and other	2,125	1,098	366	1,779	2,049	1,494	1,178

Total revenue	38,869	14,096	6,837	10,766	10,273	7,142	6,449
Cost of revenue:
License and royalties	15,068	8,329	3,296	2,826	3,768	2,792	1,852
Service and other	1,994	1,046	504	465	507	349	549

Total cost of revenue	17,062	9,375	3,800	3,291	4,275	3,141	2,401

Gross profit	21,807	4,721	3,037	7,475	5,998	4,001	4,048

Operating expenses:
Research and development	9,129	6,228	5,972	5,960	6,220	5,337	4,475
Sales and marketing	15,804	7,946	5,542	5,376	7,058	4,751	4,258
General and administrative	6,761	4,213	3,178	3,733	4,155	3,208	2,571
Restructuring	1,995	—	—	—	292	—	213

Total operating expenses	33,689	18,387	14,692	15,069	17,725	13,296	11,517

Loss from operations	(11,882)	(13,666)	(11,655)	(7,594)	(11,727)	(9,295)	(7,469)
Other income (expense), net	504	15,871	380	(5)	567	468	168
Income (loss) before provision for income taxes	(11,378)	2,205	(11,275)	(7,599)	(11,160)	(8,827)	(7,301)
Provision (benefit) for income taxes	(720)	1,783	(1,316)	(785)	(152)	63	(1,964)

Net income (loss)	$(10,658)	$422	$(9,959)	$(6,814)	$(11,008)	$(8,890)	$(5,337)

Net income (loss) per share	(0.91)	0.03	(0.77)	(0.47)	(0.57)	(0.46)	(0.27)
	As of December 31,					As of September 30,
	1997	1998	1999	2000	2001	2001	2002
Consolidated Balance Sheet Data:
Working capital (deficit)	$7,816	$9,712	$(221)	$11,377	$10,633	$12,762	$6,293
Total assets	25,457	21,011	13,284	22,236	17,768	17,768	8,958
Long term obligations, less current portion	111	—	—	—	—	—	—
Shareholders' equity	10,523	11,418	1,980	15,749	9,895	9,895	5,212
Mandatorily redeemable warrants	—	—	1,440	1,440	1,440	1,440	1,440
Mandatorily redeemable capital	—	—	2,619	—	—	—	—

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of Insignia. Prospective investors are cautioned that such statements involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by such forward-looking statements.

        Except for the historical information contained in this Annual Report on Form 10-K, the matters discussed herein are forward-looking statements. Words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions are used to identify forward-looking statements. These forward-looking statements concern matters which include, but are not limited to, the revenue model and market for the Jeode and Secure System Provisioning product lines, the features, benefits and advantages of the Jeode Secure System Provisioning platforms, international operations and sales, gross margins, spending levels, the availability of licenses to third-party proprietary rights, business and sales strategies, matters relating to proprietary rights, competition, exchange rate fluctuations and our liquidity and capital needs and other statements regarding matters that are not historical are forward-looking statements. Actual results may differ materially from the results and outcomes discussed in the forward-looking statements. These matters involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: the demand for the Jeode and Secure System Provisioning platforms; the performance and functionality of Jeode and Secure System Provisioning technology; our ability to deliver on time, and market acceptance of new products or upgrades of existing products; the timing of, or delay in, large customer orders; continued availability of technology and intellectual property license rights; product life cycles; quality control of products sold; competitive conditions in the industry; economic conditions generally or in various geographic areas; and the risks listed from time to time in the reports that we file with the SEC. Factors that could cause or contribute to such differences in results and outcomes include without limitation those discussed below as well as those discussed elsewhere in this Report. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.

Overview

        We commenced operations in 1986 and currently develop, market and support software technologies that implement accelerated virtual machine technology for memory-constrained smart devices.

        In January 1998, we announced our intention to launch a new product line called the Jeode™ platform, based on our Embedded Virtual Machine ("EVM"™) technology. This followed a strategic review in late 1997 of our business. We also explored new markets that would leverage our 16 years of emulation software development experience. The Jeode platform is our implementation of Sun Microsystems, Inc.'s ("Sun") Java® technology tailored for smart devices. It leverages patent-pending intellectual property to provide these resource-constrained devices with high performance, fully-compatible Java applet and application support. The product became available for sale in March 1999. The Jeode platform is now our principal product line and will be for the foreseeable future. The Jeode product line revenue model is based on original equipment manufacturer's ("OEMs") and channel partners' customer transactions.

        During 2001, Insignia began development of a range of products ("Secure System Provisioning" or "SSP" products) for the mobile handset and wireless carrier industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless carriers to build valuable incremental services. We are planning for these new SSP products to be available for market trials in early calendar 2003 and available for shipment to customers in mid-calendar 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with the Jeode VM product.

        Before 1998, our principal product line in past years was SoftWindows™. This product enabled Microsoft Windows ("Windows"®) applications to be run on most Apple Computer Inc. ("Apple"®) Macintosh computers and many UNIX workstations. Revenues from this product line grew until 1995, but declined significantly after that date, along with margins. This was due to a declining demand for Apple Macintosh products and increased competition. We also shipped RealPC, a low cost software product that allowed consumers to play games and other applications designed for Intel-based PCs on their Power Macintosh computers. In 1999 we took steps to discontinue these product lines, thus allowing us to focus exclusively on our Jeode platform business strategy.

        Between December 1995 and May 1998, we shipped NTRIGUE™, a Windows compatibility client/server product that supported multiple X-terminals, workstation clients, Macintosh computers, PCs, network computers and Net PCs from a Windows NT-based server. We sold the NTRIGUE technology in February 1998.

        Our operations outside of the United States are primarily in the United Kingdom, where the majority of our research and development operations and our European sales activities are located. We distribute our Jeode platform through OEM's and distributed our SoftWindows product through independent distributors. Our revenues from customers outside the United States are derived primarily from Europe and Asia and are generally affected by the same factors as our revenues from customers in the United States. The operating expenses of our operations outside the United States are mostly incurred in Europe and relate to our research and development and European sales activities. Such expenses consist primarily of ongoing fixed costs and consequently do not fluctuate in direct proportion to revenues. Our revenues and expenses outside the United States can fluctuate from period to period based on movements in currency exchange rates. Historically, movements in currency exchange rates have not had a material effect on our revenues.

        We operate with the U.S. dollar as our functional currency, with a majority of revenues and operating expenses denominated in dollars. Pound sterling exchange rate fluctuations against the dollar can cause U.K. expenses, which are translated into dollars for financial statement reporting purposes, to vary from period-to-period.

Critical accounting policies

        The consolidated financial statements are prepared in accordance with generally accepted accounting principles. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. These estimates affect the reported amounts of assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. By their nature, these judgments are subject to an inherent degree of uncertainty. The most significant estimates and assumptions relate to revenue recognition, the recoverability of prepaid royalties, and the adequacy of allowances for doubtful accounts. Actual amounts could differ from these estimates.

        We recognize revenue in accordance with Statement of Position 97-2, "Software Revenue Recognition," as amended. SOP 97-2 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed and determinable; and (4) collectibility is probable. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Should changes in conditions cause management to determine these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

        At the time of the transaction, we assess whether the fee associated with the revenue transaction is fixed and determinable and whether or not collection is reasonably assured. We also assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of a fee is due after the normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed and determinable. In these cases, we recognize revenue on the earlier of due date or cash collected.

        For arrangements with multiple obligations (for example, undelivered maintenance and support), we allocate revenue to each component of the arrangement using the residual value method based on the fair value of the undelivered elements, which is specific to us. This means that we will defer revenue from the arrangement fee equivalent to the fair value of the undelivered elements. Fair value for the ongoing maintenance and support obligation is based upon separate sales of renewals to other customers or upon renewal rates quoted in the contracts. Fair value of services, such as training or consulting, is based upon separate sales by us of these services to other customers.

        We recognize revenue for maintenance services ratably over the contract term. Our training and consulting services are billed based on hourly rates, and we generally recognize revenue as these services are performed. However, at the time of entering into a transaction, we assess whether or not any services included within the arrangement require us to perform significant work either to alter the underlying software or to build additional complex interfaces so that the software performs as the customer requests. If these services are included as part of an arrangement, we recognize the entire fee using the percentage of completion method. We estimate the percentage of completion based on our estimate of the total costs estimated to complete the project as a percentage of the costs incurred to date and the estimated costs to complete.

        Our agreements with licensors sometimes require us to make advance royalty payments and pay royalties based on product sales. Prepaid royalties are capitalized and amortized as cost of sales based on the contractual royalty rate based on actual net product sales. We continually evaluate recoverability of prepaid royalties and, if necessary, will charge to cost of sales any amount that we deem unlikely to be recoverable in the future. We have performed an assessment of whether there was an indication that prepaid royalties of $2.45 million are impaired as of September 30, 2002. The prepaid royalties carried on the balance sheet, under the terms of the agreement between Sun and Insignia, require us to use these prepaid licenses before June 30, 2004. Our estimation of utilization, based on past revenue history and future revenue estimates using current average per unit selling price ranges, indicates that there could be unused prepaid royalties at the expiration of the license and distribution agreement. However, we believe that should unused prepaid royalties become predictable in the future, we could reduce the selling price in order to utilize the remaining prepaid balance. This price reduction would result in lower gross margins. We will continue to assess this potential impairment on a quarterly basis. The deterioration of the business climate and lower than expected product sales could potentially impact this assessment and require an impairment charge in a future quarter. Prepaid royalties are classified as current assets based on estimated net product sales within the next year.

Results of Operations

Years Ended December 31, 1999, 2000 and 2001, and the Nine Months Ended September 30, 2001 and 2002

        The following table sets forth certain operating data as a percentage of revenue:

	Year Ended December 31,			Nine Months Ended September 30,
	1999	2000	2001	2001	2002
Consolidated Statement of Operations Data:
Revenue:
License and royalties	95%	83%	80%	79%	82%
Messaging products	0%	0%	0%	0%	0%
Service and other	5%	17%	20%	21%	17%
Total revenue	100%	100%	100%	100%	100%
Cost of revenue:
License and royalties messaging	48%	26%	37%	39%	29%
Service and other	7%	4%	5%	5%	8%
Total cost of revenue	56%	31%	42%	44%	37%
Gross margin	44%	69%	58%	56%	63%
Operating expenses:
Research and development	87%	55%	61%	75%	70%
Sales and Marketing	81%	50%	69%	66%	66%
General and administrative	46%	35%	40%	45%	40%
Restructuring	0%	0%	3%	0%	3%
Total operating expenses	215%	140%	173%	186%	179%
Income (loss) from operations	-170%	-71%	-114%	-130%	-116%
Other income (expense), net	6%	0%	6%	6%	3%
Income (loss) before provision for income taxes	-165%	-71%	-109%	-124%	-113%
Provision (benefit) for income taxes	-19%	-7%	-1%	1%	-30%
Net income (loss)	-146%	-63%	-107%	-125%	-83%

Nine Months Ended September 30, 2001 and 2002

        The Jeode product line was our primary business for the third quarter of 2002 and 2001. Revenue from the Jeode product line is derived from four main sources: the sale of a development license, the sale of annual maintenance and support contracts/services, prepaid royalties and commercial use royalties based on shipments of products that include Jeode technology, and customer-funded engineering activities.

        In the nine months ended September 30, 2002, total revenues decreased by 10% compared to total revenues for the first nine months of 2001. We expect to see acceleration in the adoption of the Jeode platform. However, not all this growth will necessarily translate into revenue at the time of licensing.

        For the nine months ended September 30, 2002, license revenue and service revenue accounted for 82% and 18%, respectively. For the nine months ended September 30, 2001, license revenue and service revenue accounted for 79% and 21%, respectively.

        For the nine months ended September 30, 2002, license revenue decreased 7% compared to the same period in 2001. 2002 continues to be impacted by delays in technology spending by our customers.

        Service revenue for the nine months ended September 30, 2002 decreased 21% compared to the same period in 2001. The decrease was primarily due to decreased Jeode engineering and Jeode support contracts.

        Deferred revenue decreased $3,501,000 for the nine months ended September 30, 2002. The decrease primarily reflected the revenue recognition of approximately $3,200,000 from a June 2001 agreement with Phoenix Technologies, Ltd. ("Phoenix").

        Sales to distributors and OEM's representing more than 10% of total revenue in each period accounted for the following percentages of total revenue:

	Nine months ended September 30,
	2002	2001
Distributors:
Phoenix Technologies	65%	46%
All Distributors:	74%	70%
All OEM's: * Less than 10%	26%	30%

        Sales to customers outside the United States, derived mainly from customers in Europe and Asia, represented approximately 6% of total revenues in the nine months ended September 30, 2002 and 15% of total revenues in the nine months ended September 30, 2001. We currently market Jeode to customers in the United States, Europe and Asia.

Cost of revenues and gross margin

	Nine months ended September 30,
	2002	2001
Cost of license revenue	$1,852	$2,792
Gross margin: license revenue	65%	51%
Cost of service revenue	$549	$349
Gross margin: service revenue	53%	77%
Total cost of revenues	$2,401	$3,141
Gross margins: total revenues	63%	56%

        Cost of license revenue is mainly comprised of royalties to third parties. Cost of service revenue includes costs associated with customer-funded engineering activities and end-user support under maintenance contracts.

        We believe that the significant factors affecting the Jeode platform gross margin include pricing of the development license, pricing of the unit usage and royalties to third parties such as Sun Microsystems, Inc. ("Sun"). In early 1999, we signed a five-year agreement with Sun under which Sun established us as an authorized Virtual Machine provider. Under this agreement, we will pay Sun a per unit royalty on each Jeode platform-enabled smart device shipped by our customers, plus a royalty on all development licenses put in place between our customers and us. In the third quarter of 2001, we amended our license agreement with Sun. The amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established a prepaid royalty schedule and extended the expiration date of the contract from

March 2004 to June 2004. License revenue gross margins for the nine months ended September 30, 2002, were 65% compared to 51% for the same period in 2001. The increase was due to the prior year including a large deal with lower gross margin and the current year including greater license revenue with minimal cost of sales.

        Gross margin for service revenue is impacted by the level of and pricing terms of customer funded engineering activities, which can vary from customer to customer, from contract to contract and based on the level of maintenance contracts sold. Gross margin for service revenue decreased in the nine months ended September 30, 2002, to 53% from 77% for the same period in 2001. The decrease was due to fewer maintenance contracts.

Operating expenses

        Sales and marketing expenses consist primarily of personnel and related overhead costs, salesperson commissions, advertising and promotional expenses and trade shows. Sales and marketing expenses decreased by 16% for the nine months ended September 30, 2002 from the same period of 2001. The decrease was primarily due to a $622,000 reduction in personnel and travel costs, a $243,000 reduction in professional services, and a $148,000 reduction in overhead costs, offset substantially by a $176,000 increase in marketing expenditures for new mobile and wireless product initiatives. We anticipate a moderate decrease in sales and marketing expenses in the next few quarters as we continue to control expenses in our marketing and sales organization for our Jeode product line and other product lines. We have established a direct sales force in the United States, Europe and Japan. We have also developed relationships with strategic partners to leverage the Jeode technology.

        Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy and equipment depreciation. Research and development expenses decreased by 10% in the nine months ended September 30, 2002 compared to the same period in 2001. Approximately $627,000 of the decrease was due to reductions in personnel related expenses. There was an additional decrease of $50,000 relating to a decreased reliance on outside consultants as well as other standard expenditures such as supplies and depreciation. These decreases were offset in part by an increase of $65,000 for support and maintenance expenditures relating to a software vendor. Research and development expenses are expected to decrease moderately in the near term. In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility is established, after which any additional costs are capitalized. In 2002 and 2001, no development expenditures were capitalized, as there were no amounts that qualified for capitalization.

        General and administrative expenses consist primarily of personnel and related overhead costs for finance, legal, information systems, human resources and general management. General and administrative expenses decreased by 20% for the nine months ended September 30, 2002 from the same period of 2001. The decrease was primarily due to $178,000 in salary costs and a $155,000 decrease in personnel related costs, which consist primarily of recruiting and payroll related expenses. Professional service expenditures also decreased by $281,000 and bad debt expense decreased by $252,000. The decreases were offset in part due to increased insurance costs of $123,000 and increased rent costs of $56,000. General and administrative expenses are expected to decrease moderately in the near term.

Restructuring

        In the third quarter of 2002, we completed a worldwide reduction of headcount of approximately 11%. Restructuring expenses consist principally of severance payments paid during the quarter.

Interest income (expense), net

        Interest income, net decreased from income of $419,000 in the nine months ended September 30, 2001 to income of $65,000 in the nine months ended September 30, 2002. The decrease was primarily due to a combination of lower interest rates and lower cash and cash equivalent balances.

Other income, net

        In the nine months ended September 30, 2002, we realized a foreign exchange gain of $103,000 compared to a gain of $49,000 in the nine months ended September 30, 2001.

        Approximately 99% of our total revenues and over 48% of our operating expenses are denominated in U.S. dollars. Most of our remaining revenues and expenses are British pound sterling denominated and consequently we are exposed to fluctuations in British pound sterling exchange rates. There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future. We did not enter into any currency option hedge contracts in the nine months ended September 30, 2002 or the nine months ended September 30, 2001 and had no option hedge contracts outstanding as of September 30, 2002 or September 30, 2001.

        We have, at times, an investment portfolio of fixed income securities that are classified as "available for sale securities." These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities.

Benefit (provision) for income taxes

        The benefit for income taxes for the nine months ended September 30, 2002 primarily represented refunds received from the United Kingdom for research and development claims. The provision for income taxes for the nine months ended September 30, 2001 primarily represented Japanese sales tax withholding. We have recorded a full valuation allowance against all deferred tax assets, primarily comprised of net operating losses, on the basis that significant uncertainty exists with respect to their realization.

Years Ended December 31, 1999, 2000 and 2001

Revenues

        The Jeode product line was our primary business for 2001 and 2000. In 1999, we shipped two principal product lines: the Jeode platform and SoftWindows.

        Revenue from the Jeode product line is derived from four main sources: the sale of a development license, the sale of annual maintenance and support contract/services, prepaid royalties and commercial use royalties based on shipments of products that include Jeode technology, and customer-funded engineering activities. We derived our SoftWindows revenues from the sale of packaged software products and annual maintenance contracts, along with royalties received from bundling agreements with OEMs and customer-funded engineering activities under OEM contracts. Revenues from the sale of development licenses, packaged products and royalties received from OEMs are classified as license revenue, while revenues from customer-funded engineering activities, training, and annual maintenance contracts are classified as service revenue.

        In 2001, 2000 and 1999, Jeode platform revenues accounted for 99%, 98% and 23%, respectively, of total revenues. The Jeode platform became available for sale in 1999. The Jeode platform is our principal product. The Jeode platform revenue decreased 4% in 2001 compared to 2000, due to the decline in the Internet appliance market, a key market target for 2001 as well as the general weakening of the economy, principally in the second half of 2001. The Jeode Platform revenue increased 566% in

2000 compared to 1999 as a result of increased demand. In 2001 and 2000 license revenue from the sale of Jeode accounted for 80% and 83%, respectively, of total revenues. Service revenue from the Jeode platform accounted for 20% and 17% of total revenues for 2001 and 2000, respectively.

        License revenues decreased 8% in 2001 compared to 2000 due to the decline in the Internet appliance market and the general weakening of the economy. There were fewer prepaid royalties in 2001 compared to 2000. In 2000, license revenues increased 39% compared to 1999, as a result of increased demand.

        Service revenues increased 15% in 2001 compared to 2000 and 386% in 2000 compared to 1999. The increase is due to providing customer-funded engineering activities for the Jeode platform and additional maintenance. Service revenues in 1999 declined 67% compared to 1998, primarily because we performed fewer customer-funded engineering activities than in the previous year.

        In 2001, 2000 and 1999, total revenues from SoftWindows accounted for 1%, 2% and 74%, respectively, of total Company revenues primarily due to reduced demand for SoftWindows and management's decision to discontinue the product line. In 1999, license revenue from the sale of our products for Macintosh computers accounted for 40% of total revenues. In 1999 total revenues from our product for UNIX computers accounted for 34% of total revenues. No future revenues are expected from SoftWindows.

        We distributed our SoftWindows and RealPC packaged products within the United States and internationally through distributors, resellers and OEMs. We offered certain return privileges to our customers including product exchange privileges and price protection. We recognized revenues from packaged products upon shipment with provisions for estimated future returns, exchanges and price protection being recorded as a reduction of total revenues.

        Sales to distributors and OEM's representing more than 10% of total revenue in each period accounted for the following percentages of total revenue.

	Year ended December 31,
	2001	2000	1999
Distributors:
Phoenix Technologies Ltd.	49%	*	—%
Victor Data Systems Company, Ltd.	*	14%	—%
Wind River Systems, Inc.	*	22%	—%
All Distributors	73%	46%	64%
OEM's:
Quantum Corporation	*	15%	23%
Gemstar International Group, Ltd.	*	18%	%
All OEMs	27%	52%	30%

*
Less than 10%

        Sales to customers outside the United States, derived mainly from customers in Europe and Asia, represented approximately 14%, 18% and 15% of total revenues in 2001, 2000 and 1999, respectively. We market Jeode to smart device manufacturers in the United States, Europe and Japan.

        Movements in currency exchange rates did not have a material impact on total revenues in 2001, 2000 or 1999. Economic conditions in Europe and Japan, as well as fluctuations in the value of the euro and Japanese yen against the U.S. dollar and British pound sterling, could impair our revenues and results of operations. International operations are subject to a number of other special risks. These risks include foreign government regulation, reduced protection of intellectual property rights in some countries where we do business, longer receivable collection periods and greater difficulty in accounts receivable collection, unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and staffing and managing foreign operations, general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships, and possible recessionary environments in economies outside the United States.

Cost of revenues and gross margin

	Year ended December 31,
	2001	2000	1999
	(In thousands, except percentages)
Cost of license revenues	$3,768	$2,826	$3,296
Gross margin: license revenues	54%	69%	49%

Cost of service revenues	$507	$465	$504
Gross margin: service revenues	75%	74%	(38%)

Total cost of revenues	$4,275	$3,291	$3,800
Gross margin: total revenues	58%	69%	44%

        Cost of license revenue is mainly comprised of royalties to third parties, along with the costs of documentation, duplication and packaging. Cost of service revenue includes costs associated with customer-funded engineering activities and end-user support under maintenance contracts.

        We believe that the significant factors affecting the Jeode platform gross margin include pricing of the development license, pricing of the unit usage and royalties to third parties such as Sun Microsystems, Inc. ("Sun"). In early 1999, we signed a five-year agreement with Sun under which Sun established us as an Authorized Virtual Machine Provider. This agreement was amended in the third quarter of 2001. Under this agreement, we will pay Sun a per unit royalty on each Jeode platform- enabled device shipped by our customers.

        License gross margins in 2001 decreased to 54% from 69% in 2000, due to the prior year including substantial license revenue from one customer at 100% gross margin. License gross margins in 2000 increased to 69% from 49% in 1999 due to the introduction of the Jeode product line which accounted for 83% of total license revenues in 2000.

        Gross margin for service revenue is impacted by the level of and pricing terms of customer-funded engineering activities, which can vary from customer to customer, from contract to contract and the level of maintenance contracts sold. Service gross margins in 2001 were 75% compared to 74% in 2000. The increase is due to Jeode customer-funded engineering activities and maintenance agreements. In 1999, we earned little revenue from customer-funded engineering activities. UNIX maintenance agreement revenue declined in 1999. We discontinued selling SoftWindows maintenance in late 1999 as a result of the SoftWindows license arrangement with FWB. The continued support of existing SoftWindows contracts with no renewal revenue combined with the high cost of providing support under NTRIGUE maintenance contracts resulted in our achieving service revenue gross margins of (38%) in 1999.

        To the extent that Jeode license revenues increase in future periods, service revenue gross margins are expected to increase due to customer-funded engineering activities and the required maintenance, and upgrade contracts for each Jeode product sale.

Operating expenses

        Sales and marketing expenses consist primarily of advertising and promotional expenses, trade shows, personnel and related overhead costs, and salesperson commissions. Sales and marketing expenses increased by 31% in 2001 over 2000 primarily due to increased personnel costs, new hires, and increased legal fees relating to patents and trademarks. Personnel costs increased due to a 27% increase in headcount throughout most of the year. Increased headcount resulted in a 44% increase in related travel expenditures and a 70% increase in recruiting fees over the prior year. Legal fees relating to patent and trademarks increased approximately 200% over the prior year. Sales and marketing expenses decreased by 3% in 2000 from 1999. Sales and marketing expenses increased in the first half of 2000 and were reduced the second half of the year due to changes in staffing. Sales and marketing expenses decreased in 1999 by 30% as a result of reduced spending on SoftWindows advertising programs and staffing. We anticipate sales and marketing expenses to increase in 2002 as we continue to increase our marketing and direct sales organization for our Jeode product line and expand into other product lines. We have established a direct sales force in the United States, Europe and Japan.

        Research and development expenses consist primarily of personnel costs, overhead costs relating to occupancy and equipment depreciation. Research and development expenses in 2001 increased 4% over 2000. Research and development expenses in 2000 were comparable to 1999. Research and development expenses decreased in 1999 by 4% over 1998 as a result of reductions in personnel. In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility is established, after which any additional costs are capitalized. In 2001, 2000 and 1999, no development expenditures were capitalized. Development costs are expected to increase in 2002 as we further enhance our Jeode technology.

        General and administrative expenses consist primarily of personnel and related overhead costs for finance, information systems, human resources and general management. General and administrative expenses increased by 11% in 2001 over 2000 as a result of former CFO severance costs, new CFO recruiting costs and an additional $450,000 increase in reserve for bad debt expense. General and administrative expenses increased by 17% in 2000 over 1999 as a result of increased legal fees and a large reversal of bad debt reserves in 1999 not repeated in 2000. General and administrative costs are not expected to change significantly in 2002 compared to 2001 but will increase.

        Restructuring expenses consist primarily of personnel costs due to a reduction in force in October 2001. We reduced headcount by 25 persons and moved Research and Development and Marketing under the direction of Executive Vice President, Peter Baldwin. Restructuring expenses which represent 3% of total revenues in 2001, consist principally of costs related to terminated employees, including severance payments as well as national insurance costs where legally required. As a result of the restructuring, we anticipate cash savings of approximately $2 million in 2002.

Interest income (expense), net

        Interest income (expense), net increased in 2001 over 2000 from expense of $129,000 to income of $455,000. This increase was primarily due to larger cash and cash equivalent balances and no debt in 2001. Our cash, cash equivalents and amounts held in escrow decreased from $17.3 million at December 31, 2000 to $8.9 million at December 31, 2001. Interest income, net, decreased in 2000 over 1999 due primarily to a one time expense for a $300,000 commitment fee for a $5 million line of credit secured in the first quarter of 2000 and reduced interest income earned on our cash, cash equivalents and amounts held in escrow. Interest income is expected to decrease in 2002.

Other income (expense), net

        Other income (expense), net decreased from income of $124,000 in 2000 to income of $112,000 in 2001. Other income (expense), net increased from an expense of $93,000 in 1999 to income of $124,000 in 2000 and primarily comprised foreign exchange gains (losses) in both periods. Other expense is a result of foreign exchange losses.

        Over 96% of our total revenues and approximately 45% of our operating expenses are denominated in U.S. dollars. Most of our remaining revenues and expenses are British pound sterling denominated and consequently we are exposed to fluctuations in British pound sterling exchange rates. There can be no assurance that such fluctuations will not have a material effect on our results of operations in the future. To hedge against this currency exposure, we have, in prior years, entered into foreign currency options and forward exchange contracts for periods and amounts consistent with the amounts and timing of our anticipated British pound sterling denominated operating cash flow requirements. There were no unrealized gains and losses on foreign currency option contracts at December 31, 2001, 2000 and 1999.

        We have, at times, an investment portfolio of fixed income securities that are classified as "available-for-sale-securities". These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase. We attempt to limit this exposure by investing primarily in short-term securities.

Provision (benefit) for income taxes

        The benefit for income taxes for 2001 primarily represented the release of a provision for prior year taxes that is no longer required following an agreement in principle with the U. K. tax authorities offset by Japanese sales tax withholding. The benefit for income taxes for 2000 primarily represents a tax refund from the U.K. government on taxes paid in the years 1995 - 1997. The benefit for income taxes for 1999 primarily represents certain non-U.S. taxes arising from sales to customers in Japan and the benefit of offsetting net operating losses against provisions arising from the disposal of our NTRIGUE product line in 1998.

        A more complete analysis of the differences between the federal statutory rate and our effective income tax rates is presented in Note 4 to the Consolidated Financial Statements. At December 31, 2001, we have recorded a full valuation allowance against all deferred tax assets, primarily comprising net operating losses, on the basis that significant uncertainty exists with respect to their realization.

Liquidity and capital resources

        We have transitioned our product focus from compatibility products to our Jeode product line based on our virtual machine technology. This change in product focus has resulted in a redirection of available resources from our historical revenue base towards the development and marketing efforts associated with the Jeode platform, which was released for general availability in March 1999. Cash used in operating activities in the third quarter of 2002 totaled $3.5 million compared to cash provided by operations of $264,000 in the second quarter of 2002. For the nine months ended September 30, 2002, cash used in operating activities totaled $5.8 million compared to $11.6 million for the same period in 2001.

        Our cash, cash equivalents, and restricted cash, were $3.6 million at September 30, 2002, a decrease of $7.2 million from $10.8 million at September 30, 2001. Working capital decreased to $6.3 million at September 30, 2002, from $12.8 million at September 30, 2001. The principal source of working capital came from accounts receivable collections and warrant and option exercises. During the nine months ended September 30, 2002, our net accounts receivable decreased $5.0 million from $6.0 million at December 31, 2001 to $1.0 million at September 30, 2002 due to firm collection efforts.

We expect that the decrease in accounts receivable, decreased revenues in the quarter ended September 30, 2002, and other factors will substantially decrease our future cash flows for at least the next quarter.

        As of September 30, 2002, four customers accounted for 60% of the gross accounts receivable balance. A large portion of the accounts receivable balance at December 31, 2001 related to one customer, Phoenix, and accounted for 74% of the outstanding balance.

        In September 2001, Insignia and Sun Microsystems, Inc. ("Sun") entered into Amendment No. 3 (the "Amendment") to the Technology License and Distribution Agreement (the "Distribution Agreement") between the two companies. In addition, in June 2001, the two companies entered into an addendum (the "Addendum") to the Distribution Agreement relating to distribution of products to an Insignia customer. The Amendment and the Addendum each require Insignia to make non-refundable royalty prepayments to Sun. A total of $7,000,000 of prepaid royalties were paid to Sun under these agreements through the second quarter of 2002. There are no additional required royalty prepayments due to Sun under this agreement. We continually evaluate recoverability of these prepaid royalties and, if necessary, will charge to cost of sales any amount that we deem unlikely to be recoverable in the future. We have performed an assessment of whether there was an indication that the prepaid royalties of $2.45 million are impaired as of September 30, 2002. The prepaid royalties carried on the balance sheet, under the terms of the agreement between Sun and Insignia, require us to use these prepaid licenses before June 30, 2004. Our estimation of utilization, based on past revenue history and future revenue estimates using current average per unit selling price ranges, indicates that there could be unused prepaid royalties at the expiration of the license and distribution agreement. However, we believe that should unused prepaid royalties become predictable in the future, we could reduce the selling price in order to utilize the remaining prepaid balance. This price reduction would result in lower gross margins. We will continue to assess this potential impairment on a quarterly basis. The deterioration of the business climate and lower than expected product sales could potentially impact this assessment and require an impairment charge in a future quarter.

        During 1998, we sublet until March 2002 facilities we previously occupied in the United Kingdom, on substantially the same terms as those applicable to us. In January 2002, we entered into an agreement with the landlord to terminate the lease on April 13, 2002. On April 3, 2002, we paid a surrender payment of $470,000. Insignia's balance sheet, at September 30, 2002, includes a receivable of $70,200 from the sub-tenant pertaining to the recovery of dilapidation costs per the facilities lease. This receivable was subsequently collected in October 2002.

        On March 28, 2002, our U.S. subsidiary, Insignia Solutions, Inc. ("Insignia U.S."), entered into an accounts receivable financing agreement with Silicon Valley Bank. The financing agreement allows Insignia U.S. to borrow an amount up to 80% of eligible receivables not to exceed $1,200,000, with interest at the bank's prime rate plus two percentage points. The agreement expires on March 27, 2003. Borrowing is subject to compliance with certain covenants, including a requirement to maintain specific financial ratios. Borrowings are secured by substantially all of the assets of Insignia U.S. Insignia U.S. was in compliance with these covenants at September 30, 2002, and at that time there were no outstanding borrowings under this credit facility.

        We have granted extended payment terms from time to time and, depending on various factors, including the length of the extended payment period and the creditworthiness of the customer. We report these future payments as accounts receivable and either recognized revenue or deferred revenue. Deferred revenue decreased $3,501,000 for the nine months ended September 30, 2002. The decrease primarily reflected the revenue recognition of $3,200,000 from the June 2001 agreement with Phoenix.

        Based upon our current forecasts and estimates, our current cash, cash equivalents and short-term investments, together with cash generated from on-going operations and other liquid sources of cash (including the existing credit line) available to us, may not be sufficient to meet our anticipated cash needs for working capital and capital expenditures. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or obtaining convertible debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business. The size of our accumulated deficit, our losses and our ongoing need for capital in order to continue our operations raises substantial doubt as to our ability to continue operations. Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on our ability to meet our business objectives and continue as a going concern. The report of our independent accountants on our financial statements for the year ended December 31, 2001, includes an explanatory paragraph as to the uncertainty that we will continue as a going concern.

Private placements and warrants

        On December 9, 1999, the Company entered into agreements whereby the Company issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share to Castle Creek Technology Partners LLC and four other investors of whom one is a member of the Company's Board of Directors. The Company also issued warrants to the purchasers to purchase a total of 319,054 ADSs at the price of $5.29 per share.

        On December 31, 2000 the Company issued a total of 251,333 ordinary shares in ADS form to Quantum Peripherals (Europe) SA, at a per share price of $4.23 per share under the terms of a convertible promissory note entered into on October 20, 1999. In a private placement that closed on November 24, 2000, certain investors purchased from us a total of 3,600,000 units at a price of $5.00 per unit. Each unit comprises one ADS and one half of one warrant to purchase one ADS. As described below, we may cancel the warrants upon sixty days prior written notice if the closing sale price of our ADSs exceeds $9.00 for 30 consecutive trading days following the effectiveness of a registration statement filed with the Securities and Exchange Commission ("SEC") for the ADSs issued and the ADSs underlying the warrants. This registration statement became effective on December 24, 2000. As compensation for services in connection with the private placement, we (i) issued five-year warrants to purchase 225,000 of our ADSs at an exercise price of $5.00 per share, and (ii) paid a cash compensation equal to six percent (6%) of the gross proceeds received by us in the private placement to the placement agent.

        The investors that participated in this private placement received warrants to purchase one ADS for every two ADSs they purchased. The exercise price of the warrants was set at an exercise price per ADS equal to the lower of $6.00 and the average quoted closing sale price of our ADSs for the ten trading days ending on the day preceding the day we are informed of the investor's intent to exercise, less a 10% discount. In April 2001, three investors exercised their warrants for 282,500 ADSs. These warrants expire on November 24, 2003.

        These investors also have rights under their subscription agreements to be issued additional ADSs by us if the registration statement is suspended for more than 60 days in any 12 month period by us. If the registration statement is suspended beyond the 60 day limit, we must issue, for payment of the nominal value of £0.20 per share, to these investors 0.07 ADS for each ADS purchased in the private placement. In addition, we must issue, for payment of the nominal value of £0.20 per share, 0.02 ADS for each ADS purchased in the private placement for each month thereafter until the suspension or stop order is lifted. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be substantially diluted.

        In a private placement that closed on February 12, 2001, certain investors purchased from us a total of 940,000 units at a price of $5.00 per unit. Each unit comprises one ADS and one half of one warrant to purchase one ADS. As described below, we may cancel the warrants upon sixty days prior written notice if the closing sale price of our ADSs exceeds $9.00 for 30 consecutive trading days following the effectiveness of a registration statement filed with the SEC for the ADSs issued and the ADSs underlying the warrants. As compensation for services in connection with the private placement, we (i) issued five-year warrants to purchase 25,000 of our ADSs at an exercise price of $5.00 per share, and (ii) paid a cash compensation equal to six percent (6%) of the first $2 million and 3% on the remainder of the gross proceeds received by us in the private placement to the placement agent.

        The investors that participated in this private placement received warrants to purchase one ADS for every two ADSs they purchased. The exercise price of the warrants was set at an exercise price per ADS equal to the lower of $6.00 and the average quoted closing sale price of our ADSs for the ten trading days ending on the day preceding the day we are informed of the investor's intent to exercise, less a 10% discount. These warrants expire on February 12, 2004.

        These investors also have rights under their subscription agreements to be issued additional ADSs by us if (a) we do not register with the SEC their ADSs and the ADSs underlying our warrants and the SEC does not declare the registration statement effective by May 14, 2001 or (b) the registration statement is suspended for more than 60 days in any 12 month period by us. If the registration statement we file with the SEC is not declared effective by the deadline, or if the registration statement is suspended beyond the 60 day limit, we must issue, for payment of the nominal value of £0.20 per share, to these investors 0.07 ADS for each ADS purchased in the private placement. In addition, we must issue, in return for payment of the nominal value of £0.20 per share, 0.02 ADS for each ADS purchased in the private placement for each month thereafter until the registration statement is declared effective by the SEC. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be substantially diluted.

Dilution adjustments

        In December 1999, we issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share through a private placement. We received $4.5 million less offering expenses totaling $0.4 million. Along with ADSs, we also issued to the investors warrants that entitle them to purchase a total of 319,054 ADSs at an exercise price of $5.29 per ADS. As described below, the exercise price and the number of ADSs issuable under the warrants were subject to potential adjustment.

        Under the December 1999 private placement, the investors received warrants to purchase three ADSs for every 10 ADSs they purchased. The exercise price of the warrants was set at 125% of the original per ADS purchase price, or $5.29. However, the warrants contain anti-dilution provisions which decrease this exercise price and increase the number of ADSs which may be issued if we sell or are deemed to sell any shares at below market price during the term of the warrants, which ends on December 9, 2004. The private placement that closed on November 24, 2000 was a sale which triggered the anti-dilution provisions in the warrants, and, as a consequence, the exercise price of the warrants has been decreased from $5.29 to $4.77 per ADS, and the number of ADSs purchasable has increased to 353,834. The private placement on February 12, 2001 also triggered the anti-dilution provisions of the issuance of December 9, 1999. However, the effect of such dilution was less than 1% of the exercise price and consequently such adjustment is deferred until such time as the accumulation of this adjustment and future adjustments exceed at least 1% of the exercise price. The issuance of warrants to Fusion on October 17, 2002 triggered the anti-dilution provisions of the issuance of December 9, 1999. The deferred February 12, 2001 adjustment will be added to this recent adjustment, such that the exercise price of the warrants shall be decreased and the number of ADSs which may be issued shall increase.

        In a private placement that closed on November 24, 2000, certain investors purchased from us a total of 3,600,000 units at a price of $5.00 per unit. Each unit comprises one ADS and one half of one warrant to purchase one ADS. The exercise price of the warrants was set at an exercise price per ADS equal to the lower of $6.00 and the average quoted closing sale price of our ADSs for the ten trading days ending on the day preceding the day we are informed of the investor's intent to exercise, less a 10% discount. However, the warrants contain anti-dilution provisions which decrease this exercise price and increase the number of ADSs purchasable if we sell or are deemed to sell any shares at below market price during the term of the warrants, which ends on November 24, 2003. The issuance of warrants to Fusion on October 17, 2002 triggered the anti-dilution provisions of this November 2000 issuance.

        On February 12, 2001 the Company entered into agreements whereby the Company issued 940,000 ordinary shares in ADS form at a price per share of $5.00 per unit to a total of 4 investors. The Company also issued warrants to purchase 470,000 ADSs to the investors at an exercise price of the lower of the average quoted closing sale price of the Company's ADS's for the ten trading days ending on the day proceeding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on February 12, 2004, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, the Company may cancel the warrants upon sixty days prior written notice. However, the warrants contain anti-dilution provisions which decrease this exercise price and increase the number of ADSs which may be issued, if the Company sells or is deemed to sell any shares at below market price during the term of the warrants. The issuance of warrants to Fusion was a sale which triggered the anti-dilution provisions in the warrants.

        As part of their warrant agreements, the investors may be entitled to cash payments upon the occurrence of certain Major Transactions, as defined in the warrant agreements, including change of control provisions. Cash payments are determined in a methodology described in the agreement. Such methodology is impacted by market price. A major transaction is defined as a merger, reorganizations or sale of all or substantially all assets of Insignia in which the stockholders of Insignia immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction.

        Under the December 1999 private placement, the investors were entitled to additional warrants to purchase ADSs at £0.20 nominal value per share if the average of the closing bid price of the ADSs over the ten days before an adjustment date was less than $4.23. The adjustment dates commenced on March 10, 2000 and occurred on the 10th of each month through March 10, 2001, inclusive. The rights for an adjustment date to occur would terminate upon release of at least $4.75 million of the funds held in escrow by Citrix on December 9, 1999. However, not enough of the funds held were released to trigger this termination. The calculated average bid price of our ADSs on all the adjustment dates exceeded $4.23 per share and consequently no adjustment occurred. The adjustment rights have now expired.

        We obtained a third-party valuation to allocate fair value to amounts received from the private placement between the ADSs and the warrants. In 1999 the amount allocated to mandatorily redeemable warrants totaled $1.440 million, of which $0.590 million was allocated to the warrants, and $0.850 million was allocated to the additional warrants. Of the remaining net proceeds received, $2.619 million was allocated to mandatorily redeemable capital. The $2.619 million of mandatorily redeemable capital was reclassed when the registration statement for the ADSs and the ADSs underlying the warrants issued in the December 1999 private placement became effective on March 28, 2000, of which $0.340 million was classified as ordinary shares and $2.279 million was classified as additional paid-in capital.

        Amounts classified as warrants will remain outside of shareholders' equity for the life of the warrant or until they are exercised, whichever occurs first. This classification reflects certain potential cash payments that may occur, should Insignia complete a major transaction, such as a takeover, during the life of the warrants. If a major transaction had occurred as of September 30, 2002, the maximum cash payout would have been $70,767 based on the estimated Black-Scholes value of the warrant.

        Limitations in the transaction agreements preclude these investors in question from achieving certain levels of beneficial ownership. The securities purchase agreement, the warrants and the additional warrants contain the restriction that we may not issue and a selling investor may not purchase, and the warrants and additional warrants may not be exercised for any ADSs if doing so would cause such investor to beneficially own more than 9.9% of the total ordinary shares in issue as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Under the additional warrants, if such investors are prohibited from exercising the additional warrant as a result of the 9.9% restriction, the selling investor may, at its option and in addition to its other rights under the securities purchase agreement and the warrant, retain the warrant or demand payment, in cash, from us in an amount calculated by the Black-Scholes formula multiplied by the number of ADSs for which the additional warrant was exercisable, without regard to any limits on exercise. The restrictions on the levels of beneficial ownership in these documents do not, however, restrict those investors from exercising the warrants or additional warrants up to those limitations, selling ADSs to decrease their level of beneficial ownership, and exercising the warrants to receive additional ADSs. This could result in additional dilution to the holders of our ADSs and a potential decrease in the price of the ADSs.

        Any significant downward pressure on the price of our ADSs as a result of the exercise of the warrants or additional warrants and the sale of material amounts of our ADSs could encourage short sales of our ADSs. Short sales could place further downward pressure on the price of our ADSs.

New accounting pronouncements

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, "SFAS", No. 141, "Business Combinations" and SFAS 142, "Goodwill and Other Intangible Assets". Under SFAS 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the testing for impairment of existing goodwill and other intangibles. Insignia adopted SFAS 142 effective January 1, 2002. The adoption of these statements, SFAS 141 and 142, did not have a material impact on Insignia's financial position and results of operations.

        In July 2001, the FASBs Emerging Issues Task Force (EITF) reached final consensus on EITF No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products ("EITF 00-25"). EITF 00-25 generally requires that consideration, including equity instruments, given to a customer be classified in a vendor's financial statements not as an expense, but as an offset to revenue up to the amount of cumulative revenue recognized or to be recognized. In

November 2001, the EITF reached consensus on EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products (EITF 01-09). EITF 01-09 clarifies and modifies certain items discussed in EITF 00-25. Insignia adopted these new standards in the quarter ended March 31, 2002. The implementation of EITF 00-25, EITF 01-09, and the accompanying interpretive guidance did not have a material impact on Insignia's financial position, results of operations, or cash flows.

        In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144 ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets", which was effective January 1, 2002. SFAS 144 supersedes FASB Statement No. 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions relating to the disposal of a segment of a business set forth in Accounting Principles Board Opinion No. 30". This Statement retains many of the fundamental provisions of SFAS 121 and expands the scope of discontinued operations to include more disposal transactions. Insignia adopted SFAS 144 effective January 1, 2002. The implementation of SFAS 144 did not have a material effect on Insignia's financial statements.

        In August 2001, the FASB issued Statement of Financial Accounting Standard No. 143 ("SFAS 143") "Accounting for the Asset Retirement Obligations", which is effective for fiscal years beginning after June 15, 2002. Earlier adoption is encouraged. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Insignia does not believe the adoption of SFAS 143 will have a material effect on its financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. Insignia will adopt SFAS 146 during the first quarter ending March 31, 2003. The provisions of EITF 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF 94-3 prior to the adoption of SFAS 146. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred. Insignia does not believe the adoption of SFAS 146 will have a material effect on its financial statements.

        In February 2002, the EITF issued Topic Number D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred", which was effective for financial statements beginning after December 31, 2001. Topic Number D-103 requires that reimbursements received for out-of-pocket expenses incurred, generally, be characterized as revenue in the statement of operations. Insignia has adopted Topic Number D-103 effective January 1, 2002. Insignia has historically recorded reimbursements of out-of-pocket expenses as net amounts in cost of services revenue in the statement of operations. In accordance with the transition guidance included in Topic Number D-103, adoption required the reclassification of financial statements for prior periods presented for comparative purposes. The adoption of Topic Number D-103 did not affect Insignia's net loss, financial position or cash flows. The reclassification did affect the presentation of certain revenue and cost of revenue items contained within Insignia's financial statements.

BUSINESS

Overview

        We were incorporated in 1985 as a limited company and re-registered as a public limited company in 1995. We commenced operations in 1986 and currently develop, market and support software technologies that implement accelerated virtual machine technology for memory-constrained smart devices. In January 1998, we announced our intention to launch a new product line called the Jeode™ platform, based on our Embedded Virtual Machine ("EVM"™) technology. We also explored new markets that would leverage our 16 years of emulation software development experience. The Jeode platform is our implementation of Sun Microsystems, Inc.'s ("Sun") Java® technology tailored for smart devices. It leverages patent-pending intellectual property to provide these resource-constrained devices with high performance, fully-compatible Java applet and application support. The product became available for sale in March 1999. The Jeode platform was our principal product line in the second quarter of 2002. Insignia expects that it will continue to rely upon sales of Jeode products, plus new products that may be introduced, for our revenue in the foreseeable future. The Jeode product line revenue model is based on original equipment manufacturers' ("OEMs") and channel partners' customer transactions.

        During 2001, we began development of a range of products ("Secure System Provisioning" or "SSP" products) for the mobile handset and wireless carrier industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless carriers to build valuable incremental services. We are planning for these new SSP products to be available for trials in early 2003 and available for shipment to customers in mid-calendar 2003. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with the Jeode VM product.

        Before 1998, our principal product line in past years was SoftWindows™. This product enabled Microsoft Windows ("Windows"®) applications to be run on most Apple Computer Inc. ("Apple"®) Macintosh computers and many UNIX workstations. Revenues from this product line grew until 1995, but declined significantly after that date, along with margins. This was due to a declining demand for Apple Macintosh products and increased competition. We also shipped RealPC, a low cost software product that allowed consumers to play games and other applications designed for Intel-based PCs on their Power Macintosh computers. In 1999, we took steps to discontinue these product lines, thus allowing us to focus exclusively on our Jeode platform business strategy.

Products and Support

  Summary

        The Jeode product has been available for sale since March 16, 1999 and comprised 100% of our total revenue for the nine months ended September 30, 2002 and 99% of our total revenue for the year ended December 31, 2001. The Jeode product line revenue model is based on a combination of indirect sales to customers through OEMs as well as direct sales to customers. SoftWindows revenues accounted for 1% of total Company revenues in 2001.

  Jeode Platform

        Our Jeode platform allows developers to create applications for smart devices using Java technology, such as personal digital assistants, mobile phones, automobile multimedia and set top boxes, as well as computer devices and other embedded devices. The Java environment was originally designed by Sun and first unveiled in 1995.

        We believe that there is a growing demand in the smart device markets for Java technology because the Java language is simple, robust, object oriented, and multi-threaded—meaning it supports applications that do more than one thing at a time. Among the Java platform's biggest advantages are its "write once, run anywhere" architecture and its ability to deliver virus-free code. In addition, the Java technology platform is interpreted and dynamically extensible and is easy to connect to the Internet. Smart devices, if programmed in Java technology, could be dynamically downloaded with new functionality over the Internet instead of requiring consumers to purchase an entire new device or taking the device to a repair shop.

        Historically, implementations of Java technology were designed for medium to large computing environments, and did not scale down to meet the resource constraints of smart devices. With our 16 years of experience developing virtual machine technology to function under severe systems resource restrictions, we have developed our version of a Java embedded virtual machine which fits within the constraints of a smart device. We believe that our VM incorporates unique technologies, including dynamic adaptive compilation and precise, concurrent garbage collection to achieve optimal performance and robustness in limited memory smart devices. Consequently, we believe that we are in a unique position to take advantage of the opportunity and demand that now exists.

        A vital component of our Jeode platform is the highly configurable and tunable VM, which optimizes the performance of embedded application software in resource constrained smart devices. We believe that the Jeode platform addresses the specific requirements of smart device developers, making Java technology viable for the smart device markets.

        The Jeode platform is available for ARM, MIPS, x86, Hitachi SuperH-3 and SuperH-4 and Power PC processors, and Windows CE 2.12 and 3.0, Windows NT4, VxWorks, Linux, ITRON, Nucleus, BSDi Unix, pSOS and other operating systems, with additional processor/operating system platforms planned for introduction in 2002. We also offer various services and will license technology for porting the Jeode platform to other platforms to help developers migrate their applications to their platforms more easily.

        We have filed applications with the Patent Office of the United Kingdom and the United States for international protection of certain of our technologies related to the Jeode platform.

  Mobile Solutions

        The ability for smart devices to connect to an increasingly powerful network has enabled them to become a conduit for a variety of added-value services ("Service Driven Network"). Java has established itself as the standard environment for the Service Driven Network. In addition to its security and stability benefits, Java provides a consistent environment in which these services and applications can execute, regardless of the underlying hardware. Enterprise and consumer applications that are written in Java are ideal for those selling mobile services, as it provides the widest possible number of device platforms that can deliver the same service. For the above reasons, wireless carriers and mobile smart device manufacturers require 100% compatible Java foundation software.

        Our new mobile products enable handset manufacturers and wireless carriers to capitalize on the Java standard. Handset manufacturers need Sun certified, robust, rich and accelerated Java-enabling software for their design to be competitive and meet wireless carrier requirements. Our complete mobile client software stack meets the challenges of handset manufacturers while supporting the widest possible range of mobile services.

        Wireless carriers need to provide rich mobile services on the widest array of devices in order to capitalize on their investment. We are investing in carrier-grade server software that leverages our intimate platform knowledge to enable carriers to meet these challenges.

  SoftWindows

        On October 18, 1999, we entered into an exclusive licensing arrangement of our SoftWindows and RealPC product lines to FWB Software, LLC. This license was terminated by us in April 2001. This product has reached the end of its product life cycle and is no longer offered as a product by us. We have no plans to license this product in the future.

  Support—Jeode Platform

        We offer both pre and post sales support to our Jeode platform customers. Pre sales support is provided at no charge. After the sale, each customer usually commits to at least a one year annual maintenance contract which entitles the customer to receive standard support, including: web-based support, access to FAQs, on-line publications and documentation, email assistance, limited telephone support, and critical bug fixes and product updates (collective bug fixes and minor enhancements). Annual maintenance contracts are usually required during the time that the customer is developing and/or shipping products that include any of the Jeode technology.

Sales and Marketing

        Jeode platform customers are expected to be OEMs of smart devices located primarily in North America, Europe and Japan. We have established a specialized direct sales force to sell the Jeode product line in North America, Europe and Japan. We also have established relationships and an indirect sales channel through various companies including Wind River Systems, Inc. ("Wind River"), Phoenix Technologies Ltd. ("Phoenix") and BSQUARE Corporation ("BSQUARE") to sell the Jeode product line throughout the world. The Jeode product line revenue model is based on OEM customer transactions. The timing of customer transactions that occur in the direct or indirect sales channel is difficult to predict and revenues may vary significantly from quarter to quarter as a result. The failure to conclude a substantial customer transaction during a particular quarter could have a material adverse effect on our revenues and results of operations.

        In 2001, 27% of Jeode platform revenues were derived from OEM sales and 73% from distributors. In the nine months ended September 30, 2002, 26% of Jeode platform revenues were derived from OEM sales and 74% from distributors. Revenues from distributor customer Phoenix accounted for 49% and 65% of total revenues in the 2001 fiscal year and in the nine months ended September 30, 2002, respectively. There were no OEM or distributor customers representing more than 10% of total revenues in the year.

        Marketing.    We focus most of our efforts in marketing the Jeode platform in the smart device market. We are concentrating initially on selling our Jeode product line to markets that we believe will be early adopters of this technology. These early adopters include manufacturers of personal digital assistants (PDA's), mobile phones, digital set-top boxes, car navigation/multimedia systems, Internet terminals, handheld PC's, smart phones, webphones, mass storage devices and networking infrastructure.

        OEM Bundling.    We participate in numerous OEM bundling arrangements. Sales to OEM customers represented approximately 27%, 52% and 23% of total revenues in 2001, 2000 and 1999, respectively, and approximately 26% of total revenues for the nine months ended September 30, 2002.

        Distributor Sales.    We have established a worldwide distribution channel for our Jeode products. Sales to Jeode distributors represented approximately 73%, 46% and 0% of total revenues in 2001, 2000 and 1999, respectively, and approximately 74% of total revenues for the nine months ended September 30, 2002.

        International Sales.    Jeode platform sales to customers outside the United States, derived from customers in Asia and Europe, represented approximately 14%, 18% and 15% of total revenues in 2001, 2000 and 1999, respectively, and approximately 6% of total revenues for the nine months ended September 30, 2002. We opened an office in Japan during 1999. Revenues from outside the United States are expected to increase significantly over time. International operations are subject to a number of risks, including longer payment cycles, unexpected changes in regulatory requirements, import and export restrictions and tariffs, difficulties in staffing and managing operations, greater difficulty or delay in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of laws and political and economic instability. In addition, fluctuations in exchange rates could affect demand for our products. If for any reason exchange or price controls or other currency restrictions are imposed, our business, financial condition and results of operations could suffer. We market our Jeode product line to manufacturers of smart devices in Japan. Economic conditions in Japan generally, as well as fluctuations in the value of the Japanese yen against the U.S. dollar and British pound sterling, could have a negative effect on our revenues and results of operations. As we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

Strategic Alliances

        Sun Technology License and Distribution Agreement.    In the first quarter of 1999, we signed a five year agreement with Sun under which Sun established us as a Sun Authorized Virtual Machine Provider. The agreement authorizes access to the Java compatibility test suite and Java technology source code. The agreement includes technology sharing and compatibility verification. In September 2001, we entered into an amendment to the Technology License and Distribution Agreement between the two companies. The amendment requires us to make non-refundable royalty prepayments to Sun. Under the agreement, we will pay Sun a per unit royalty on each smart device shipped by our customers. The amendment deletes the former expiration terms and expires on June 30, 2004 with an optional three-year term renewal on a portion of the Sun technology (specifically, personal and embedded Java). If the agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode and result in a material adverse effect on our business, financial condition and results of operations.

        Wind River.    In December 2000, we signed a three year OEM agreement with Wind River under which Wind River will offer the Jeode platform to customers as a component of its product and service offerings.

        BSQUARE Distribution Agreement.    In February 2000, we signed a three-year distribution agreement with BSQUARE, under which BSQUARE will offer the Jeode platform to customers as a component of its product and service offerings. Under the terms of the agreement, BSQUARE is the exclusive distributor of Jeode (as based on the PJava version of Java), as ported to the Windows CE or NT operating systems.

Competition

        The markets for the Jeode product for smart devices are fragmented and are characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will be rendered less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to accurately anticipate industry trends and changes in technology standards, timely complete and introduce new product designs and features, continue to enhance our existing product lines, offer our products across a spectrum of microprocessor families used in the target markets, and respond promptly to customers' requirements and preferences.

        The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns. Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

        The Jeode product line is targeted at the emerging Java-based smart device marketplaces, which are rapidly changing and are characterized by intense competition from existing competitors plus an increasing number of new entrants whose products compete with the Jeode platform. As the industry continues to develop, we expect competition to increase in the future from existing competitors and from other companies that may enter our existing or future markets with similar or substitute solutions that may be less costly or provide better performance or functionality than our products. Many of our current competitors, as well as potential competitors, have substantially greater financial, technical, marketing and sales resources than we do, and we may not be able to compete successfully against these companies. If price competition increases significantly, competitive pressures could cause us to reduce the prices of our products, which would result in reduced gross margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a range of mid-priced development license packages, combined with low-priced per-unit royalty payments for each product that incorporates our technology. This pricing model may be subject to significant pricing pressures, including buy-out arrangements. Also, the market may demand alternative pricing models in the future. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Product Development

        In January 1998, we announced that we were developing the Jeode product for the emerging Java-based smart device marketplace. The Jeode platform is based upon our virtual machine technology and is geared toward providing current smart device developers with the feature-rich Jeode product that is supported by tools compatible with smart device environments, such as configuration and remote debugging tools. We released the Jeode platform in March 1999. We continue to develop additional functionality, particularly to provide compatibility with additional processor and operating platforms. Product development is subject to a number of risks, including development delays, product definition, marketing and competition. It is possible that development of the enhancements to our Jeode platform will not be completed in a timely manner and, even if they are developed, that the product line will not achieve or maintain customer acceptance. If we fail to commercialize our virtual machine technology successfully and in a timely manner, our business, financial condition and results of operations will suffer.

        We must continually change and improve our products in response to changes in operating systems, application software, computer hardware, networking software, programming tools and computer language technology. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable.

        At September 30, 2002, we had 47 full-time employees engaged in research and development, of whom 42 were located at our facility in the United Kingdom and 5 of whom were located at our facility in Fremont, California. In the past, the geographic distance between our engineering personnel in the United Kingdom and our principal offices in California and our primary markets in the United States and Japan has led to logistical and communication difficulties. In the future, we may experience similar difficulties, which may have a materially adversely impact on our business. Further, because a substantial portion of our research and development operations are located in the United Kingdom, our operations and expenses are directly affected by economic and political conditions in the United Kingdom.

English Corporation

        Insignia is incorporated under English law. One of our executive officers and two of our directors reside in England. All or a substantial portion of the assets of such persons, and a significant portion of the assets of Insignia, are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or against Insignia, in U.S. courts, judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in England, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon U.S. securities laws. In addition, the rights of holders of our ordinary shares and, therefore, certain of the rights of our ADS holders, are governed by English law, including the Companies Act 1985, and by our Memorandum and Articles of Association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.

Employees

        As of September 30, 2002, we employed 81 regular full-time persons, comprising 18 in sales, marketing and related staff activities, 47 in research and development and 16 in management, administration and finance. Of these, 42 research and development employees, 7 sales and marketing employees and 5 administration and finance employees are located in the United Kingdom. None of our employees are represented by a labor union, and we have experienced no work stoppages. We believe that our employee relations are good.

Proprietary Rights

        We rely on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect our proprietary rights. We have filed in the United Kingdom and the United States applications for innovative technologies incorporated into our Jeode platform. As part of our confidentiality procedures, we generally enter into non-disclosure agreements with our employees, consultants, distributors and corporate partners, and we limit access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise to obtain and use our products or technology without authorization, or to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. We license technology from Sun and various other third parties.

        We may, from time to time, receive communications in the future from third parties asserting that our products infringe, or may infringe, their proprietary rights. There can be no assurance that licenses to disputed third-party technology would be available on reasonable commercial terms, if at all. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation is determined in our favor. In the event of an adverse ruling in any such litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. In the event of a successful claim against us and our failure to develop or license a substitute technology, our business, financial condition and results of operations would suffer. As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software developers may become increasingly subject to infringement claims. Any such claims against us, with or without merit, as well as claims initiated by us against third parties, can be time consuming and expensive to defend or prosecute and to resolve.

Facilities

        Our headquarters and principal management, sales and marketing and support facility are located in Fremont, California, and consist of approximately 18,400 square feet under a lease that will expire on March 3, 2003. Our principal European sales, research and development and administrative facility is located in High Wycombe, in the United Kingdom, and consists of approximately 10,700 square feet under a lease that will expire in August 2013.

        During 1998, we sublet until March 2002 facilities that we previously occupied in the United Kingdom, on substantially the same terms as those applicable to us. In January 2002, we entered into an agreement with the landlord to terminate the lease on April 13, 2002.

        We lease an office in Tokyo, Japan that will expire November 30, 2002. We do not anticipate expanding the size of our facilities in California, the United Kingdom, or Japan in the foreseeable future.

Legal Proceedings

        On October 4, 1999, we filed suit against Citrix Systems Inc. and GraphOn Corporation in the Superior Court of the State of California, County of Santa Clara, relating to the misappropriation assertions of GraphOn and Citrix's refusal to release funds still remaining in escrow and breach of a Cooperation Agreement between Citrix and us. On March 15, 2000, GraphOn filed a suit against Citrix and us in the Superior Court of the State of California, County of Santa Clara, alleging trade secret misappropriation and breach of contract arising out of the same facts and circumstances set forth in our action against GraphOn. The two cases were consolidated. This case was settled out of court on April 5, 2001. The settlement did not involve any payment on the GraphOn claims against us, and the balance of an escrow account, $4.9 million, was released to us on April 20, 2001.

MANAGEMENT

Executive Officers and Directors

        The names of our current executive officers and directors and their ages as of September 30, 2002 are as follows:

Name	Age	Position(s)
Richard M. Noling	53	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Director
George Buchan	49	Senior Vice President of Engineering and UK General Manager
Mark E. McMillan	39	President
Peter Baldwin	41	Executive Vice President Operations
Nicholas, Viscount Bearsted (2)	52	Chairman and Director
David G. Frodsham (2)	46	Director
John C. Fogelin (1)	36	Director
Vincent S. Pino (1)(2)	54	Director

(1)
Member of Compensation Committee

(2)
Member of Audit Committee

        Richard M. Noling was named Acting Chief Financial Officer and Secretary in October 2002. Mr. Noling was named Chief Executive Officer in July 2000. Richard M. Noling was named President and Chief Executive Officer and a director of Insignia in March 1997. He also served as Chief Financial Officer, Senior Vice President of Finance and Operations and Company Secretary between April 19, 1996 and October 1, 1997 and Chief Operations Officer between February and March 1997. From August 1995 to February 1996, Mr. Noling was Vice President and Chief Financial Officer at Fast Multimedia, Inc., a German-based computer software and hardware developer. From November 1994 to August 1995, he was Chief Financial Officer for DocuMagix Inc., a personal paper management software company. From June 1991 to October 1994, Mr. Noling served as Senior Vice President and Chief Financial Officer for Gupta Corporation. He received a Bachelor of Arts degree in aerospace and mechanical engineering science from the University of California (San Diego) in 1970. He received an M.A. degree in theology from the Fuller Theological Seminary in 1972, and an M.S. degree in business administration in 1979 from the University of California (Irvine).

        George Buchan is Senior Vice President of Engineering and UK General Manager for Insignia. He joined Insignia in September 1991 as Development Manager, was appointed Vice President of Engineering in July 1992 and was appointed Senior Vice President and UK General Manager in September 1993. Before joining Insignia, Mr. Buchan was with Prime Computer UK, a computer systems company, as Manager of the customer support center from June 1980 to August 1991. Mr. Buchan has been involved in high technology companies for more than 25 years in general and technical management positions in the project management and UNIX areas. He graduated from Aberdeen University, Scotland in 1974 with a Bachelors degree in pure mathematics.

        Mark E. McMillan joined Insignia in November 1999 as Senior Vice President of Worldwide Sales and Marketing, was promoted to Executive Vice President of Worldwide Sales and Marketing in May, 2000 and Chief Operating Officer in October 2000. Mr. McMillan was promoted to President in July 2000. Before joining Insignia, Mr. McMillan served as Vice President of Sales, Internet Division, for Phoenix Technologies Ltd. Prior to that, Mr. McMillan served as Phoenix's Vice President and General Manager of North American Operations. Before joining Phoenix, he was founder, CEO and general partner of Vision Technologies, LLC, a manufacturer of segment-zero personal computers. Prior to that, Mr. McMillan co-founded and served as President of Softworks Development Corporation, a regional distributor of PC components that he sold in 1991.

        Peter Baldwin is Executive Vice President, Operations for Insignia, responsible for Sales and Marketing. He joined Insignia in September, 2001, as Senior Vice President, Solutions Group. Before joining Insignia, Mr. Baldwin was a Vice President with Phoenix Technologies responsible for the Information Appliance Division. From 1986 to 1994, Mr. Baldwin was founder and development director of Distributed Information Processing Limited ("DIP"), which designed software for the first Pocket PCs. Before that, Mr. Baldwin was one of the first employees of Psion Limited.

        Nicholas, Viscount Bearsted has served as Chairman of the Board of Directors of Insignia since March 1997 and as a director of Insignia since January 1988. He also served as Chairman of the Board from January 1988 to March 1995, and he was Insignia's Chief Executive Officer from September 1988 until September 1993. From May 1999 to July 2000 he also served as Chief Executive Officer of Airpad Ltd., a company based in the United Kingdom that developed and manufactured peripheral products for the games console and personal computer market. From January 1996 to May 1996, he served as Chief Executive Officer and a director, and from April 1994 to January 1996, as Deputy Chief Executive Officer and a director, of Hulton Deutsch Collection Ltd., a photographic content provider. He founded Alliance Imaging Inc. in 1984 and served as a senior executive until 1987 and as a director until 1988. Since 1980, he has been a corporate and computer consultant. He received a Bachelors degree in chemistry from Oxford University in 1972. He also serves as a Director of Mayborn Group plc.

        David G. Frodsham was appointed a director of Insignia in August 1999. He currently serves as Chief Executive Officer of Argo Interactive Group plc, a British software company specializing in device intelligence from the wireless internet. Previously he was Chief Operating Officer with Phoenix Technologies Ltd from 1998 through 1999. At Phoenix, he was the General Manager Europe from 1994 to 1996, Vice President and General Manager, PC Division during 1997, and Senior Vice President Products Division from 1997 to 1998. Prior to that he founded and was CEO for Distributed Information Processing Research Ltd., involving software design for the handheld/palmtop market. Before that he was International Business Manager with Psion PLC, and also held technical and marketing positions with SEL and Zeneca. He received a B. Sc. from Kings College, London and an MBA from INSEAD in France.

        John C. Fogelin was appointed a director of Insignia in January, 2001. He currently serves as a Wind River Fellow. Mr. Fogelin oversees all aspects of research and development for the Wind River Tornado tools and VXWorks operating system. He served in various other positions at Wind River Systems, Inc. since 1987. Prior to Wind River Systems, Mr. Fogelin designed hardware for embedded applications used in devices ranging from biomedical equipment to arcade games.

        Vincent S. Pino was appointed a director of Insignia in October 1998. He served as President of Alliance Imaging, Inc. since February 1998. Alliance Imaging is a provider of diagnostic imaging and therapeutic services. Mr. Pino began his association with Alliance in 1988 as Chief Financial Officer. From 1991 through 1993 Mr. Pino held the position of Executive Vice President and Chief Financial Officer. From 1986 to 1988, Mr. Pino was President of Pacific Capital, where he provided financial consulting services to corporations and publicly registered real estate limited partnerships. Prior to joining Pacific Capital, Mr. Pino held executive staff positions with Petrolane Incorporated, a diversified services company. Mr. Pino received an MBA and a B.S. degree in finance from the University of Southern California in 1972 and 1970, respectively.

Board Composition

        Our Articles of Association stipulate that the minimum number of directors is two, but do not set any maximum number. Directors may be elected by the shareholders, or appointed by the Board, and remain in office until they resign or are removed by the shareholders. In addition, at each Annual General Meeting one-third of the directors who have been in office longest since their last election, as well as any directors appointed by the Board during the preceding year, are required to resign and are then considered for re-election, assuming they wish to stand for re-election. In the election of directors, each shareholder is entitled on a poll to one vote for each ordinary share held. Shares may not be voted cumulatively. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of Insignia.

Board Meetings and Committees

        The Board met six times, including telephone conference meetings, during 2001. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (during the period that such director served).

        Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing similar functions.

        Nicholas, Viscount Bearsted, Mr. Frodsham and Mr. Pino are the current members of the Audit Committee, which met four times during 2001. The Audit Committee meets with our independent accountants to review the adequacy of our internal control systems and financial reporting procedures; reviews the general scope of our annual audit and the fees charged by the independent accountants; reviews and monitors the performance of non-audit services by our auditors, reviews the fairness of any proposed transaction between any of our officers, directors or other affiliates and us, and after such review, makes recommendations to the full Board; and performs such further functions as may be required by any stock exchange or over-the-counter market upon which our shares may be listed.

        Mr. Pino and Mr. Fogelin are the current members of the Compensation Committee, which met once during 2001. The Compensation Committee recommends compensation for our officers and employees, grants options under our employee option plans (other than grants to non-officers of options pursuant to guidelines established by the Board, which may be made by Nicholas, Viscount Bearsted, our Chairman, and Richard M. Noling, our Chief Executive Officer, Acting Chief Financial Officer and Secretary) and reviews and recommends adoption of and amendments to share option and employee benefit plans.

Director Compensation

        Insignia pays each outside director $1,000 for every regular meeting attended, $2,500 per quarter of service on the Board, $500 per quarter for service on each committee, plus $500 for each committee meeting attended, and reimburses outside directors for reasonable expenses in attending meetings of the Board. The Chairman of the Board receives an additional $1,500 per quarter. In addition, each new outside director is granted an option to purchase 15,000 shares and each outside director is granted an option to purchase 5,000 shares annually for so long as he serves as an outside director.

        With effect from April 1, 1997, Nicholas, Viscount Bearsted, Chairman of Insignia, entered into a Consulting Agreement with Insignia whereby he acts as consultant to Insignia providing advice and assistance as the Board may from time to time request. The agreement was amended April 20, 1998 and deleted his commitment to provide services to Insignia and Insignia's commitment to pay him a minimum amount. He has agreed to remain available to perform services as requested by Insignia. During 2001, he was not requested to provide such services to the Board. The agreement is terminable by either party upon six month's advance written notice and by Insignia for cause at any time. In the event of any business combination resulting in a change of control of Insignia or in the event of disposal of a majority of the assets of Insignia, and termination or constructive termination of his consultancy, Nicholas, Viscount Bearsted will be entitled to receive an additional twenty-six weeks' consultancy fees.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Board makes all decisions involving the compensation of our executive officers. The Compensation Committee consists of the following non-employee directors: Vincent S. Pino and John Fogelin.

EXECUTIVE COMPENSATION

        The following table sets forth all compensation awarded to or earned or paid for services rendered in all capacities to Insignia and its subsidiaries during each of 2001, 2000 and 1999 by our Chief Executive Officer and each of our four most highly compensated officers who were serving as executive officers at the end of 2001, as well as a former Chief Financial Officer and Senior Vice President of Corporate Development who left Insignia during 2001 (the "Named Officers"). This information includes the dollar values of base salaries and bonus awards, the number of shares subject to options granted and certain other compensation, whether paid or deferred.

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Positions	Year	Salary($)	Bonus($)(1)	Other Annual Compensation($)		Securities Underlying Options(#)	All Other Compensation($)(2)
Richard M. Noling Chief Executive Officer, Acting Chief Financial Officer and Secretary	2001 2000 1999	232,708 241,032 240,611	50,568 103,403 83,042	— — —		139,000 20,000 —	900 1,080 1,080
Stephen M. Ambler(3) Former Chief Financial Officer, Company Secretary and Senior Vice President	2001 2000 1999	113,333 178,008 179,382	16,400 64,480 57,512	— — —		— — 25,000	— — —
George Buchan Senior Vice President of Engineering and UK General Manager	2001 2000 1999	164,515 160,387 168,000	32,329 62,845 48,161	19,206 20,163 21,120	(4) (4) (4)	99,000 — 40,000	16,805 16,039 16,800
Mark E. McMillan(5) President	2001 2000 1999	217,708 179,032 26,481	20,092 80,121 19,166	— —		134,500 175,000 150,000	1,080 1,080 —
Albert J. Wood(6) Former Chief Financial Officer, Company Secretary and Senior Vice President	2001	149,679	30,615	—		155,000	540
Ronald C. Workman(7) Senior Vice President of Marketing	2001 2000 1999	176,426 174,756 174,983	19,622 61,418 47,746	— — —		66,000 25,000 10,000	1,080 405 1,080
Paul Livesay(8) Senior Vice President of Corporate Development	2001	110,106	13,728	—		140,000	540

(1)
Bonuses paid to the executive officers are based on a target bonus set for each officer each quarter, adjusted by our operating results over plan and the executive officer's performance against quarterly qualitative goals. All executive officer bonuses are at the discretion of the Compensation Committee of the Board.

(2)
Represents contributions to defined contribution employee benefit plans.

(3)
Mr. Ambler joined Insignia in April 1994 as Director of Finance and Administration, Europe. He was appointed Chief Financial Officer, Company Secretary and Vice President in October 1997. He became a Senior Vice President in January 1999. Mr. Ambler has left the employment of Insignia on March 15, 2001. However, for a period of six months following this date, Mr. Ambler was a part-time consultant to Insignia.

(4)
Represents the payment of a car allowance.

(5)
Mr. McMillan joined Insignia in November 1999 as Senior Vice President of Worldwide Sales and Marketing. He was appointed Executive Vice President of Worldwide Sales and Marketing in April 2000, and Chief Operating Officer in October 2000. Mr. McMillan was appointed President of Insignia in July 2001.

(6)
Mr. Wood joined Insignia in March 2001. Mr. Wood left the employment of Insignia on October 21, 2002.

(7)
Mr. Workman joined Insignia in July 1998, as Senior Vice President of Marketing. His last day with Insignia was January 14, 2002.

(8)
Mr. Livesay joined Insignia in January 2001, as Senior Vice President of Corporate Development. His last day with Insignia was September 30, 2001.

        The following table sets forth further information regarding individual grants of rights to purchase ordinary shares during 2001 to each of the Named Officers. In accordance with the rules of the SEC, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms. These gains are based on assumed rates of annual compounded share price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises depend upon the future performance of the ordinary shares and ADSs. There can be no assurance that the potential realizable values shown in this table will be achieved.

Option Grants in 2001

Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term(1)
Percent of Total Options Granted to Employees in 2001
Number of Shares Underlying Options Granted (#)
Name					Exercise Price ($/Sh)	Expiration Date
							5%($)	10%($)
Richard M. Noling	100,000(2 39,000(4	) )	5 2	% %	3.55 2.00	04/26/11 10/15/11	223,258 49,054	565,779 124,312
Mark E. McMillan	100,000(2 34,500(4	) )	5 2	% %	3.35 2.00	07/02/11 10/15/11	210,680 43,394	533,904 109,968
Albert J. Wood	125,000(3 30,000(4	) )	7 2	% %	2.906 2.00	03/29/11 10/15/11	228,446 37,734	578,927 95,625
George Buchan	70,000(2 29,000(4	) )	4 2	% %	3.55 2.00	04/26/11 10/15/11	156,280 36,476	396,045 92,437
Ronald C. Workman	40,000(2 26,000(4	) )	2 1	% %	3.55 2.00	04/26/11 10/15/11	89,303 32,703	226,311 82,875
Paul Livesay	140,000(3)		8%		4.63	01/03/11	407,209	1,031,948

(1)
The 5% and 10% assumed annual compound rates of share price appreciation are mandated by rules of the SEC and do not represent Insignia's estimate or projection of future ordinary share or ADS prices.

(2)
These incentive options were granted pursuant to our 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable at the rate of 2.0833% of the shares for each full month that the optionee renders service to Insignia. The option exercise price is equal to the fair market value of our ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of Insignia, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

(3)
These incentive options were granted pursuant to Insignia's 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable as to 25% of the shares on the first anniversary of the date of grant and thereafter at the rate of 2.0833% of the shares for each full month that the optionee renders services to Insignia. The option exercise price is equal to the fair market value of Insignia's ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of Insignia, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

(4)
These incentive options were granted pursuant to our 1995 Incentive Stock Option Plan for U.S. Employees. These options vest and become exercisable at the rate of 8.3333% of the shares for each full month that the optionee renders service to Insignia. The option exercise price is equal to the fair market value of our ordinary shares on the date of grant and the options expire ten years from the date of grant, subject to earlier termination upon termination of employment. Upon termination or constructive termination following a change of control of Insignia, 25% of options granted will be subject to accelerated vesting subject to a minimum 50% having vested.

        The following table sets forth certain information concerning the exercise of options by each of the Named Officers during 2001, including the aggregate amount of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable rights to acquire shares as of December 31, 2001. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding rights to acquire shares and $1.50 per share, which was the closing price of the ADSs as reported on the Nasdaq National Market on December 31, 2001.

Aggregated Option Exercises in 2001 and
Year-End Option Values

			Number of Shares Underlying Unexercised Options at Year-End (#)		Value of Unexercised In-the-Money Options at Year-End($)(2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard M. Noling	—	—	509,133	129,167	6,428	1,692
Stephen M. Ambler	4,384	3,571	—	—	—	—
George Buchan	—	—	197,750	96,250	20,588	3,460
Mark E. McMillan	—	—	180,750	278,750	—	—
Ronald C. Workman	—		74,564	85,939	24,019	8,255
Albert J. Wood	—	—	28,438	126,563	—	—

(1)
"Value Realized" represents the fair market value of the shares underlying the options on the date of exercise less the aggregate exercise price of the options.

(2)
For purposes of the table, all amounts in pounds sterling were converted to U.S. dollars using $1.47 per pound sterling, the exchange rate in effect as of December 31, 2001.

Employment Agreements

        Effective March 25, 1997, Mr. Noling entered into an employment agreement with us, which is terminable by either party upon six month's notice and by us for cause at any time. In connection with such agreement, Mr. Noling was granted options to purchase (i) 100,000 ordinary shares at an exercise price of $1.969, such options being 100% vested and immediately exercisable, (ii) 100,000 ordinary shares at an exercise price of $1.969, such options to vest and become exercisable at the rate of 2.0833% of the shares on the first day of each month following the date of grant and (iii) 200,000 ordinary shares on the day of the 1997 Annual General Meeting, such options to vest and become exercisable at the rate of 2.0833% of the shares on the first day of each month following the date of grant. The Annual General Meeting was held on May 29, 1997 and the options were granted at an exercise price of $2.375. 100,000 of these options are subject to accelerated vesting and exercisability should we meet certain earnings per share ("EPS") targets as follows: (a) 25,000 options are accelerated should the EPS exceed $0.07 for 2 consecutive quarters (b) 37,500 options are accelerated should the EPS exceed $0.14 for 2 consecutive quarters and (c) 37,500 options are accelerated should the EPS exceed $0.21 for 2 consecutive quarters, with a maximum of one early vesting event per quarter. These 100,000 options fully vest upon a takeover or merger of Insignia.

        The employment agreement continued through its original term of May 31, 2001, and was automatically extended for an additional year through May 31, 2002. In the event of any business combination resulting in a change of control of Insignia or in the event of disposal of a majority of the assets of Insignia, and the termination or constructive termination of Mr. Noling's employment, Mr. Noling shall receive his then current full salary for a period of twelve months following such termination. In addition he shall be entitled to continued vesting and exercisability of his options for a period of twelve months after termination and shall be entitled to participate in our employee benefits on the same basis as if he were an employee.

        With effect from April 1, 1997, Nicholas, Viscount Bearsted, our Chairman, entered into a Consulting Agreement with Insignia whereby he acts as consultant to Insignia providing advice and assistance as the Board may from time to time request. The agreement was amended April 20, 1998 and deleted his commitment to provide services to Insignia and Insignia's commitment to pay him a minimum amount. He has agreed to remain available to perform services as requested by Insignia. The agreement is terminable by either party upon six month's advance written notice and by Insignia for cause at any time. In the event of any business combination resulting in a change of control of Insignia or in the event of disposal of a majority of the assets of Insignia, and termination or constructive termination of his consultancy, Nicholas, Viscount Bearsted will be entitled to receive an additional twenty-six week's consultancy fees.

        In January 1993, Mr. Buchan entered into an employment agreement with Insignia, as amended on March 6, 2001, which may be terminated by either party upon six months' notice and by Insignia for cause at any time.

        In October 2002, Mr. Wood entered into a separation agreement and mutual release with Insignia, pursuant to which Mr. Wood is eligible to receive (i) payments equal to four months, base salary (less applicable taxes); (ii) full benefits during the severance period; (iii) further payment contingent upon certain company events; and (iv) continued stock option vesting over the severance period.

        In the event of any business combination, change in control or disposal of a majority of the assets of Insignia, all current executive employees who are terminated within six months after such an event will be entitled to (i) a one year severance period; (ii) a certain estimated bonus paid in installments over the severance period; (iii) full benefits during the severance period; and (iv) continued stock option vesting over the severance period, with guaranteed vesting of no less than 50% of all stock options granted to such executive employee by the end of the severance period.

Limitation of Liability and Indemnification Matters

        Our Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, we shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to such directors' or secretary's neglect, default, breach of duty, or breach of trust in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor or in respect of which he is acquitted.

        Our policy is to enter into indemnity agreements with each of our directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of our directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys' fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

•
initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

•
for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

•
on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws;

•
on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

•
on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

•
if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.

        The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.

        The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

RELATED PARTY TRANSACTIONS

        On February 13, 2001, we entered into a promissory note with Richard M. Noling, our Chief Executive Officer, Acting Chief Financial Officer and Secretary whereby Mr. Noling borrowed $150,000 from the U.S.-based subsidiary of Insignia. The promissory note is due in three equal installments, on each annual anniversary from the date of the note. The note was amended on January 24, 2002 to extend the first and subsequent installments one year. The first installment is due on February 13, 2003. Interest accrues on the unpaid principal balance at a rate per annum equal to the prime lending rate of interest as listed in the Wall Street Journal plus 1%. Accrued interest is due and payable monthly in arrears on the last calendar day of each month, beginning March 31, 2001. Interest has been paid timely and is current. In addition, on July 17, 2001, Mr. Noling received an interest free loan of $50,000. The $50,000 loan was repaid in full on September 30, 2001.

        We recognized revenue of $4,975,000, $310,000 and $0, respectively, from Phoenix Technologies Ltd. In 2001, 2000 and 1999. The CEO of Phoenix Technologies Ltd. also was a director of Insignia from March 1997 until March 2001.

        In 2001, 2000 and 1999, we recognized revenue of $330,000, $2,350,000 and $0, respectively, from Wind River Systems, Inc. ("Wind River"). Wind River participated in a private placement of equity securities of Insignia in February 2001 on the same terms as the other three investors in the private placement. Wind River paid the aggregate purchase price of $2,000,000 for 400,000 ordinary shares represented by ADRs and warrants to purchase 200,000 ordinary shares represented by ADRs. In addition, a Vice President of Wind River, John C. Fogelin, was appointed to our Board of Directors in January 2001. Mr. Fogelin continues to serve on our Board of Directors.

        In 1999, we entered into a private place transaction with five investors, one of whom was Vincent Pino, a member of our Board of Directors. In March 2000, Mr. Pino and several of his family members entered into a Line of Credit Loan Agreement and Promissory Note with Insignia pursuant to which we borrowed an aggregate of $3 million through March 2001 and issued ADSs to these lenders as payment for drawdown fees. Mr. Pino and several of his family members also participated in our November 2000 private placement.

        David G. Frodsham, a member of our Board of Directors, was a purchaser in our February 2001 private placement.

        Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of transactions to which Insignia or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000 and in which any executive officer, director or holder of more than 5% of our ordinary shares had or will have a direct or indirect material interest other than (i) normal compensation arrangements, which are described in the section entitled "Executive Compensation" above, (ii) the transactions described under "Compensation Committee Interlocks and Insider Participation" in the section entitled "Executive Compensation" above, and (iii) the transactions described under "Employment Agreements" in the section entitled "Executive Compensation" above.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of Insignia's outstanding and issued shares as of September 30, 2002 and as adjusted to reflect the sale of the shares offered under this prospectus by:

  •
  each of our directors and Named Officers;

  •
  all directors and executive officers as a group; and

  •
  each person who is known to Insignia to own beneficially more than 5% of its shares.

        Except as otherwise noted, the address of each person listed in the table is c/o Insignia, 41300 Christy Street, Fremont, California 94538. The table includes all shares issuable within 60 days of September 30, 2002 upon the exercise of options and other rights beneficially owned by the indicated shareholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each shareholder is based on 20,083,539 shares outstanding as of September 30, 2002, together with applicable options for that shareholder. Shares issuable upon exercise of options and other rights beneficially owned ware deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Nicholas, Viscount Bearsted(2)	846,696	4.2%
Richard M. Noling(3)	586,048	2.8%
Mark E. McMillan(4)	307,854	1.5%
George Buchan(5)	270,512	1.3%
Vincent S. Pino(6)	239,332	1.2%
Albert J. Wood(7)	103,606	*
Peter Baldwin(8)	100,017	*
David G. Frodsham(9)	70,838	*
Albert E. Sisto(10)	48,750	*
John C. Fogelin(11)	21,000	*
All directors and executive officers as a group (10 persons)(11)	2,594,652	11.9%

*
Less than 1%

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options that are currently exercisable or exercisable within 60 days of September 30, 2002 are deemed to be outstanding and to be beneficially owned by the person holding such option for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Includes 209,750 shares subject to options that were exercisable within 60 days of September 30, 2002. Nicholas, Viscount Bearsted is Chairman of the Board of Insignia.

(3)
Includes 572,050 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Noling is the Chief Executive Officer, Acting Chief Financial Officer, Secretary and a director of Insignia, and was, until July 2001, the President of Insignia.

(4)
Includes 305,854 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. McMillan is President of Insignia.

(5)
Includes 250,250 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Buchan is Senior Vice President of Engineering and UK General Manager of Insignia.

(6)
Includes 29,126 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Pino is a director of Insignia.

(7)
Includes 92,500 shares subject to options that were exercisable within 60 days of September 30, 2002. Until October 21, 2002 Mr. Wood was Chief Financial Officer, Company Secretary and a Senior Vice President. On this date, Mr. Wood left the employment of Insignia.

(8)
Includes 81,417 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Baldwin is Vice President of Marketing.

(9)
Represents shares and warrants held by Mr. Frodsham. Includes 29,438 shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Frodsham is a director of Insignia.

(10)
Represents shares subject to options that were exercisable within 60 days of September 30, 2002. Until March 31, 2001, Mr. Sisto was a director of Insignia.

(11)
Represents shares subject to options that were exercisable within 60 days of September 30, 2002. Mr. Fogelin is a director of Insignia.

(12)
Includes the shares indicated as included in footnotes (4) through (11).

DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF SHARES

        The total number of authorized shares of Insignia is 53,000,000, consisting of 50,000,000 ordinary shares, each of £0.20 nominal value and 3,000,000 preferred shares, each of £0.20 nominal value.

Ordinary Shares

        All our outstanding and issued ordinary shares are, and all ordinary shares to be in issue upon completion of this offering will be, fully paid or credited as fully paid and not subject to calls for additional payments of any kind. The ordinary shares are issued in registered form.

        In the following description, a "shareholder" is the person registered in Insignia's register of members as the holder of the relevant share. The Depositary will be the shareholder in respect of those ordinary shares represented by ADSs against which ADRs are issued pursuant to the Deposit Agreement. See "Description of American Depository Receipts" for a description of the rights attaching to ADRs.

  Dividends

        Holders of ordinary shares are entitled to receive such dividends as may be declared by Insignia. Dividends may either be interim dividends, declared by resolution of the Board of Directors, or final dividends, which are declared by resolution of the members on the recommendation of the board. To date, there have been no dividends paid to the holders of ordinary shares.

  Rights in a Winding Up

        Holders of ordinary shares are entitled to participate in any distribution of assets upon a liquidation, subject to the satisfaction of creditors' claims and the prior distribution rights of any outstanding preferred shares.

  Voting

        Voting at any general meeting of shareholders is decided by a poll. The necessary quorum for a shareholder meeting shall be a minimum of two persons (present in person or by representative in the case of a corporate member) or by proxy holding not less than one-third of the ordinary shares outstanding and issued at the relevant time. For a description of the method by which the ordinary shares held by the Depositary will be voted, see "Description of American Depository Receipts—Voting of Deposited Securities." Unless otherwise required by law or our Articles of Association, voting in a general meeting is by ordinary resolution (e.g., resolutions for the election of directors, the approval of financial statements, the declaration of final dividends, the appointment of auditors, the increase of authorized shares or the grant of authority to issue shares). An ordinary resolution requires the affirmative vote of a majority of the votes cast at a meeting at which there is a quorum. A special resolution (e.g.,relating to certain matters concerning an alteration of Insignia's Memorandum or Articles of Association or a winding-up of Insignia) or an extraordinary resolution (e.g., modifying the rights of any class of shares at a meeting of the holders of such class) requires the affirmative vote of not less than three-fourths of the votes cast. Meetings are generally convened upon advance notice of 21 or 14 days (not including the days of delivery or receipt of the notice) depending on the nature of the business to be transacted.

  Pre-emptive Rights

        The Companies Act 1985, as amended (the "Companies Act"), confers upon shareholders, to the extent not disapplied, pre-emptive rights in respect of the allotment of equity securities that are or are to be paid up wholly or partly in cash. These provisions may be disapplied by a special resolution of the shareholders, either generally or specifically, for a period not exceeding five years. At Insignia's Annual General Meeting in June 2001, Insignia's shareholders disapplied these pre-emptive rights in respect of approximately 20 million new ordinary shares which were created at such Annual General Meting, which shares may be issued after that date together with approximately 6.2 million ordinary shares which had previously been authorized for issuance, for a period ending on April 25, 2006. Insignia intends to propose the renewal of the disapplication of such pre-emptive rights at each annual general meeting of shareholders.

  Variation of Rights

        If at any time Insignia's share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated, subject to the provisions of the Companies Act 1985, with the written consent of the holders of three-fourths of the issued shares of the class, or with the sanction of an extraordinary resolution passed at a separate meeting of the holders of the shares of that class. At every such separate meeting the quorum is a minimum of two persons holding or representing by proxy not less than one-third in nominal amount of the issued shares of the class, unless all the shares of any class are registered in the name of a single shareholder, in which case the quorum is one person, and each holder of shares of the class will have one vote in respect of every share of the class held by such person.

  Disclosure of Interests

        The Companies Act 1985 gives Insignia power, by notice in writing, to require persons whom it knows are, or has reasonable cause to believe to be, or at any time during the 3 years immediately preceding the date on which the notice is issued by Insignia, to have been interested in shares comprised in its relevant share capital to disclose prescribed particulars of those interests to Insignia. For this purpose "relevant share capital" means Insignia's issued share capital of a class carrying the right to vote in all circumstances at a general meeting of Insignia. Failure to provide in a timely manner the information requested may result in the imposition of sanctions against the holder of the relevant shares as provided in the Companies Act 1985 and Insignia's Memorandum and Articles of Association. Sanctions currently include the withdrawal of voting rights of such shares and the imposition of restrictions on the rights to receive dividends on and to transfer such shares. In this context, the term "interest" is broadly defined and will generally include an interest of any kind in shares, including the interest of a holder of an ADS. In addition, under the Companies Act 1985, any person who acquires (alone or, in certain circumstances, with others) a direct or indirect interest in Insignia's relevant share capital in excess of the "notifiable percentage" (currently 3%, or 10% for certain types of interest) comes under an obligation to disclose prescribed information to us in respect of those shares within a period of two business days following the date on which the obligation to notify arises. An obligation of disclosure also arises where such person's notifiable interest subsequently fails below the notifiable percentage or where, above that level, the percentage of Insignia's relevant capital in which such person is interested (expressed in whole numbers) increases or decreases. See "Description of American Depository Receipts—Disclosure of Interests."

  Miscellaneous

        There are currently no U.K. foreign exchange controls on the payment of dividends on the ordinary shares or the conduct of our operations. There are no restrictions under our Memorandum and Articles of Association or under English law that limit the right of non-resident or foreign owners to hold or vote Insignia's ordinary shares.

Preferred Shares

        As of September 30, 2002 there are authorized but unissued 3,000,000 preferred shares, nominal value of £0.20. The directors are authorized to allot these shares without further shareholder approval through April 25, 2006, provided that the number of shares the directors propose to allocate in the aggregate does not exceed the number of shares in respect of which shareholders have disapplied pre-emptive rights. The preferred shares rank in priority to the ordinary shares as regards capital and, if the directors so resolve on the first occasion on which preferred shares are issued, as regards income. The directors have discretion, on the occasion of the first issue of preferred shares, to specify the percentage rate at which dividends will be paid on the capital paid up in respect of the preferred shares, or alternatively to specify that the preferred shares will rank equally with the ordinary shares as regards dividends. The directors also have discretion to specify the number of votes per share to which a holder of preferred share will be entitled on a poll taken at a shareholder meeting. The Board of Directors may authorize the issue of preferred shares with voting and/or dividend rights that could adversely affect the rights of the holders of ordinary shares. The issue of preferred shares may have the effect of delaying, deferring or preventing a change in control of Insignia. Insignia has no current plan to issue any preferred shares.

Registration Rights

        Under registration rights agreements between Insignia and the investors who participated in our four private placements and Fusion, Insignia is obligated to register all the ADSs and the warrants exercisable for ADSs issued to investors in the private placements and the ADSs purchased by Fusion under the Securities Act and to use reasonable best efforts to keep the registration effective for certain periods of time. All expenses incurred in connection with such registrations (other than underwriters' and brokers' discounts and commissions) will be borne by Insignia.

        For investors in the December 1999 private placement, if Insignia proposes to register any of its ordinary shares under the Securities Act other than in connection with an Insignia employee benefit plan or a corporate reorganization, the holders of these securities may require us to include all or a portion of their shares in such registration, although the managing underwriter of any such offering has certain rights to limit the number of shares in such registration. All expenses incurred in connection with such registrations (other than underwriters' discounts and commissions) will be borne by Insignia.

        Further, holders of Registrable Securities may require us to register all or any portion of their Registrable Securities on Form S-3 when such form becomes available to Insignia, subject to certain conditions and limitations. All expenses incurred in connection with the first two of such registrations (other than underwriters' discounts and commissions) will be borne by Insignia, These Form S-3 registration rights expire no later than five years after the closing date of this offering.

Warrants

        As of September 30, 2002 there were warrants outstanding to subscribe for an aggregate of 2,191,334 ordinary shares in ADS form that were issued to certain investors by us in private placement transactions. These warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, share splits, reorganizations, reclassifications, consolidations and certain dilutive issuances of securities at prices below the then existing warrant exercise price. Specifically, if we issue our securities in a transaction, such as a private placement financing, for a price that is lower than the ten day average price of our ADSs before the transaction or if the warrants issued in those private placement transactions are exercised at a price less than the ten day average price of our ADSs at the time of exercise, the number of shares which the investors may subscribe with their warrants will increase.

        Further, some of these warrants have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period by Insignia. The purchase price security holders will pay per additional ADS is the nominal value, or 20 pence per ADS, which is the lowest amount these shares can be purchased under English law.

        If we issue additional ADSs or if the adjustment provisions of these warrants are triggered, the ownership interest of existing security holders will be diluted.

        In addition, upon the execution of the securities subscription agreement by and between Insignia and Fusion Capital dated October 17, 2002, we issued warrants to Fusion Capital exercisable for up to 2,000,000 of our ADSs. See the sections entitled "Fusion Transaction—Commitment Shares Issued to Fusion Capital" and "Risk Factors—Some security holders have anti-dilution rights, which, if triggered, would dilute the ownership interests of existing security holders".

Transfer Agent and Registrar

        The Transfer Agent for the ADSs is The Bank of New York. The Transfer Agent's address and telephone number of its principal executive office is located at 48 Wall Street, New York, New York 10286, (212) 815-4305. The Registrar is Capita IRG plc. The Registrar's address of its principal executive office is Bourne House, 34 Beckenham Road, Beckenham, Kent BR 3 4TU, United Kingdom.

DESCRIPTION OF AMERICAN DEPOSITORY RECEIPTS

        The following is a summary of certain provisions of the Deposit Agreement (the "Deposit Agreement") between Insignia and The Bank of New York, as depositary (the "Depositary," such term to include any successor Depositary), and all owners and beneficial owners from time to time of ADRs, pursuant to which the ADRs are to be issued. The Deposit Agreement is governed by the laws of the State of New York.

        This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs. Copies of the Deposit Agreement and the Memorandum and Articles of Association of Insignia are available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the London office of the Depositary (the "Custodian"), currently located at 46 Berkeley Street, London W1X 6AA, England. The Depositary's principal executive office is located at 48 Wall Street, New York, New York 10286.

American Depository Receipts

        ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent one ordinary share or evidence of the right to receive one ordinary share (together with any additional ordinary shares at any time deposited or deemed deposited under the Deposit Agreement and any and all other securities, cash and property received by the Depositary or the Custodian in respect thereof and at such time held under the Deposit Agreement). Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and Insignia as owners.

Deposit, Transfer and Withdrawal

        The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of ordinary shares (or evidence of rights to receive ordinary shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes (including, without limitation, amounts in respect of any applicable stamp taxes) provided in the Deposit Agreement, execute and deliver at its corporate trust office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such ordinary shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing any authorized number of ADSs requested by such person or persons.

        The Depositary has no obligation to accept ordinary shares for deposit from any person or entity identified by Insignia as holding Restricted Securities (as defined below) except upon compliance with the provisions of the Deposit Agreement. The term "Restricted Securities" means ordinary shares, or ADRs representing such ordinary shares, which are "restricted securities" as such term is defined in Rule 144(a)(3) of the Securities Act, or which would require registration under the Securities Act in connection with the offer and sale thereof in the United States, or which are subject to other restrictions on sale or deposit under the laws of the United States or England, or under a shareholder agreement or Insignia's Memorandum or Articles of Association.

        Upon surrender at the corporate trust office of the Depositary of an ADR for the purpose of withdrawal of the ordinary shares represented by the ADSs evidenced by such ADR, and upon payment of the fee of the Depositary for the surrender of ADRs and payment of all governmental charges and taxes (including, without limitation, amounts in respect of any applicable stamp taxes) provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the owner of such ADR will be entitled to delivery, to him or upon his order, of the amount of ordinary shares at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the owner.

        Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may deliver ADRs prior to the receipt of ordinary shares (a "Pre-Release") and deliver ordinary shares upon the receipt and cancellation of ADRs which have been delivered prior the receipt of ordinary shares, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of ordinary shares in satisfaction of a Pre-Release. Each Pre-Release must be (i) preceded or accompanied by a written representation from the person to whom the ADRs or ordinary shares are to be delivered that such person, or its customer, owns the ordinary shares or ADRs to be remitted, as the case may be, (ii) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (iii) terminable by the Depositary on not more than five business days' notice and (iv) subject to such further indemnities and credit regulations as the Depositary deems appropriate.

Dividends, Other Distributions and Rights

        Subject to any restrictions imposed by English law, regulations or applicable permits, the Depositary is required to convert or cause to be converted into U.S. dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than dollars, including pounds sterling, that it receives in respect of the deposited ordinary shares, and to distribute the resulting dollar amount (net of reasonable and customary expenses incurred by the Depositary in converting such foreign currency) to the owners entitled thereto, in proportion to the number of ADSs representing such deposited securities evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the owners of ADRs will be reduced by any amount on account of taxes to be withheld by Insignia or the Depositary. See "—Liability of Owner for Taxes." If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary will file such applications for approval or license, if any, as it deems desirable.

        If the Depositary determines that in its judgment any foreign currency received by the Depositary or the Custodian cannot be converted an a reasonable basis into dollars transferable to the United States, any approval or license of any government or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the foreign currency received by the Depositary or the Custodian to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the owners entitled to receive the same. If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in dollars to the extent permissible to the owners entitled thereto, and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of the owners entitled thereto, and will if Insignia so requests.

        If Insignia declares a dividend in, or free distribution of, ordinary shares, the Depositary may distribute to the owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing an aggregate number of ADSs that represents the amount of ordinary shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of ordinary shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees and expenses of the Depositary. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from Insignia that such distribution does not require registration or is exempt from registration under the Securities Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the amount of ordinary shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional ordinary shares distributed upon the deposited securities represented thereby.

        If Insignia offers or causes to be offered to the holders of any deposited securities any rights to subscribe for additional ordinary shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any owners of ADRs or in disposing of such rights for the benefit of any owners and making the net proceeds available to such owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any owners or dispose of such rights and make the net proceeds available to such owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all or certain owners but not to other owners, the Depositary may distribute to any owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.

        In circumstances in which rights would not otherwise be distributed, if an owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such owner, the Depositary will make such rights available to such owner upon written notice from Insignia to the Depositary that (i) Insignia has elected in its sole discretion to permit such rights to be exercised and (ii) such owner has executed such documents as Insignia has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such owner to exercise such rights, upon payment by such owner to the Depositary for the account of such owner of an amount equal to the purchase price of the ordinary shares to be received upon exercise of the rights and upon payment of the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary will, on behalf of such owner, exercise the rights and purchase the ordinary shares, and Insignia shall cause the ordinary shares so purchased to be delivered to the Depositary on behalf of such owner. As agent for such owner, the Depositary will cause the ordinary shares so purchased to be deposited, and will execute and deliver ADRs to such owner, pursuant to the Deposit Agreement.

        The Depositary will not offer rights to owners having an address in the United States unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all owners or are registered under the provisions of the Securities Act; provided, that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of Insignia to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for Insignia upon which the Depositary may rely that such distribution to such owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

        Whenever the Depositary receives any distribution other than cash, ordinary shares or rights in respect of the deposited securities, the Depositary will cause the securities or property received by it to be distributed to the owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that Insignia or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act to be distributed to owners or beneficial owners) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees and expenses of the Depositary) will be distributed by the Depositary to the owners entitled thereto as in the case of a distribution received in cash.

        If the Depositary determines that any distribution of property (including ordinary shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

        Upon any change in nominal or par value, split-up, consolidation or any other reclassification of deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting Insignia or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of deposited securities will be treated as new deposited securities under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing deposited securities, the right to receive the new deposited securities so received in exchange or conversion unless additional ADRs are delivered pursuant to the following sentence. In any such case, the Depositary may execute and deliver additional ADRs as in the case of a dividend in ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new deposited securities.

Record Dates

        Whenever any cash dividend or other cash distribution becomes payable or any distribution other than cash is made, whenever rights are be issued with respect to the deposited securities, whenever for any reason the Depositary causes a change in the number of ordinary shares that are represented by each ADS, whenever the Depositary receives notice of any meeting of holders of ordinary shares or other deposited securities or whenever the Depositary finds it necessary or convenient, the Depositary will fix a record date as close as practicable to the record date fixed by Insignia with respect to the ordinary shares (i) for the determination of the owners who will be (a) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof or (b) entitled to give instructions for the exercise of voting rights at any such meeting or (ii) an or after which each ADS will represent the changed number of ordinary shares, all subject to the provisions of the Deposit Agreement.

Voting at Deposited Securities

        Upon receipt of notice of any meeting or solicitation of consents or proxies of holders of ordinary shares or other deposited securities, if requested in writing by Insignia, the Depositary will, as soon as practicable thereafter, mail to all owners a notice, the form of which will be in the sole discretion of the Depositary, containing (i) the information included in such notice of meeting received by the Depositary from Insignia, (ii) a statement that the owners as of the close of business on a specified record date as close as practicable to the record date fixed by Insignia with respect to the ordinary shares will be entitled, subject to any applicable provision of English law and of the Memorandum and Articles of Association of Insignia, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of ordinary shares or other deposited securities represented by their respective ADSs and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of an owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of ordinary shares or other deposited securities represented by the ADSs evidenced by such ADRs in accordance with the instructions act forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the ordinary shares or other deposited securities, other than in accordance with such instructions.

        There can be no assurance that the owners generally or any owner in particular will receive such notice sufficiently in advance of the date established by the Depositary for the receipt of instructions to ensure that the Depositary will in fact receive such instructions on or before such date.

Disclosure of Interests

        Each owner and beneficial owner of an ADR agrees to provide such information as Insignia may request in a disclosure notice given pursuant to the Companies Act and the Memorandum and Articles of Association of Insignia. Failure of an owner or beneficial owner to provide in a timely fashion the information requested in any disclosure notice may result in the imposition of sanctions against the holder of the ordinary shares represented by ADSs in inspect of which the non-complying person is or was, or appears to be or have been, interested as provided in the Companies Act and the Memorandum and Articles of Association of Insignia, which currently include, without limitation, the withdrawal of the voting rights of such ordinary shares and the imposition of restrictions on the rights to receive dividends on and to transfer such ordinary shares. In addition, each owner or beneficial owner of an ADR who is or becomes directly or indirectly interested (within the meaning of the Companies Act) is 3% or more of the issued ordinary shares (or 10% or more for certain types of interest), or is aware that another person for whom it holds ADRs is so interested, must within two business days after becoming so interested, or so aware, and thereafter in certain circumstances upon any changes in the percentage interest in the issued ordinary shares, notify Insignia as required by do Companies Act.

Reports and Other Communications

        The Depositary will make available for inspection by owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from Insignia, which are both (i) received by the Depositary as the holder of the deposited securities and (ii) made generally available to the holders of such deposited securities by Insignia. The Depositary will also send to the owners copies of such reports when furnished by Insignia pursuant to the Deposit Agreement. All such reports and communications, including any proxy soliciting material, furnished to the Depositary by Insignia will be furnished in English.

Amendment and Termination of the Deposit Agreement

        The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between Insignia and the Depositary in any respect which they may deem necessary or desirable without that consent of the owners and beneficial owners; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the owners of outstanding ADRs. Every owner, at the time any amendment becomes effective, will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the owner to surrender such ADR and receive therefor the deposited securities represented thereby, except to comply with mandatory provisions of applicable law. In the event the Depositary resigns or is removed and a successor depositary is appointed in accordance with the provisions of the Deposit Agreement, owners of outstanding ADRs will be notified of such appointment by the successor Depositary.

        The Depositary will at any time at the direction of Insignia terminate the Deposit Agreement by mailing notice of such termination to the owners of the ADRs than outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to Insignia and the owners of all ADRs then outstanding if, any time after 90 days have expired after the Depositary has delivered to Insignia a written notice of its election to resign, a successor depositary has not been appointed and accepted its appointment in accordance with the terms of the Deposit Agreement. On and after the date of termination, the owner of an ADR will, upon (i) surrender of such ADR at the Corporate Trust Office, (ii) payment of the fee of the Depositary for the surrender of ADRs as provided in the Deposit Agreement and (iii) payment of any applicable taxes or governmental charges, be entitled to delivery to such owner or upon such owner's order, of the amount of deposited securities represented by the ADSs evidenced by such ADRs. If any ADRs remain outstanding after the data of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the deposited securities, the sale of rights send other property and the delivery of underlying deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fee of the Depositary for the surrender of ADRs, other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the deposited securities then held under the Deposit Agreement and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the owners that have not surrendered their ADRs, such owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of ADRs, other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges).

Charges of Depositary

        Insignia will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar, in accordance with written agreements entered into between the Depositary and Insignia from time to time. The Depositary will charge any party depositing or withdrawing ordinary shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Insignia or an exchange of stock regarding the ADRs or deposited securities, or a distribution of ADRs pursuant to the Deposit Agreement) where applicable: (i) taxes (including, without limitation, amounts in respect of any applicable stamp taxes) and other governmental charges; (ii) such registration fees as may from time to time be in effect for the registration of transfers of ordinary shares generally on the share register of Insignia or the appointed agent of Insignia for transfer and registration of ordinary shares and applicable to transfers of ordinary shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (iii) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing ordinary shares or owners; (iv) such expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to the Deposit Agreement; (v) a fee not in excess of $5.00 per 100 ADSs (or portion thereof) for the issuance and surrender, respectively, of ADRs pursuant to the Deposit Agreement; (vi) a fee not in excess of $0.02 per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement; (vii) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above that would have been charged as a result of the deposit of such securities (for purposes of this clause (vii) treating all such securities as if they were ordinary shares), but which securities are instead distributed by the Depositary to owners; and (viii) a fee not in excess of $1.50 per certificate for an ADR at ADRs for transfers made pursuant to the Deposit Agreement.

        The Depositary may own and deal in any class of securities of Insignia and its affiliates and in ADRs.

Liability of Owner for Taxes

        If any tax, duty or other governmental charge (including, without limitation, any stamp tax) becomes payable by the Custodian, the Depositary or any nominee of either as registered holder of any deposited securities underlying any ADR with respect to any ADR or any deposited securities represented by the ADSs evidenced by such ADR, such tax or other governmental charge will be payable by the owner or beneficial owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of deposited securities underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the owner or beneficial owner thereof any part or all of the deposited securities underlying such ADR and may apply such dividends, other distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner or beneficial owner of such ADR will remain liable for any deficiency.

General

        Neither the Depositary nor Insignia nor any of their respective directors, employees, agents or affiliates will be liable to any owner or beneficial owner of ADRs, if by reason of any provision of any present or future law or regulation of the United States, England or any other country, or of any other governmental or regulatory authority, stock exchange or automated quotation system, or by reason of any provision, present or future, of the Memorandum or Articles of Association of Insignia, or by reason of any provision of any securities issued or distributed by Insignia, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or Insignia shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the deposited securities is provided will be done or performed; nor will the Depositary or Insignia or any of their respective directors, employees, agents or affiliates incur any liability to any owner or beneficial owner of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to owners, and the Depositary may not dispose of such distribution or offering on behalf of such owners and make the net proceeds available to such owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.

        Insignia and the Depositary assume no obligation nor will they be subject to any liability under the Deposit Agreement to owners or beneficial owners of ADRs, except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.

        The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties or at the written request of Insignia. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of any deposited securities, the Depositary, the Custodian or the registrar may require payment from the person presenting the ADR or the depositor of the ordinary shares of a sum sufficient to reimburse is for any tax (including, without limitation, amounts in respect of any applicable stamp tax) at other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to ordinary shares being deposited or withdrawn) and payment of any applicable fees as provided in the Deposit Agreement. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, ordinary shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary are closed or if any such action is deemed necessary or advisable by the Depositary or Insignia, at any time or from time to time. Notwithstanding anything to the contrary in the Deposit Agreement, the surrender of outstanding ADRs and the withdrawal of deposited securities may not be suspended, subject only to (i) temporary delays caused by closing the transfer books of the Depositary or Insignia or the deposit of ordinary shares in connection with voting at a shareholders' meeting or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or other laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited securities.

        The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the owners, provided that such inspection will not be for the purpose of communicating with owners in the interest of a business or object other than the business of Insignia or a matter related to the Deposit Agreement or the ADRs.

        The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

Listing

        The ADSs have been approved for listing on the Nasdaq National Market under the trading symbol INSG.

PLAN OF DISTRIBUTION

        The shares offered by this prospectus are being offered by Fusion Capital Fund II, LLC, the selling shareholder. The shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares offered by this prospectus may be effected in one or more of the following methods:

  •
  ordinary brokers' transactions;

  •
  transactions involving cross or block trades;

  •
  through brokers, dealers, or underwriters who may act solely as agents;

  •
  "at the market" into an existing market for the shares;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  •
  in privately negotiated transactions; or

  •
  any combination of the foregoing.

        In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

        Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

        Fusion Capital is an "underwriter" within the meaning of the Securities Act.

        Neither Fusion Capital nor we can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Fusion Capital, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling shareholder and any other required information.

        We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

        Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our shares during the term of the securities subscription agreement.

        We have advised Fusion Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange

Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

        This offering will terminate on the date that all shares offered by this prospectus have been sold by Fusion Capital.

LEGAL MATTERS

        The validity, under English law, of the shares offered under this prospectus will be passed upon for Insignia by Macfarlanes, London.

EXPERTS

        The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION AVAILABLE TO YOU

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request. Requests for documents should be directed to Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538, telephone number (510) 360-3700.

        We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 5000 West Madison Street Suite 1400 Chicago, Illinois 60661	233 Broadway Suite 1300 New York, New York 10279

        Copies of these materials can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.

        Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission for the shares to be sold by the selling security holders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information in the registration statement because some parts of the registration statement are omitted according to the rules and regulations of the SEC. The registration statement is available for inspection and copying as described above.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make this offer, solicitation of an offer or proxy solicitation. Neither the delivery of this prospectus nor any distribution of securities under this prospectus shall, under any circumstances, create any implication that there has been no change in the information in this prospectus or incorporated by reference in this prospectus or in our affairs since the date of this prospectus.

INSIGNIA SOLUTIONS PLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of Insignia Solutions plc:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Insignia Solutions plc and its subsidiaries (the "Company") at December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

San Jose, California
January 20, 2002, with the exception of the qualification of our opinion above which is dated October 31, 2002

INSIGNIA SOLUTIONS PLC

CONSOLIDATED BALANCE SHEET

(amounts in thousands, except share data)

	December 31,
	2001	2000
ASSETS
Current assets:
Cash and cash equivalents	$8,643	$11,931
Restricted cash	—	120
Accounts receivable, net	6,015	3,385
Prepaid royalties	1,139	—
Prepaid and other current assets	1,269	1,088

Total current assets	17,066	16,524
Property and equipment, net	352	512
Cash and cash equivalents held in escrow	—	5,050
Restricted cash	250	250
Other non-current assets	100	—

	$17,768	$22,336

LIABILITIES, MANDATORILY REDEEMABLE AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,011	$1,096
Accrued liabilities	1,179	1,833
Deferred revenue	4,054	898
Accrued royalties	—	770
Income taxes payable	189	550

Total current liabilities	6,433	5,147

Mandatorily redeemable warrants (Note 9)	1,440	1,440

Commitments and Contingencies (Note 7)
Shareholders' equity:
Preferred shares, £0.20 par value: 3,000,000 shares authorized; no shares issued	—	—
Ordinary shares, £0.20 par value: 50,000,000 shares authorized; 19,500,313 shares and 18,145,190 shares issued and outstanding in 2001 and 2000, respectively	6,278	5,876
Additional paid-in capital	58,869	54,117
Accumulated deficit	(54,791)	(43,783)
Accumulated other comprehensive loss	(461)	(461)

Total shareholders' equity	9,895	15,749

	$17,768	$22,336

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except share and per share data)

	Year Ended December 31,
	2001	2000	1999
Net revenues:
License	$8,224	$8,987	$6,471
Service	2,049	1,779	366

Total net revenues	10,273	10,766	6,837

Costs of net revenues:
License	3,768	2,826	3,296
Service	507	465	504

Total cost of net revenues	4,275	3,291	3,800

Gross margin	5,998	7,475	3,037

Operating expenses:
Sales and marketing	7,058	5,376	5,542
Research and development	6,220	5,960	5,972
General and administrative	4,155	3,733	3,178
Restructuring	292	—	—

Total operating expenses	17,725	15,069	14,692

Operating loss	(11,727)	(7,594)	(11,655)
Interest income (expense), net	455	(129)	473
Other income (expense), net	112	124	(93)

Loss before income taxes	(11,160)	(7,599)	(11,275)
Benefit for income taxes	(152)	(785)	(1,316)

Net loss	$(11,008)	$(6,814)	$(9,959)

Net loss per share:
Basic	$(0.57)	$(0.47)	$(0.77)

Diluted	$(0.57)	$(0.47)	$(0.77)

Weighted average shares and share equivalents:
Basic	19,248	14,571	12,883

Diluted	19,248	14,571	12,883

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(amounts in thousands, except share data)

	Ordinary Shares				Accumulated Other Comprehensive Loss
			Additional Paid-in Capital	Accumulated Deficit		Total Shareholders' Equity
	Shares	Amount
Balances, December 31, 1998	12,590,316	$4,164	$34,725	$(27,010)	$(461)	$11,418
Shares issued under employee stock plans	385,771	140	381	—	—	521
Shares issued under private Placement	1,063,515	—	—	—	—	—
Net loss	—	—	—	(9,959)	—	(9,959)

Balances, December 31, 1999	14,039,602	4,304	35,106	(36,969)	(461)	1,980
Shares issued under private Placement	—	340	2,279	—	—	2,619
Shares issued under employee stock plans	234,261	73	626	—	—	699
Shares issued under line of credit	19,994	6	242	—	—	248
Shares issued for conversion of debt	251,333	72	968	—	—	1,040
Shares issued under private Placement	3,600,000	1,081	14,896	—	—	15,977
Net loss	—	—	—	(6,814)	—	(6,814)

Balances, December 31, 2000	18,145,190	5,876	54,117	(43,783)	(461)	15,749
Shares issued under employee stock plans	94,823	27	218	—	—	245
Shares issued for conversion of warrant	282,500	82	600	—	—	682
Shares issued under private Placement	977,800	293	3,934	—	—	4,227
Net loss	—	—	—	(11,008)	—	(11,008)

Balances, December 31, 2001	19,500,313	$6,278	$58,869	$(54,791)	$(461)	$9,895

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(11,008)	$(6,814)	$(9,959)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	323	420	580
Allowance for doubtful accounts	66	291	(1,318)
Other	6	40	(58)
Net changes in assets and liabilities:
Restricted cash	120	—	66
Accounts receivable	(2,696)	(3,487)	2,835
Prepaid and other current assets	(1,320)	(50)	477
Other noncurrent assets	(100)	—	57
Accounts payable	(85)	389	(948)
Accrued liabilities	(654)	159	(648)
Accrued royalties	(770)	(1,557)	(1,982)
Income taxes	(361)	362	(806)
Deferred revenue	3,156	(451)	1,087

Net cash used in operating activities	(13,323)	(10,698)	(10,617)

Cash flows from investing activities:
Proceeds from the sale of property and equipment	2	3	140
Purchases of property and equipment	(171)	(310)	(213)
Product line sale proceeds held in escrow	—	(290)	(320)
Product line sale proceeds released from escrow	5,050	1,300	3,360
Proceeds from sale of minority share stock	—	325	—

Net cash provided by investing activities	4,881	1,028	2,967

Cash flows from financing activities:
Payments made under capital leases	—	—	(51)
Proceeds from convertible debt	—	—	1,000
Proceeds from share issuance for line of credit	—	248	—
Proceeds from issuance of shares, net	4,227	15,977	4,059
Proceeds from exercise of warrants	682	—	—
Proceeds from exercise of stock options and ESPP	245	699	521

Net cash provided by financing activities	5,154	16,924	5,529

Net increase(decrease) in cash and cash equivalents	(3,288)	7,254	(2,121)
Cash and cash equivalents at beginning of the year	11,931	4,677	6,798

Cash and cash equivalents at the end of the year	$8,643	$11,931	$4,677

Supplemental disclosure of cash flow information:
Interest paid	$—	$209	$25
Supplemental non-cash investing and financing activities:
Conversion from convertible debt	$—	$1,040	$—

The accompanying notes are an integral part of these consolidated financial statements.

INSIGNIA SOLUTIONS PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Organization and business

        Insignia Solutions plc (the "Company"), which commenced operations in 1986, develops, markets and supports software technologies that speed the adoption of Java-based individualized computing in smart devices. The Jeode platform is the Company's implementation of Sun Microsystems, Inc.'s ("Sun") Java® technology tailored for smart devices. It leverages patent-pending intellectual property to provide these resource-constrained devices with high performance, fully-compatible Java applet and application support. The product became available for sale in March 1999. The Jeode platform is now the principal product line of the Company and will be for the foreseeable future. The Jeode product line revenue model is based on original equipment manufacturer's ("OEMs") and channel partner's customer transactions. The Company's principal product line in past years was SoftWindows™.

        The principal markets for the Company's products are North America, Europe and Asia. The Company distributes its products through multiple distribution channels, including direct sales, distributors, resellers and original equipment manufacturers.

Basis of presentation and liquidity

        During the past two years, the Company has incurred an aggregate loss from operations and negative operating cash flows of $19,321,000 and $24,141,000, respectively. The Company continues to face significant risks associated with the successful execution of its new product strategy. These risks include, but are not limited to continued technology and product development, introduction and market acceptance of new products, changes in the marketplace, liquidity, competition from existing and new competitors which may enter the marketplace and retention of key personnel. Due to the generally longer sales cycles expected to be associated with the Jeode platform, the Company does not currently have accurate visibility of future order rates and demand for its products generally. There can be no assurance that Jeode platform products will achieve market acceptance.

        The Company believes that with the $6.0 million securities subscription agreement, entered into on October 17, 2002 and management's plans to increase revenues while controlling operating costs, the Company will have sufficient funds to meet the Company's operating and capital requirements through the end of fiscal year 2003. However, there can be no assurance that the Company will be able to obtain additional funding if needed, on acceptable terms or at all. The failure to raise additional funds, if needed, on a timely basis and on sufficient favorable terms could have a material adverse effect on the Company's business, operating results and financial condition. The Company's liquidity may also be adversely affected in the future by factors such as continued higher interest rates, inability to borrow without collateral, availability of capital financing and continued operating losses. Moreover, the Company's expense levels are based in part on expectations of future sales levels, and a shortfall in expected sales could therefore result in a disproportionate decrease in results of operations. In addition, the Company, which is listed on the Nasdaq National Markets, was not in compliance with Nasdaq's continued listing requirements on stock price and total shareholders' equity as of September 30, 2002. These circumstances raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The Company follows accounting policies that are in accordance with principles generally accepted in the United States of America. The Company conducts most of its business in U.S. dollars. All amounts included in the financial statements and in the notes herein are in U.S. dollars unless designated "£", in which case they are in British pound sterling. The exchange rates between the U.S.

dollar and the British pound sterling were $1.47, $1.50 and $1.60 (expressed in U.S. dollars per British pound sterling) at December 31, 2001, 2000 and 1999, respectively.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of consolidation

        The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Cash, cash equivalents, and restricted cash

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash, cash equivalents, and restricted cash at December 31, 2001 and 2000 are comprised of cash, restricted cash and certificates of deposit. Restricted cash aggregated $250,000 and $5.4 million at December 31, 2001 and 2000, respectively

        Certificates of deposit aggregated $1.6 million and $9.25 million at December 31, 2001 and 2000, respectively.

        The Company has classified all its securities as "available-for-sale." The fair value of these securities, comprised primarily of certificates of deposit with commercial banks, approximates cost. These securities mature within one year.

Revenue recognition

        During fiscal 2000 and 2001, the Company primarily entered into license arrangements for the sale of the Jeode product to OEM's and distributors. Prior to fiscal 2000, the Company's primary source of revenue was derived from packaged product licensing fees for the sale of the Company's SoftWindows™ products. Service revenues are derived from customer funded engineering activities, training and annual maintenance contracts.

        Revenue from licenses is recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed and determinable, and collectibility is probable. For contracts with multiple elements, and for which vendor-specific objective evidence of fair value for the undelivered elements exists, the Company recognizes revenue for the delivered elements using the residual method as prescribed by Statement of Position No 98-9, "Modification of SOP No 97-2 with Respect to Certain Transactions". If vendor-specific objective evidence does not exist for all undelivered elements, all revenue is deferred until evidence exists, or all elements have been delivered. Generally the Company has vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, the Company defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period during which the maintenance is to be provided, which generally commences on the date the software is delivered. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. The Company occasionally enters into license agreements with extended payment terms. Provided all other revenue criteria are met, revenue from these contracts is recognized at the earlier of when the cash is received from the customer or the quarter in which the payments become due and payable.

        The Company also has entered into license agreements with certain distributors which provide for minimum guaranteed royalty payments throughout the term of the agreement. Provided all other revenue criteria are met, minimum guaranteed royalty revenue is recognized when the payments become due and payable. Royalty revenue that exceeds the minimum guarantees is recognized as reported.

        Revenue for customer-funded engineering is recognized on a percentage of completion basis, which is computed using the input measure of labor cost. Revenues from training are recognized when the training is performed.

        The Company does not grant return rights or price protection under license agreements for its Jeode product, but did offer price protection to certain distributors in 2000. The Company did grant return rights and price protection to certain resellers and distributors related to the sale of the SoftWindows product line during 1999. The Company provided sales return allowances for distributor and resellers inventories of its SoftWindows products and certain rights of return and price protection on unsold merchandise held by those distributors and resellers. The Company provided sales returns allowances based on the Company's historical rates of return and estimates of expected sell through by distributors and resellers of its product.

        License revenue and service revenue on contracts involving significant implementation, customization or services which are essential to the functionality of the software is recognized over the period of each engagement, using the percentage of completion method. Labor hours incurred is generally used as the measure of progress towards completion.

        Payments for customer funded engineering activities, training and maintenance contracts received in advance of revenue recognition are recorded as deferred revenue.

Equipment and depreciation

        Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives which range from three to four years or the lease term if shorter.

Foreign currency translation

        The Company's primary functional currency for its non-U.S. operations is the U.S. dollar. Certain monetary assets and liabilities of the non-U.S. operating companies are denominated in local currencies (i.e. not the U.S. dollar). Upon a change in the exchange rate between the non-U.S. currency and the U.S. dollar, the Company must remeasure the local non-U.S. denominated assets and liabilities to avoid carrying unrealized gains or losses on its balance sheet. Non-U.S. dollar denominated monetary assets and liabilities are remeasured using the exchange rate in effect at the balance sheet date, while nonmonetary items are remeasured at historical rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses related to balance sheet amounts which are translated at historical exchange rates. Remeasurement adjustments and transaction gains or losses are recognized in the income statement during the period of occurrence. During its early years of existence, the Company used the pound sterling as the functional currency for its non-U.S. operations. Accordingly, translation gains and losses recognized during such periods have been included in the cumulative currency translation adjustments account.

Foreign currency financial instruments

        The Company has, in prior years, entered into foreign currency option contracts to hedge against exchange risks associated with the British pound sterling denominated operating expenses of its U.K. operations. The gains and losses on these contracts are generally included in the statement of operations when the related operating expenses are recognized. At December 31, 2001 and 2000, there were no outstanding currency options. From time to time, the Company also entered into short-term forward exchange contracts, although the Company did not enter into any such contracts in 2000 or 2001. The Company generally does not use hedge accounting for the forward exchange contracts. No forward exchange contracts were outstanding at December 31, 2001 and 2000.

Software development costs

        The Company capitalizes internal software development costs incurred after technological feasibility has been demonstrated. The Company defines establishment of technological feasibility as the completion of a working model. Such capitalized amounts are amortized commencing with the introduction of that product at the greater of the straight-line basis utilizing its estimated economic life, generally six months to one year, or the ratio of actual revenues achieved to the total anticipated revenues over the life of the product. At December 31, 2001 and 2000, capitalized software development costs were fully amortized.

Stock-based compensation

        The Company accounts for its employee stock option plans and employee stock purchase plan in accordance with provisions of the Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and complies with the disclosure provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") in these notes to consolidated financial statements. Under APB No. 25, compensation costs is determined based on the difference, if any, on the grant date between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

        Stocks, stock options, and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS 123 and Emerging Issue Task Force Issue No. 96-18, ("EITF 96-18") "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services".

Income taxes

        The Company accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

Concentrations of risk

        Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, restricted cash, short-term investments and trade accounts receivable. The Company places its cash, cash equivalents, restricted cash and short-term investments primarily in bank accounts and certificates of deposit with high credit quality financial institutions.

        The Jeode platform is the Company's principal product line for the foreseeable future and generated 99% of the Company's total revenues for 2001.

        The Company sells its products primarily to original equipment manufacturers and distributors. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. At December 31, 2001, 2 customers accounted for 61% and 17%, respectively, of gross trade receivables. At December 31, 2000, two customers accounted for 43% and 25%, respectively, of gross trade receivables.

        In the first quarter of 1999, the Company signed a five-year agreement with Sun Microsystems, Inc. ("Sun"), under which Sun established the Company as a Sun Authorized Virtual Machine provider. In September 2001, the Company and Sun Microsystems, Inc. ("Sun") entered into Amendment No. 3 (the "Amendment") to the Technology License and Distribution Agreement (the "Distribution Agreement") between the two companies. In addition, in June 2001, the two companies entered into an addendum (the "Addendum") to the Distribution Agreement relating to distribution of products to a customer of the Company. The Amendment and the Addendum each require the Company to make non-refundable royalty prepayments to Sun. Under the agreement, the Company will pay Sun a per unit royalty on each Jeode-enabled OEM product shipped by the Company's customers. The Amendment deletes the former expiration terms and expires on June 30, 2004 with an optional 3 year term renewal on a portion of the Sun technology (specifically personal and embedded Java). If the agreement with Sun terminates or expires without renewal, the Company would not be able to market the Company's Jeode product line.

Advertising costs

        The Company expenses advertising costs as incurred. Advertising expense totaled $11,000, $200,000, and $600,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Comprehensive income

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"), requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. FAS 130 also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources.

Net income (loss) per share

        Basic net income (loss) per share is computed using the weighted average number of ordinary shares outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of ordinary shares and ordinary share equivalents outstanding during the period. Ordinary equivalent shares consist of warrants and stock options (using the treasury stock method). Ordinary equivalent shares are excluded from the computation if their effect is antidilutive.

Reclassifications

        Certain previously reported amounts have been reclassified to conform with the current period presentation.

New accounting pronouncements

        In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards,"SFAS", No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the testing for impairment of existing goodwill and other intangibles. The Company plans to adopt SFAS 142 effective January 1, 2002. The Company is currently assessing the potential impact of SFAS 141 and 142 and does not expect the adoption of these statements will have a material impact on its financial position and results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121 and the accounting and reporting provisions of Accounting Principles Board, or APB, Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The provisions of SFAS 144 are required to be adopted during the Company's fiscal year beginning January 1, 2002. The Company is currently assessing the potential impact of SFAS 144 and does not believe it will have a material impact on its financial position and results of operations.

Note 2. Balance Sheet Detail

        The following table provides details of the major components of the indicated balance sheet accounts (in thousands):

	December 31,
	2001	2000
Accounts receivables, net:
Trade accounts receivable, gross	$6,503	$3,427
Less allowance for doubtful accounts	(488)	(42)

	$6,015	$3,385

Property and equipment, net*:
Computers and other equipment	$1,572	$2,148
Leasehold improvements	524	488
Furniture and fixtures	121	132

	2,217	2,768
Less accumulated depreciation	(1,865)	(2,256)

	$352	$512

Accrued liabilities:
Accrued legal and professional services	$257	$775
Accrued compensation and payroll taxes	584	750
Other	338	308

	$1,179	$1,833

*
Depreciation expense was approximately $323,000, $420,000 and $580,000 for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 3. Stock Plans

        The Company has four stock option plans, which provide for the issuance of stock options to employees of the Company to purchase Ordinary shares. At December 31, 2001 and 2000, respectively, approximately 539,466 and 641,931 Ordinary shares were available for future grants of stock options. Stock options are generally granted at prices of not less than 100% of the fair market value of the Ordinary shares on the date of grant, as determined by the Board of Directors.

        The following table summarizes activity on stock options:

	1986 and 1996 U.K. Share Option Schemes	1988 and 1995 U.S. Stock Option Plans	Total	Weighted Average Exercise Price
Outstanding at December 31, 1998	567,792	1,704,341	2,272,133	$1.77
Granted	171,000	425,000	596,000	$4.52
Exercised	(69,859)	(144,459)	(214,318)	$1.48
Lapsed	(47,470)	(255,372)	(302,842)	$1.57

Outstanding at December 31, 1999	621,463	1,729,510	2,350,973	$2.52

Granted	88,000	797,400	885,400	$6.81
Exercised	(41,190)	(149,888)	(191,078)	$2.02
Lapsed	(63,995)	(153,483)	(217,478)	$3.65

Outstanding at December 31, 2000	604,278	2,223,539	2,827,817	$3.81

Granted	486,375	1,377,600	1,863,975	$3.01
Exercised	(18,594)	(19,988)	(38,582)	$1.30
Lapsed	(135,936)	(625,574)	(761,510)	$5.35

Outstanding at December 31, 2001	936,123	2,955,577	3,891,700	$3.15

        Options granted under the Company's option plans generally vest over a four year period. Options are exercisable until the tenth anniversary of the date of grant unless they lapse before that date. Options to purchase 1,823,407 and 1,406,850 shares were exercisable at December 31, 2001 and 2000, respectively.

        The following table summarizes information about the Company's stock options outstanding and exercisable at December 31, 2001:

          Options outstanding at December 31, 2001:

Range of Exercise Prices	Number outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$0.01 - $2.00	1,671,837	7.0 years	$1.61
$2.01 - $4.00	1,176,939	8.0 years	$2.97
$4.01 - $6.00	852,977	7.9 years	$5.19
$6.01 - $8.00	90,448	8.4 years	$7.07
$8.01 - $10.00	45,999	8.6 years	$8.74
$10.01 - $12.00	53,500	8.6 years	$11.13

	3,891,700	7.6 years	$3.15

        Options exercisable at December 31, 2001:

Range of Exercise Prices	Number exercisable	Weighted Average Exercise Price
$0.01 - $2.00	789,346	$1.48
$2.01 - $4.00	481,981	$2.54
$4.01 - $6.00	438,790	$5.27
$6.01 - $8.00	39,656	$6.96
$8.01 - $10.00	22,176	$8.74
$10.01 - $12.00	51,458	$11.13

	1,823,407	$3.15

        In March 1995, the Company's shareholders adopted the 1995 Employee Share Purchase Plan (the "Purchase Plan") with 275,000 Ordinary shares reserved for issuance thereunder. On July 21, 1998 the number of shares reserved for issuance was increased to 525,000. On May 27, 1999 the number was further increased to 900,000. The Purchase Plan enables employees to purchase Ordinary shares at approximately 85% of the fair market value of the Ordinary shares at the beginning or end of each six month offering period. The Purchase Plan qualifies as an "employee stock purchase plan" under section 423 of the U.S. Internal Revenue Code. During 2001, 2000 and 1999 the Company issued 56,241, 43,183, and 171,453 shares under the Purchase Plan, respectively. At December 31, 2001 and 2000 approximately 290,738 and 346,979 ordinary shares were reserved for future Purchase Plan issuances, respectively.

Fair value disclosures

        Had the compensation cost for the Company's stock option plans and the Purchase Plan been determined based on the fair value at the grant dates, as prescribed in FAS 123, the net income (loss)

and net income (loss) per share would have been adjusted to the pro-forma amounts indicated below (in thousands, except per share data):

	Year Ended December 31,
	2001	2000	1999
Net income (loss):
As reported	$(11,008)	$(6,814)	$(9,959)
Pro forma	(13,523)	(9,134)	(11,456)
Basic net income (loss) per share:
As reported	$(0.57)	$(0.47)	$(0.77)
Pro forma	(0.70)	(0.63)	(0.89)
Diluted net income (loss) per share:
As reported	$(0.57)	$(0.47)	$(0.77)
Pro forma	(0.70)	(0.63)	(0.89)

        In accordance with the disclosure provisions of FAS 123, the fair value of employee stock options granted during fiscal 2001, 2000 and 1999 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

	Year Ended December 31,
	2001	2000	1999
Volatility range	110%	118%	113%
Risk-free interest rate range	3.4 - 5.0%	4.6 - 6.7%	4.6 - 6.2%
Dividend yield	0%	0%	0%
Expected option term	4 yrs	4 yrs	4 yrs

Note 4. Income Taxes

        The components of income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
United States	$(6,592)	$(3,146)	$(3,705)
United Kingdom and other countries	(4,568)	(4,453)	(7,570)

	$(11,160)	$(7,599)	$(11,275)

        The components of the provision (benefit) for income taxes are as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Current:
U.S. federal	$—	$—	$—
U.S. state and local	1	2	18
United Kingdom and other countries	(153)	(787)	(1,334)

Total current	(152)	(785)	(1,316)

Total provision (benefit)	$(152)	$(785)	$(1,316)

        The Company's actual provision differs from the provision (benefit) computed by applying the statutory federal income tax rate to income (loss) before income taxes as follows:

	Year Ended December 31,
	2001	2000	1999
U.S. federal statutory rate	(34.0)%	(34.0)%	(34.0)%
State and local taxes, net of U.S. federal benefit	—	—	0.2
Foreign income taxes at other than U.S. rate	(1.4)	(10.4)	(11.9)
Utilization of operating loss carryforwards	—	—	—
Reserve for net deferred tax assets	34.0	34.0	34.0

Effective tax rate	(1.4)%	(10.4)%	(11.7)%

        The components of net deferred income tax assets are as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Net operating loss carryforwards	$16,718	$13,959	$9,456
Tax credit carryforwards	1,120	1,120	1,120
Sales return allowance	—	—	13
Accrued expenses, allowance and other temporary differences	333	258	261

Net deferred tax assets before valuation allowance	18,171	15,337	10,850
Deferred tax asset valuation allowance	(18,171)	(15,337)	(10,850)

Net deferred taxes	$—	$—	$—

        At December 31, 2001, the Company had available net operating loss carryforwards of approximately $37 million, $18 million and $10 million for U.S. Federal, State and U.K. tax purposes, respectively. If unutilized, these net operating loss carryforwards will completely expire in 2021, 2006 and unlimited, respectively. For U.S. federal and state tax purposes, a portion of the Company's net operating loss carryforwards may be subject to certain limitations on annual utilization in case of a change in ownership, as defined by federal and state tax law.

        At December 31, 2001, the Company's deferred tax assets relate primarily to its U.S. operations. Management believes that, based on such factors as recent and potential fluctuations in operating results, it is more likely than not that the U.S. operations will not generate sufficient future taxable income, and thus a full valuation allowance has been recorded at December 31, 2001. If the Company generates taxable income in future years, the valuation allowance may be reduced, which correspondingly may reduce the Company's tax provision.

Note 5. Employee Pension Plans

        The Company has a 401(k) plan covering all of its U.S. employees and a defined contribution pension plan covering all its U.K. employees. Under both of these plans, employees may contribute a percentage of their compensation and the Company makes certain matching contributions. Both the employees' and the Company's contributions are fully vested and nonforfeitable at all times. The assets of both these plans are held separately from those of the Company in independently managed and administered funds. The Company's contributions to these plans aggregated $239,000 in 2001, $215,000 in 2000 and $202,000 in 1999.

Note 6. Net Income (Loss) Per Share

	Year Ended December 31,
	2001	2000	1999
	(in thousands, except per share data)
Net income (loss)	$(11,008)	$(6,814)	$(9,959)

Calculation of basic net income (loss) per share:
Weighted average number of shares outstanding used in computation	19,248	14,571	12,883

Basic net income (loss) per share	$(0.57)	$(0.47)	$(0.77)

Calculation of diluted net income (loss) per share:
Weighted average number of shares outstanding used in computation	19,248	14,571	12,883
Net effect of dilutive stock options, warrants and convertible securities outstanding	—	—	—

Weighted average number of shares and share equivalents	19,248	14,571	12,883

Diluted net income (loss) per share	$(0.57)	$(0.47)	$(0.77)

Note 7. Commitments and Contingencies

Lease commitments

        The Company is party to a number of noncancelable operating and capital lease agreements.

        Amortization of leased computers and other equipment under capital leases was $0, $0 and $47,000 in 2001, 2000 and 1999, respectively.

        The following are future minimum payments under operating leases as of December 31, 2001 (in thousands):

Operating Leases
Year ending December 31,
2002	$699
2003	427
2004	362
2005	343
2006	332
Thereafter	2,201

Total minimum lease payments	$4,364

        Operating lease commitments above are net of sublease income of $165,000, $0 and $0 in 2002, 2003 and 2004, respectively. The rental expense under all operating leases was $805,000, $709,000, and $763,000 in 2001, 2000 and 1999, respectively. Rental expense was net of sublease rental income of $702,000 in 2001, $755,000 in 2000 and $800,000 in 1999.

Royalty agreement

        In the first quarter of 1999, the Company signed a five-year agreement with Sun Microsystems, Inc. ("Sun"), under which Sun established the Company as a Sun Authorized Virtual Machine provider. The agreement also grants the Company immediate access to the Java compatibility test suite and the Java technology source code. The agreement includes technology sharing and compatibility verification. In September 2001, the Company and Sun Microsystems, Inc. ("Sun") entered into Amendment No. 3 (the "Amendment") to the Technology License and Distribution Agreement (the "Distribution Agreement") between the two companies. In addition, in June 2001, the two companies entered into an addendum (the "Addendum") to the Distribution Agreement relating to distribution of products to a customer of the Company. The Amendment and the Addendum each require the Company to make non-refundable royalty prepayments to Sun. Under the agreement, the Company will pay Sun a per unit royalty on each Jeode-enabled OEM product shipped by the Company's customers. The Amendment deletes the former expiration terms and expires on June 30, 2004 with an optional 3 year term renewal on a portion of the Sun technology (specifically personal and embedded Java). If the agreement with Sun terminates or expires without renewal, the Company would not be able to market the Company's Jeode product line.

Employment Agreements

        The Company has entered into three employment agreements with key executives which would require the Company to continue to pay salary for up to one year if any of these employees are terminated under certain circumstances as specified in the agreements.

Rent Agreement

        During 1998, the Company sublet until March 2002 facilities it formerly occupied in the United Kingdom, on substantially the same terms as those applicable to the Company. The Company's lease on the subleased premises expires in September 2017, except that with seven months' notice the Company may elect to terminate the lease in September 2002, 2007 and 2012. In January 2002, the Company entered into an agreement with the landlord to terminate the lease on April 13, 2002. The termination agreement requires the Company to pay on April 3, 2002 a surrender payment of approximately $470,000.

Note 8. Segment Reporting

        Statement of Financial Accounting Standards 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), provides for segment reporting based upon the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

        The Company operates in a single industry segment providing virtual machine technology which enables software applications to be run on various computer platforms. In 2001, Phoenix Technologies, Ltd. ("Phoenix") accounted for 49% of total revenues. In 2000, Wind River Systems, Inc., Gemstar International Group, Ltd., Quantum Corporation and Victor Data Systems Company Ltd. accounted for 22%, 18%, 15%, and 14%, respectively, of total revenues. In 1999, Quantum Corporation accounted for 23% of total revenues. No other customer accounted for 10% or more of the Company's total revenues during 2001, 2000 or 1999.

Geographic information

        Financial information by geographical region is summarized below (in thousands):

	Year Ended December 31,
	2001	2000	1999
Revenues from unaffiliated customers:
United States	$9,878	$10,577	$6,203
International	395	189	634

Consolidated	$10,273	$10,766	$6,837

Intercompany revenues:
United States	$316	$127	$406
International	4,679	4,931	880

Consolidated	$4,995	$5,058	$1,286

Operating loss:
United States	$(6,316)	$(2,692)	$(3,389)
International	(5,411)	(4,902)	(8,266)

Consolidated	$(11,727)	$(7,594)	$(11,655)

Identifiable assets:
United States	$14,091	$6,108	$3,321
International	38,637	38,271	24,207
Intercompany items and eliminations	(34,960)	(22,043)	(14,244)

Consolidated	$17,768	$22,336	$13,284

Long-lived assets:
United States	$425	$135	$470
International	35,237	22,670	14,974
Intercompany items and eliminations	(34,960)	(22,043)	(14,244)

Consolidated	$702	$762	$1,200

        All of the international revenues and substantially all of the international identifiable assets relate to the Company's operations in the United Kingdom. Intercompany sales are accounted for at prices intended to approximate those that would be charged to unaffiliated customers.

        Financial information by line of product is summarized below (in thousands):

	Year ended December 31,
	2001	2000	1999
Jeode	$10,123	$10,590	$1,590
SoftWindows	150	176	5,247

Total	$10,273	$10,766	$6,837

        Revenues from U.S. operations included export sales of $1,030,000, $1,726,000 and $402,000 in 2001, 2000 and 1999, respectively, which were primarily to customers in Asia and Europe.

        Revenue by customer classification and geographic area for the year ended December 31, 2001 is as follows (in thousands):

	U.S.	U.S. Exports	Europe	Total
OEM	$2,155	$258	$365	$2,778
Distributor	6,692	772	12	7,476
End user	2	—	17	19

Total	$8,849	$1,030	$394	$10,273

Percentage of total revenue	86%	10%	4%	100%

        Revenue by customer classification and geographic area for the year ended December 31, 2000 is as follows (in thousands):

	U.S.	U.S. Exports	Europe	Total
OEM	$4,931	$496	$148	$5,575
Distributor	3,785	1,170	—	4,955
End user	135	60	41	236

Total	$8,851	$1,726	$189	$10,766

Percentage of total revenue	82%	16%	2%	100%

        Revenue by customer classification and geographic area for the year ended December 31, 1999 is as follows (in thousands):

	U.S.	U.S. Exports	Europe	Total
OEM	$2,050	$—	$—	$2,050
Distributor	3,505	388	506	4,399
End user	210	14	124	348
Other	36	—	4	40

Total	$5,801	$402	$634	$6,837

Percentage of total revenue	85%	6%	9%	100%

        There were no European countries that accounted for more than 10% of total revenue.

Note 9. Private Placement and Warrants

Recent sales of unregistered securities

        On December 9, 1999, the Company entered into agreements whereby the Company issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share to Castle Creek Technology Partners LLC and four other investors of whom one is a member of the Company's Board of Directors. The Company also issued warrants to the purchasers to purchase a total of 319,054 ADSs at the price of $5.29 per share. The warrants expire on December 9, 2004. The Company received $4.5 million less offering expenses totaling $0.4 million. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act. An issuance of shares and warrants on November 24, 2000 has had a dilutive effect on the warrants issued in the December 9, 1999 placement, resulting in an increase in the number of ADSs issuable to 353,834, and a decrease of the exercise price to $4.77. An issuance of shares and warrants on February 12, 2001 also triggered the anti-dilution provisions of the placement of December 9, 1999. However, the effect of such dilution was less than 1% of the exercise price, and consequently such adjustment is deferred until such time as the accumulation of this adjustment and future adjustments exceed at least 1% of the exercise price.

        During 2000, the Company issued a total of 19,994 ordinary shares in ADS form at various prices, ranging from $6.281 to $16.50 to a director of the Company, as payment for drawdown fees under a Line of Credit arrangement entered into in March 2000. The securities were issued in reliance upon the exemption from registration provided under Section 4 (2) of the Securities Act.

        On November 24, 2000 the Company entered into agreements whereby the Company issued 3,600,000 ordinary shares in ADS form at a price of $5.00 to a total of 23 investors, including Sun Microsystems, BSQUARE, and a member of the Company's Board of Directors. The Company also issued warrants to purchase 1,800,000 ADSs to the investors at an exercise price of the lower of the average quoted closing sale price of the Company's ADS's for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on November 24, 2003, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, the Company may cancel the warrants upon sixty days prior written notice. The Company received $18.0 million less offering expenses totaling $2.0 million. The Company also issued warrants to purchase 225,000 ADSs to the placement agent exercisable at a price of $5.00. These warrants expire on November 24, 2005. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

        On December 31, 2000 the Company issued a total of 251,333 ordinary shares in ADS form to Quantum Peripherals (Europe) SA, at a per share price of $4.23 per share under the terms of a convertible promissory note entered into on October 20, 1999. The securities were issued in reliance upon the exemption from registration provided under Section 4 (2) of the Securities Act based on the fact that the shares were sold by the issuer in a sale not involving a public offering.

        On February 12, 2001 the Company entered into agreements whereby the Company issued 940,000 ordinary shares in ADS form at a price of $5.00 to a total of 4 investors, including Wind River Systems, Inc., and a member of the Company's Board of Directors. The Company also issued warrants to purchase 470,000 ADSs to the investors, at an exercise price of the lower of the average quoted closing sale price of the Company's ADS's for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on February 12, 2004, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, the Company may cancel the warrants upon sixty days prior written notice. The Company received $4.7 million less offering expenses totaling $0.5 million. The Company also issued warrants to purchase 25,000 ADSs to the placement agent exercisable at a price of $5.00. These warrants expire on February 12, 2006. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

        In April 2001, three investors exercised their warrants for 282,500 ADSs. The Company received $682,283, net of $19,117 for legal fees for the warrant exercises.

Dilution adjustments

        In December 1999, the Company issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share through a private placement. The Company received $4.5 million less offering expenses totaling $0.4 million. Along with ADSs, the Company also issued to the investors warrants that entitle them to purchase a total of 319,054 ADSs at an exercise price of $5.29 per ADS. As described below, the exercise price and the number of ADSs issuable under the warrants are subject to various adjustments. In addition, the Company may issue additional warrants that entitle the investors to purchase ADSs at the nominal value on designated adjustment dates in the future.

        Under the December 1999 private placement, the investors received warrants to purchase three ADSs for every 10 ADSs they purchased. The exercise price of the warrants was set at 125% of the original per ADS purchase price, or $5.29. However, the warrants contain anti-dilution provisions which decrease this exercise price and increase the number of ADSs purchasable if the Company sells or is deemed to sell any shares at below market price during the term of the warrants, which ends on December 9, 2004. The private placement that closed on November 24, 2000 was a sale which triggered the anti-dilution provisions in the warrants, and, as a consequence, the exercise price of the warrants has been decreased from $5.29 to $4.77 per ADS, and the number of ADSs purchasable has increased to 353,834. The private placement on February 12, 2001 also triggered the anti-dilution provisions of the issuance of December 9, 1999. However, the effect of such dilution was less than 1% of the exercise price and consequently such adjustment is deferred until such time as the accumulation of this adjustment and future adjustments exceed at least 1% of the exercise price.

        As part of their warrant agreements, the investors may be entitled to cash payments upon the occurrence of certain Major Transactions, as defined in the warrant agreements, including change of control provisions. A major transaction is defined as a merger, reorganization, or sale of all or substantially all of the assets of Insignia in which the stockholders of Insignia immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction. Cash payments are determined in a methodology described in the agreement. Such methodology is impacted by market price. A major transaction is defined as a merger, reorganization, or sale of all or substantially all of the assets of the Company in which the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction.

        Under the December 1999 private placement, the investors were entitled to additional warrants to purchase ADS's at £0.20 nominal value per share if the average of the closing bid price of the ADS's over the ten days before an adjustment date was less than $4.23. The adjustment dates commenced on March 10, 2000 and occurred on the 10th of each month through March 10, 2001, inclusive. The rights for an adjustment date to occur would terminate upon release of at least $4.75 million of the funds held in escrow by Citrix on December 9, 1999. However, not enough of the funds held were released to trigger this termination. As calculated the average bid price of the Company's ADS's on all the adjustment dates exceeded $4.23 per share and consequently no adjustment occurred. The adjustment rights have now expired.

        The Company obtained a third-party valuation to allocate fair value to amounts received from the private placement between the ADSs and the warrants. In 1999 the amount allocated to mandatorily redeemable warrants totaled $1.440 million, of which $0.590 million was allocated to the warrant, and

$0.850 million was allocated to the additional warrant. Of the remaining net proceeds received, $2.619 million was allocated to mandatorily redeemable capital. The $2.619 million of mandatorily redeemable capital was reclassed, when the registration statement for the ADSs and the ADSs underlying the warrants issued in the December 1999 private placement became effective on March 28, 2000, of which $0.340 million was classified as ordinary shares and $2.279 million was classified as additional paid-in capital.

        Amounts classified as warrants will remain outside of shareholders' equity for the life of the warrant or until they are exercised, whichever occurs first. This classification reflects certain potential cash payments that may occur, should the Company complete a major transaction, such as a takeover, during the life of the warrants. If a major transaction had occurred as of December 31, 2001, the maximum cash payout would have been $149,317 based on the estimated Black-Scholes value of the warrant.

        Limitations in the transaction agreements preclude these investors in question from achieving certain levels of beneficial ownership. The securities purchase agreement, the warrants and the additional warrants contain the restriction that the Company may not issue and a selling investor may not purchase, and the warrants and additional warrants may not be exercised for any ADSs if doing so would cause such investor to beneficially own more than 9.9% of the total ordinary shares in issue as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Under the additional warrants, if such investors are prohibited from exercising the additional warrant as a result of the 9.9% restriction, the selling investor may, at its option and in addition to its other rights under the securities purchase agreement and the warrant, retain the warrant or demand payment, in cash, from the Company in an amount calculated by the Black-Scholes formula multiplied by the number of ADSs for which the additional warrant was exercisable, without regard to any limits on exercise. The restrictions on the levels of beneficial ownership in these documents do not, however, restrict those investors from exercising the warrants or additional warrants up to those limitations, selling ADSs to decrease their level of beneficial ownership, and exercising the warrants to receive additional ADSs. This could result in additional dilution to the holders of the Company's ADSs and a potential decrease in the price of the ADSs.

Note 10. Convertible Promissory Note

        On October 20, 1999, the Company signed a convertible promissory note in favor of Quantum Corporation ("Quantum") for $1.0 million. The note is convertible at Quantum's option to the Company's shares any time during the lifetime of the note. The initial conversion price is $4.28 per share with adjustment clauses for stock splits, reverse stock splits and certain offerings. As a result of the private placement in December 1999 (see note 9) this conversion price was adjusted to $4.23 per share on December 9, 1999. All unpaid principal and unpaid interest, accrued at 8% per annum, compounded quarterly, was converted to ordinary shares on December 31, 2000.

Note 11. NTRIGUE

        On February 5, 1998 the Company completed the disposal of its NTRIGUE technology to Citrix Systems Inc. ("Citrix") for $17.7 million.

        Under the terms of the disposal agreement $9.0 million was paid to the Company in cash on February 5, 1998, and the remainder is being held in escrow for the sole purpose of satisfying any obligations to Citrix arising from or in connection with an event against which the Company would be required to indemnify Citrix. Of this amount, $2.5 million, $0.9 million, $1.0 million, $0.3 million and $4.9 million were released to the Company in February 1999, August 1999, February 2000, September 2000 and April 2001 respectively. The Company has recorded earned interest of $173,000,

$218,000 and $87,000 for the years ended December 31, 1999, 2000 and 2001, respectively, and such amounts were included in the accounts held in escrow.

        On October 4, 1999, the Company filed suit against Citrix Systems Inc. ("Citrix") and GraphOn Corporation ("GraphOn") in the Superior Court of the State of California, County of Santa Clara, relating to the misappropriation assertions of GraphOn and Citrix's refusal to release funds still remaining in escrow and breach of a Cooperation Agreement between the Company and Citrix. On March 15, 2000, GraphOn filed a suit against Citrix and the Company in the Superior Court of the State of California, County of Santa Clara, alleging trade secret misappropriation and breach of contract arising out of the same facts and circumstances set forth in the Company's action against GraphOn. The two cases were consolidated.

        This case was settled out of court on April 5, 2001. The settlement did not involve any payment by the Company on the GraphOn claims against the Company and the balance of an escrow account, $4.9 million, was released to the Company on April 20, 2001.

Note 12. Line of Credit

        On March 20, 2000, the Company entered into a binding agreement with a director and members of his family whereby they would provide the Company a $5.0 million line of credit with a commitment fee of four points based upon the total amount of the line and drawdown/termination fee of two points for the first drawdown or termination. The interest rate on amounts drawn down was at prime plus 2% until June 30, 2000 and thereafter at prime plus 4% per annum simple interest, payable in cash at the repayment date. The Company drew down a total of $3.0 million of the line of credit during 2000. A total of 19,994 ordinary shares in ADS form were issued as payment for drawdown fees under the line of credit arrangement. On November 27, 2000 the Company repaid this sum, along with all accrued interest and the termination fee due.

Note 13. Related Party

        On February 13, 2001, the Company entered into a promissory note with Richard M. Noling, Chief Executive Officer, Acting Chief Financial Officer and Secretary of the Company, whereby Mr. Noling borrowed $150,000 from the U.S.-based subsidiary of the Company. The promissory note is due in three equal installments, on each annual anniversary from the date of the note. The note was amended on January 24, 2002 to extend the first and subsequent installments one year. The first installment is due on February 13, 2003. Interest accrues on the unpaid principal balance at a rate per annum equal to the prime lending rate of interest as listed in the Wall Street Journal plus 1%. Accrued interest is due and payable monthly in arrears on the last calendar day of each month, beginning March 31, 2001. Interest has been paid timely and is current. In addition, on July 17, 2001, Mr. Noling received an interest free loan of $50,000. The $50,000 loan was repaid in full on September 30, 2001.

Schedule II
Valuation and Qualifying Accounts

	Balance at Beginning of Period	Additions	Deductions (Write-offs)	Balance at End of period
	(in thousands)
Allowance for doubtful accounts:
Year ended December 31, 2001	$42	$472	$(26)	$488
Year ended December 31, 2000	$58	$—	$(16)	$42
Year ended December 31, 1999	$459	$63	$(464)	$58
Allowance for sales return reserve:
Year ended December 31, 2001	$—	$—	$—	$—
Year ended December 31, 2000	$33	$—	$(33)	$—
Year ended December 31, 1999	$991	$—	$(958)	$33

Report of Independent Accountants on
Financial Statement Schedules

To the Board of Directors
of Insignia Solutions plc:

Our audits of the consolidated financial statements referred to in our report dated January 20, 2002, with the exception of the qualification of our opinion relating to the Company's ability to continue as a going concern which is dated October 31, 2002, appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedules. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

San Jose, California
January 20, 2002.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, unaudited)

	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$3,362	$8,643
Restricted cash	250	—
Accounts receivable, net of allowances of $350 and $488, respectively	981	6,015
Tax receivable	546	—
Prepaid royalties	2,454	1,139
Prepaid and other current assets	1,006	1,269

Total current assets	8,599	17,066
Property and equipment, net	259	352
Restricted cash	—	250
Other non-current assets	100	100

	$8,958	$17,768

LIABILITIES, MANDATORILY REDEEMABLE WARRANTS AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$528	$1,011
Accrued liabilities	1,038	1,179
Deferred revenue	553	4,054
Accrued royalties	—	—
Income taxes payable	187	189

Total current liabilities	2,306	6,433

Commitments and Contingencies (Note 5)
Mandatorily redeemable warrants	1,440	1,440

Shareholders' equity:
Ordinary shares	6,444	6,278
Additional paid-in capital	59,357	58,869
Accumulated deficit	(60,128)	(54,791)
Other accumulated comprehensive loss	(461)	(461)

Total shareholders' equity	5,212	9,895

	$8,958	$17,768

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts, unaudited)

	Nine months ended September 30,
	2002	2001
Net revenues:
License	$5,271	$5,648
Service	1,178	1,494

Total net revenues	6,449	7,142

Cost of net revenues:
License	1,852	2,792
Service	549	349

Total cost of net revenues	2,401	3,141

Gross margin	4,048	4,001

Operating expenses:
Sales and marketing	4,475	5,337
Research and development	4,258	4,751
General and administrative	2,571	3,208
Restructuring	213	—

Total operating expenses	11,517	13,296

Operating loss	(7,469)	(9,295)
Interest income, net	65	419
Other income, net	103	49

Loss before income taxes	(7,301)	(8,827)
Provision (benefit) for income taxes	(1,964)	63

Net loss	$(5,337)	$(8,890)

Basic and diluted net loss per share:	$(0.27)	$(0.46)

Weighted average shares and share equivalents:
Basic and diluted	19,887	19,163

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, unaudited)

	Nine months ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(5,337)	$(8,890)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	194	253
Allowance for doubtful accounts	(138)	(173)
Gain on sale of fixed assets	7	—
Net changes in assets and liabilities:
Accounts receivable	5,172	(4,332)
Tax receivable	(546)	—
Prepaid royalties	(1,315)	—
Prepaid and other current assets	263	(856)
Other non-current assets	—	(100)
Accounts payable	(483)	(670)
Accrued liabilities	(141)	(678)
Accrued royalties	—	(770)
Deferred revenue	(3,501)	4,715
Income taxes payable	(2)	(146)

Net cash used in operating activities	(5,827)	(11,647)

Cash flows from investing activities:
Purchases of property and equipment	(108)	(142)
Product line sale proceeds released from escrow	—	5,050

Net cash provided by (used in) investing activities	(108)	(4,908)

Cash flows from financing activities:
Proceeds from issuance of shares, net	(1)	4,969
Proceeds from exercise of warrants	481	—
Proceeds from exercise of stock options	174	245

Net cash provided by financing activities	654	5,214

Net decrease in cash and cash equivalents	(5,281)	(1,525)
Cash and cash equivalents at beginning of the period	8,643	12,051

Cash and cash equivalents at end of the period	$(3,362)	$10,526

The accompanying notes are an integral part of these condensed consolidated financial statements.

INSIGNIA SOLUTIONS PLC

NOTES TO UNAUDITED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS

Note 1. Basis of presentation and liquidity

        The accompanying condensed consolidated financial statements and related notes of Insignia Solutions plc ("Insignia") are unaudited. However, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of the financial position and results for the interim period have been included.

        Insignia's condensed consolidated financial statements have been presented on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of operations. During the past 24 months, Insignia has incurred an aggregate loss from operations and negative operating cash flows of $20,318,000 and $18,964,000, respectively. As of September 30, 2002, Insignia has an accumulated deficit of $60,128,000 and has working capital of $6,293,000. The ability of Insignia to realize its assets and satisfy its liabilities in the normal course of business is ultimately contingent upon Insignia generating revenue sufficient to exceed continuing costs and eventually to generate net earnings.

        Insignia has undertaken measures to reduce operating expenses and redesign its commercial efforts to adapt to new developments. Based upon Insignia's current forecasts and estimates, Insignia's current cash, cash equivalents and short-term investments, together with cash generated from on-going operations and other liquid sources of cash (including the existing credit line) available to Insignia, may not be sufficient to meet its anticipated cash needs for working capital and capital expenditures. In particular, Insignia will need to further reduce the level of operating expenses in the event that revenue is lower than expected. In addition, if Insignia is unable to maintain the reduction of operating expenses or increase revenues, if unplanned cash payments or expenses arise, or if Insignia is unable to obtain access to additional capital, it may not have sufficient resources to fund continuing operations. Based on its current forecasts and estimates, Insignia anticipates that, in any event, it will require additional financing in calendar year 2003.

        To the extent that Insignia requires additional financing, there can be no assurances that Insignia will be able to obtain such funding when it is needed on acceptable terms, or at all. The failure to raise such additional funds on a timely basis and on sufficiently favorable terms would have a material adverse effect on Insignia's business, operating results and financial condition. Insignia's liquidity also may be adversely affected in the future by factors such as higher interest rates, inability to borrow without collateral, limited availability of capital financing and continued operating losses. These circumstances raise substantial doubt about Insignia's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

        The size of Insignia's accumulated deficit, its losses and its ongoing need for capital in order to continue its operations raises substantial doubt as to Insignia's ability to continue operations during 2002. Failure to reduce expenses and/or obtain additional financing will result in a material adverse effect on its ability to meet its business objectives and continue as a going concern. The report of the Company's independent accountants on Insignia's financial statements for the year ended December 31, 2001, includes an explanatory paragraph as to the uncertainty that Insignia will continue as a going concern.

        Insignia is a Sun Microsystems, Inc. ("Sun") Authorized Virtual Machine provider. If the agreement with Sun terminates or expires without renewal, Insignia will not be able to market its Jeode product line. Any disruption in Insignia's relationship with Sun would likely impair its sales of Jeode products. In addition, Insignia at times licenses software development tool products from other companies to distribute with some of its products. Insignia may not be able to obtain similar products to substitute into its tool suites.

        Insignia follows accounting policies that are in accordance with principles generally accepted in the United States of America. Insignia conducts most of its business in U.S. dollars. All amounts included in the financial statements and in the notes herein are in U.S. dollars unless designated "£", in which case they are in British pound sterling. The exchange rates between the U.S. dollar and the British pound sterling were $1.56 and $1.47 (expressed in U.S. dollars per British pound sterling) at September 30, 2002 and 2001, respectively.

        The results of operations for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for the entire fiscal year, which ends on December 31, 2002.

        These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2001 included in Insignia's 2001 Annual Report and Form 10-K.

Note 2. Net income (loss) per share

        Net income (loss) per share is presented on a basic and diluted basis, and is computed using the weighted average number of ordinary shares and ordinary equivalent shares outstanding during the period. Ordinary equivalent shares consist of warrants and stock options (using the treasury stock method). Under the basic method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation. Under the diluted method of calculating net income (loss) per share, ordinary equivalent shares are excluded from the computation, if their effect is anti-dilutive.

        Statement regarding computation of loss per share (in thousands except per share data, unaudited):

	Nine months ended September 30,
	2002	2001
Net loss	$(5,337)	$(8,890)

Calculation of basic and diluted loss per share:
Weighted average number of ordinary shares outstanding used in computation	19,887	19,163

Basic and diluted loss per share	$(0.27)	$(0.46)

        The following weighted average number of options and warrants were not included in the calculation of diluted EPS because their inclusion would have been anti-dilutive, (unaudited):

	Nine months ended September 30,
	2002	2001
Options	80,533	839,574
Warrants	158,750	198,874

Note 3. Comprehensive income (loss)

        Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources.

        Total comprehensive loss was not different from the net loss reported for the nine months ended September 30, 2002 and September 30, 2001.

Note 4. New accounting pronouncements

        In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards, "SFAS", No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". Under SFAS 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles and the testing for impairment of existing goodwill and other intangibles. Insignia adopted SFAS 142 effective January 1, 2002. The adoption of these statements, SFAS 141 and 142, did not have a material impact on Insignia's financial position and results of operations.

        In July 2001, the FASB's Emerging Issues Task Force (EITF) reached final consensus on EITF 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products" ("EITF 00-25"). EITF 00-25 generally requires that consideration, including equity instruments, given to a customer be classified in a vendor's financial statements not as an expense, but as an offset to revenue up to the amount of cumulative revenue recognized or to be recognized. In November 2001, the EITF reached consensus on EITF 01-09, "Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products" ("EITF 01-09"). EITF 01-09 clarifies and modifies certain items discussed in EITF 00-25. Insignia adopted these new standards in the quarter ended March 31, 2002. The implementation of EITF 00-25, EITF 01-09, and the accompanying interpretive guidance did not have a material impact on Insignia's financial position, results of operations, or cash flows.

        In October 2001, the FASB issued Statement of Financial Accounting Standard No. 144 ("SFAS 144") "Accounting for the Impairment or Disposal of Long-Lived Assets", which was effective January 1, 2002. SFAS 144 supersedes FASB Statement 121, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions relating to the disposal of a segment of a business set forth in Accounting Principles Board Opinion No. 30". This Statement retains many of the fundamental provisions of SFAS 121 and expands the scope of discontinued operations to include more disposal transactions. Insignia adopted SFAS 144 effective January 1, 2002. The implementation of SFAS 144 did not have a material effect on Insignia's financial statements.

        In August 2001, the FASB issued Statement of Financial Accounting Standard No. 143 ("SFAS 143") "Accounting for the Asset Retirement Obligations", which is effective for fiscal years beginning after June 15, 2002. Earlier adoption is encouraged. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Insignia does not believe the adoption of SFAS 143 will have a material effect on its financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS 146"). SFAS 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002 and early application is encouraged. Insignia will adopt SFAS 146 during the first quarter ending March 31, 2003. The provisions of EITF 94-3 shall continue to apply for an exit activity initiated under an exit plan that met the criteria of EITF 94-3 prior to the adoption of SFAS 146. The effect on adoption of SFAS 146 will change on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred. Insignia does not believe the adoption of SFAS 146 will have a material effect on its financial statements.

        In February 2002, the EITF issued Topic Number D-103, "Income Statement Characterization of Reimbursements Received for Out-of-Pocket Expenses Incurred", which was effective for financial statements beginning after December 31, 2001. Topic Number D-103 requires that reimbursements received for out-of-pocket expenses incurred, generally, be characterized as revenue in the statement of operations. Insignia has adopted Topic Number D-103 effective January 1, 2002. Insignia has historically recorded reimbursements of out-of-pocket expenses as net amounts in cost of services revenue in the statement of operations. In accordance with the transition guidance included in Topic Number D-103, adoption required the reclassification of financial statements for prior periods presented for comparative purposes. The adoption of Topic Number D-103 did not affect Insignia's net loss, financial position or cash flows. The reclassification did affect the presentation of certain revenue and cost of revenue items contained within Insignia's financial statements.

Note 5. Commitments and Contingencies

        In September 2001, Insignia and Sun entered into Amendment No. 3 (the "Amendment") to the Technology License and Distribution Agreement (the "Distribution Agreement") between the two companies. In addition, in June 2001, the two companies entered into an addendum (the "Addendum") to the Distribution Agreement relating to distribution of products to an Insignia customer. The Amendment and the Addendum each require Insignia to make non-refundable royalty prepayments to Sun. A total of $7,000,000 of prepaid royalties were paid to Sun under these agreements through the second quarter of 2002. There are no additional required royalty prepayments due to Sun under this agreement. The amended Distribution Agreement expires June 30, 2004. Any unused royalty prepayments outstanding on June 30, 2004 are forfeited. The prepaid royalty balance as of September 30, 2002 was $2.45 million (see Note 10).

        During 1998, Insignia sublet until March 2002 facilities it previously occupied in the United Kingdom, on substantially the same terms as those applicable to Insignia. In January 2002, Insignia entered into an agreement with the landlord to terminate the lease on April 3, 2002. On April 3, 2002 Insignia paid a surrender payment of $470,000. Insignia's balance sheet, as of September 30, 2002, included a receivable of $70,200 from the sub-tenant pertaining to the recovery of dilapidation costs per the facility lease. This receivable was subsequently received in October 2002.

Note 6. Segment information

        Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), provides for segment reporting based upon the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of Insignia's reportable segments. Insignia operates in a single industry segment providing virtual machine technology which enables software applications and operating systems to be run on various computer platforms. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers.

Geographic information

        Financial information by geographical region is summarized below (in thousands, unaudited):

	Nine months ended September 30,
	2002	2001
Revenues from unaffiliated customers:
United States	$6,325	$6,787
International	124	355

Consolidated	$6,449	$7,142

Intercompany revenues:
United States	$100	$284
International	2,669	3,143

Consolidated	$2,769	$3,427

Operating loss:
United States	$(3,576)	$(5,160)
International	(3,893)	(4,135)

Consolidated	$(7,469)	$(9,295)

	September 30, 2002	December 31, 2001
Identifiable assets:
United States	$6,407	$14,091
International	37,270	38,637
Intercompany items and eliminations	(34,719)	(34,960)

Consolidated	$8,958	$17,768

Long-lived assets:
United States	$190	$425
International	34,888	35,237
Intercompany items and eliminations	(34,719)	(34,960)

Consolidated	$359	$702

        All of the international revenues and substantially all of the international identifiable assets relate to Insignia's operations in the United Kingdom. Intercompany sales are accounted for at prices intended to approximate those that would be charged to unaffiliated customers.

        Revenues from U.S. operations included export sales of $243,000 and $882,000 for the nine months ended September 30, 2002 and 2001, respectively.

        Revenue by customer classification and geographic area for the nine months ended September 30, 2002 is as follows (in thousands, unaudited):

	U.S.	U.S. Exports	Europe	Total
Distributor	$4,575	$117	$50	$4,742
OEM	1,496	126	43	1,665
End user	12	—	30	42

Total	$6,083	$243	$123	$6,449

Percentage of total revenue	94%	4%	2%	100%

        Revenue by customer classification and geographic area for the nine months ended September 30, 2001 is as follows (in thousands, unaudited):

	U.S.	U.S. Exports	Europe	Total
Distributor	$4,257	$711	$12	$4,980
OEM	1,792	26	325	2,143
End user	2	—	17	19

Total	$6,051	$737	$354	$7,142

Percentage of total revenue	85%	10%	5%	100%

        There were no European countries that accounted for more than 10% of total revenue.

        For the nine months ended September 30, 2002 and September 30, 2001, Phoenix Technologies, Ltd. ("Phoenix") accounted for 65% and 46% of total revenues, respectively. No other customer accounted for 10% or more of Insignia's total revenues during the nine months ended September 30, 2002 and September 30, 2001. As of September 30, 2002 and December 31, 2001, Phoenix accounted for 13% and 74% of total accounts receivable, respectively. As of September 30, 2002, four customers, including Phoenix, accounted for 60% of the gross receivable balance.

Note 7. Private placement and warrants

        In December 1999, Insignia entered into agreements whereby Insignia issued 1,063,515 ordinary shares in ADS form, bundled with warrants, at a price of $4.23 per share to Castle Creek Technology Partners LLC and four other investors of whom one is a member of Insignia's Board of Directors. Insignia received $4.5 million less offering expenses totaling $0.4 million. The bundled warrants gave the investors the right to purchase a total of 319,054 ADSs at an exercise price of $5.29 per ADS. The warrants expire on December 9, 2004. The securities were issued by Insignia in reliance upon the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act of 1933 (the "Securities Act").

        During 2000, Insignia issued a total of 19,994 ordinary shares in ADS form at various prices, ranging from $6.281 to $16.50 to a director of Insignia, as payment for drawdown fees under a line of credit arrangement entered into in March 2000. The securities were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act.

        On November 24, 2000 Insignia entered into agreements whereby Insignia issued 3,600,000 ordinary shares in ADS form, bundled with warrants, at a price of $5.00 per share to a total of 23 investors, including Sun Microsystems, BSQUARE, and a member of Insignia's Board of Directors. Insignia received $18.0 million less offering expenses totaling $2.0 million. The bundled warrants give the investors the right to purchase 1,800,000 ADSs at an exercise price of the lower of the average quoted closing sale price of Insignia's ADSs for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. In the second quarter of 2001, three investors exercised their warrants for 282,500 ADSs. In the first quarter of 2002, three investors exercised their warrant rights for 400,000 ADSs. The warrants expire on November 24, 2003, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, Insignia may cancel the warrants upon sixty days prior written notice. Insignia also issued a warrant to purchase 225,000 ADSs to the placement agent exercisable at a price of $5.00 per ADS. This warrant expires on November 24, 2005. The securities were issued by Insignia in reliance upon the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act.

        On December 31, 2000 Insignia issued a total of 251,333 ordinary shares in ADS form to Quantum Peripherals (Europe) SA, at a per share price of $4.23 per share under the terms of a convertible promissory note entered into on October 20, 1999. The securities were issued in reliance upon the exemption from registration provided under Section 4 (2) of the Securities Act.

        On February 12, 2001 Insignia entered into agreements whereby Insignia issued 940,000 ordinary shares in ADS form, bundled with warrants, at a price of $5.00 per share to a total of 4 investors, including Wind River Systems, Inc. and a member of Insignia's Board of Directors. The bundled warrants gave the investors the right to purchase 470,000 ADSs, at an exercise price of the lower of the average quoted closing sale price of Insignia's ADSs for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on February 12, 2004, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, Insignia may cancel the warrants upon sixty days prior written notice. Insignia received $4.7 million less offering expenses totaling $0.5 million. Insignia also issued a warrant to purchase 25,000 ADSs to the placement agent exercisable at a price of $5.00 per ADS. This warrant expires on February 12, 2006. The securities were issued by Insignia in reliance upon the exemption from registration provided under Rule 506 of Regulation D promulgated under the Securities Act.

Dilution adjustments

        As noted above, in December 1999, Insignia issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share through a private placement. Along with ADSs, Insignia also issued to the investors warrants that entitle them to purchase a total of 319,054 ADSs at an exercise price of $5.29 per ADS. As described below, the exercise price and the number of ADSs issuable under the warrants are subject to various adjustments.

        Under the December 1999 private placement, the investors received warrants to purchase three ADSs for every 10 ADSs they purchased. The exercise price of the warrants was set at 125% of the original per ADS purchase price, or $5.29. However, the warrants contain anti-dilution provisions which decrease this exercise price and increase the number of ADSs purchasable if Insignia sells or is deemed to sell any shares at below market price during the term of the warrants, which ends on December 9, 2004. The private placement that closed on November 24, 2000 was a sale which triggered the anti-dilution provisions in the warrants, and, as a consequence, the exercise price of the warrants has been decreased from $5.29 to $4.77 per ADS, and the number of ADSs purchasable has increased to 353,834. The private placement on February 12, 2001 also triggered the anti-dilution provisions of the warrants issued on December 9, 1999. However, the effect of such dilution was less than 1% of the exercise price, and, consequently, such adjustment is deferred until such time as the accumulation of this adjustment and future adjustments exceed at least 1% of the exercise price.

        As part of their warrant agreements, the investors may be entitled to cash payments upon the occurrence of certain Major Transactions, as defined in the warrant agreements, including change of control provisions. Cash payments are determined in a methodology described in the agreement. Such methodology is impacted by market price. A major transaction is defined as a merger, reorganization, or sale of all or substantially all of the assets of Insignia in which the stockholders of Insignia immediately prior to the transaction possess less than 50% of the voting power of the surviving entity (or its parent) immediately after the transaction.

        Under the December 1999 private placement, the investors were entitled to additional warrants to purchase ADSs at £0.20 nominal value per share if the average of the closing bid price of the ADSs over the ten days before an adjustment date was less than $4.23. The adjustment dates commenced on March 10, 2000 and occurred on the 10th of each month through March 10, 2001, inclusive. The rights for an adjustment date to occur would terminate upon release of at least $4.75 million of the funds held in escrow by Citrix on December 9, 1999. However, not enough of the funds held were released to trigger this termination. As calculated, the average bid price of Insignia's ADSs on all the adjustment dates exceeded $4.23 per share and consequently no adjustment occurred. The adjustment rights have now expired.

        Insignia obtained a third-party valuation to allocate fair value to amounts received from the private placement between the ADSs and the warrants. In 1999 the amount allocated to mandatorily redeemable warrants totaled $1.440 million, of which $0.590 million was allocated to the warrant, and $0.850 million was allocated to the additional warrant. Of the remaining net proceeds received, $2.619 million was allocated to mandatorily redeemable capital. The $2.619 million of mandatorily redeemable capital was reclassed, when the registration statement for the ADSs and the ADSs underlying the warrants issued in the December 1999 private placement became effective on March 28, 2000, of which $0.340 million was classified as ordinary shares and $2.279 million was classified as additional paid-in capital.

        Amounts classified as warrants will remain outside of shareholders' equity for the life of the warrant or until they are exercised, whichever occurs first. This classification reflects certain potential cash payments that may occur, should Insignia complete a major transaction, such as a takeover, during the life of the warrants. If a major transaction had occurred as of September 30, 2002, the maximum cash payout would have been $70,767 based on the estimated Black-Scholes value of the warrant.

        Limitations in the transaction agreements preclude these investors in question from achieving certain levels of beneficial ownership. The securities purchase agreement, the warrants and the additional warrants contain the restriction that Insignia may not issue, and a selling investor may not purchase, and the warrants and additional warrants may not be exercised for any ADSs, if doing so would cause such investor to beneficially own more than 9.9% of the total ordinary shares in issue as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Under the additional warrants, if such investors are prohibited from exercising the additional warrant as a result of the 9.9% restriction, the selling investor may, at its option and in addition to its other rights under the securities purchase agreement and the warrant, retain the warrant or demand payment, in cash, from Insignia in an amount calculated by the Black-Scholes formula multiplied by the number of ADSs for which the additional warrant was exercisable, without regard to any limits on exercise. The restrictions on the levels of beneficial ownership in these documents do not, however, restrict those investors from exercising the warrants or additional warrants up to those limitations, selling ADSs to decrease their level of beneficial ownership, and exercising the warrants to receive additional ADSs. This could result in additional dilution to the holders of Insignia's ADSs and a potential decrease in the price of the ADSs.

Note 8. Line of credit

        On March 20, 2000, Insignia entered into an agreement with a director and members of his family whereby they would provide Insignia a $5.0 million line of credit with a commitment fee of four points based upon the total amount of the line and a draw down/termination fee of two points for draw down or termination. The interest rate on amounts drawn down was at prime plus 2% until June 30, 2000 and thereafter at prime plus 4% per annum simple interest, payable in cash at the repayment date. Insignia drew down a total of $3.0 million of the line of credit during 2000. A total of 19,994 ordinary shares in ADS form were issued as payment for draw down fees under the line of credit arrangement. On November 27, 2000, Insignia repaid this sum, along with all accrued interest and the termination fee due. This agreement expired on March 20, 2001.

        On March 28, 2002, Insignia's U.S. subsidiary, Insignia Solutions, Inc. ("Insignia U.S.") entered into an accounts receivable financing agreement with Silicon Valley Bank. The financing agreement allows Insignia U.S. to borrow an amount up to 80% of eligible receivables not to exceed $1,200,000, with interest at the bank's prime rate plus two percentage points. The agreement expires on March 27, 2003. Borrowing is subject to compliance with certain covenants, including a requirement to maintain specific financial ratios. Borrowings are secured by substantially all of the assets of Insignia U.S. Insignia U.S. was in compliance with these covenants at September 30, 2002, and at that time there were no outstanding borrowings under this credit facility.

Note 9. Related party transaction

        During the nine months ended September 30, 2002, Insignia recognized revenue of $4,175,000, from Phoenix Technologies Ltd. ("Phoenix"). The CEO of Phoenix was also a director on Insignia's Board of Directors from March 1997 until March 2001.

        During the nine months ended September 30, 2002, Insignia recognized revenue of $275,000 from Wind River Systems, Inc. ("Wind River"). Wind River participated in a private placement of equity in Insignia in February 2001 on the same terms as the other three investors in the private placement. Wind River paid the aggregate purchase price of $2,000,000 for 400,000 ordinary shares represented by ADRs and warrants to purchase 200,000 ordinary shares represented by ADRs. In addition, John C. Fogelin, of Wind River was appointed to Insignia's Board of Directors in January 2001. Mr. Fogelin continues to serve on Insignia's Board of Directors.

        On February 13, 2001, Insignia entered into a promissory note with Richard M. Noling, Chief Executive Officer, Acting Chief Financial Officer and Secretary of Insignia, whereby Mr. Noling borrowed $150,000 from Insignia U.S. The promissory note is due in three equal installments, on each annual anniversary from the date of the note. The note was amended on January 24, 2002 to extend the first and subsequent installments one year. The first installment is now due on February 13, 2003. Interest accrues on the unpaid principal balance at a rate per annum equal to the prime lending rate of interest as listed in the Wall Street Journal plus 1%. Accrued interest is due and payable monthly in arrears on the last calendar day of each month, beginning March 31, 2001. Interest has been paid timely and is current. In addition, on July 17, 2001, Mr. Noling received an interest free loan of $50,000. The $50,000 loan was repaid in full on September 30, 2001.

Note 10. Prepaid royalties

        The Company's agreements with licensors sometimes require Insignia to make advance royalty payments and pay royalties based on product sales. Prepaid royalties are capitalized and amortized as cost of sales based on the contractual royalty rate based on actual net product sales. The Company continually evaluates the recoverability of these prepaid royalties and, if necessary, a charge to cost of sales will be taken for any amount that is deemed unlikely to be recoverable in the future. Management has performed an assessment of whether there was an indication that the prepaid royalties of $2.45 million are impaired as of September 30, 2002. The prepaid royalties carried on the balance sheet, under the terms of the agreement between Sun and Insignia, require the use of the prepaid licenses before June 30, 2004. The Company's estimation of utilization, based on past revenue history and future revenue estimates using current average per unit selling price ranges, indicates that there could be unused prepaid royalties at the expiration of the license and distribution agreement. However, should unused prepaid royalties become predictable in the future, the Company could reduce the selling price in order to utilize the remaining prepaid balance. This price reduction would result in lower gross margins. The Company will continue to assess the potential impairment on a quarterly basis.

Note 11. Restructuring

        In the third quarter of 2002, we completed a worldwide reduction of headcount of approximately 11%. Restructuring expenses consist principally of severance payments paid during the quarter.

Note 12. Recent developments

        On October 17, 2002, we entered into a securities subscription agreement with Fusion Capital Fund II, LLC ("Fusion Capital"), pursuant to which Fusion Capital has agreed to purchase, on each trading day, $10,000 of our American Depository Shares up to an aggregate of $6.0 million over a period of 30 months. The purchase price of the American Depository Shares will be equal to a price based upon the future market price of the shares without any fixed discount to the market price.

        Under the terms of the Agreement, Insignia issued to Fusion Capital one redeemable warrant for American Depository Shares representing 1,000,000 ordinary shares, and one non-redeemable warrant for American Depository Shares representing 1,000,000 ordinary shares. The redeemable warrant may be redeemed by Insignia at any time on or before June 30, 2003 for an aggregate redemption price of $200,000. The exercise price per share of each warrant is the U.S. dollar equivalent of 20.5 pence. Each warrant expires on September 30, 2007. Unless an event of default occurs under the Agreement, the shares issuable upon exercise of these warrants must be held by Fusion Capital until 30 months from the date of the Agreement or the date the Agreement is terminated. The warrants are immediately exercisable; however, Fusion Capital may not exercise the warrants if Fusion Capital, together with its affiliates, would beneficially own more than 9.9% of our shares outstanding at the time of the exercise by Fusion Capital There is no guarantee when the registration statement will be declared effective and to the amount of proceeds, if any, that Insignia will receive.

        On October 22, 2002, we announced the departure of our Chief Financial Officer ("CFO"), Albert J. Wood. In the interim, the CFO responsibilities will be assumed by the current Chief Executive Officer, Richard M. Noling.

Ten Quarters Ended September 30, 2002

        The following tables set forth selected statement of operations data for each of the ten quarters ended September 30, 2002, including such amounts expressed as a percentage of total revenue. This unaudited quarterly information has been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

INSIGNIA SOLUTIONS PLC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Jun 30, 2000	Sep 30, 2000	Dec 31, 2000	Mar 31, 2001	Jun 30, 2001	Sep 30, 2001	Dec 31, 2001	Mar 31, 2002	Jun 30, 2002	Sep 30, 2002
Revenues:
License and royalties	2,574	2,349	2,821	1,081	2,684	1,883	2,576	2,988	1,547	736
Service and other	477	541	493	615	394	485	555	556	345	277

Total revenues	3,051	2,890	3,314	1,696	3,078	2,368	3,131	3,544	1,892	1,013
Cost of revenues:
License and royalties	655	1,245	356	611	1,363	818	976	1,014	714	124
Service and other	78	83	113	184	85	80	158	197	252	100

Total cost of revenues	733	1,328	469	795	1,448	898	1,134	1,211	966	224

Gross profit	2,318	1,562	2,845	901	1,630	1,470	1,997	2,333	926	789

Operating Expenses:
Sales and marketing	1,168	1,379	1,537	1,731	1,815	1,791	1,721	1,721	1,492	1,262
Research and development	1,554	1,495	1,457	1,594	1,589	1,568	1,469	1,196	1,385	1,677
General and administrative	924	891	973	1,251	948	1,009	947	938	967	666
Restructuring				—	—	—	292	—		213

Total operating expenses	3,646	3,765	3,967	4,576	4,352	4,368	4,429	3,855	3,844	3,818

Loss from operations	(1,328)	(2,203)	(1,122)	(3,675)	(2,722)	(2,898)	(2,432)	(1,522)	(2,918)	(3,029)
Other income (expense), net	130	40	37	255	110	103	99	(11)	160	19
Income (loss) before provision for income taxes	(1,198)	(2,163)	(1,085)	(3,420)	(2,612)	(2,795)	(2,333)	(1,533)	(2,758)	(3,010)
Provision (benefit) for income taxes	(596)	147	(341)	—	60	3	(215)	(561)	(1,271)	(132)

Net income (loss)	(602)	(2,310)	(744)	(3,420)	(2,672)	(2,798)	(2,118)	(972)	(1,487)	(2,878)

Pro forma net income (loss) per share	(0.04)	(0.16)	(0.05)	(0.18)	(0.14)	(0.14)	(0.11)	(0.05)	(0.07)	(0.14)

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in the prospectus is current only as of its date.

12,000,000 AMERICAN
DEPOSITORY SHARES
EACH REPRESENTING
ONE ORDINARY SHARE OF
20 PENCE NOMINAL VALUE

Prospectus

                        ,

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Insignia in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$441.60
Printing and engraving expenses	10,000.00
Legal fees and expenses	150,000.00
Accounting fees and expenses	80,000.00
Transfer Agent and Registrar fees	95,000.00
Stamp duty tax	90,000.00

Total	$425,441.60

Item 14. Indemnification of Directors and Officers

        Insignia's Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to such director's or secretary's neglect, default, breach of duty or breach of trust in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor or in respect of which he is acquitted.

        Insignia's policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia's directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys' fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

  •
  initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

  •
  for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

  •
  on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws;

  •
  on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

  •
  on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

  •
  if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.

        The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.

        The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia's directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

Item 15. Recent Sales of Unregistered Securities

        On December 9, 1999, Insignia entered into agreements whereby Insignia issued 1,063,515 ordinary shares in ADS form at a price of $4.23 per share to Castle Creek Technology Partners LLC and four other investors of whom one is a member of Insignia's Board of Directors. Insignia also issued warrants to the purchasers to purchase a total of 319,054 ADSs at the price of $5.29 per share. An issuance of ADSs and warrants on November 24, 2000 has had a dilutive effect on the warrants, resulting in an increase in the number of ADSs issuable to 353,834, and a decrease of the exercise price to $4.77. The issuance of ADSs and warrants on February 12, 2001 also triggered the anti-dilution provisions. However, the effect of such dilution was less than 1% of the exercise price, and consequently such adjustment is deferred until such time as the accumulation of the adjustments exceeds at least 1% of the exercise price. The warrants expire on December 9, 2004. Insignia received $4.5 million less offering expenses totaling $0.4 million. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

        During 2000, Insignia issued a total of 19,994 ordinary shares in ADS form at various prices, ranging from $6.281 to $16.50 to a director of Insignia, as payment for drawdown fees under a Line of Credit arrangement entered into in March 2000. The securities were issued in reliance upon the exemption from registration provided under Section 4 (2) of the Securities Act, based on the fact that the shares were sold by the issuer in a sale not involving a public offering.

        On November 24, 2000, Insignia entered into agreements whereby Insignia issued 3,600,000 ordinary shares in ADS form at a price of $5.00 to a total of 23 investors, including Sun Microsystems, BSQUARE, and a member of Insignia's Board of Directors. Insignia also issued warrants to purchase 1,800,000 ADSs to the investors at an exercise price of the lower of the average quoted closing sale price of Insignia's ADSs for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on November 24, 2003, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, Insignia may cancel the warrants upon sixty days prior written notice. Insignia received $18.0 million less offering expenses totaling $2.0 million. Insignia also issued warrants to purchase 225,000 ADSs to the placement agent exercisable at a price of $5.00. These warrants expire on November 24, 2005. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

        On December 31, 2000, Insignia issued a total of 251,333 ordinary shares in ADS form to Quantum Peripherals (Europe) SA, at a per share price of $4.23 per share under the terms of a convertible promissory note entered into on October 20, 1999. The securities were issued in reliance upon the exemption from registration provided under Section 4 (2) of the Securities Act.

        On February 12, 2001, Insignia entered into agreements whereby Insignia issued 940,000 ordinary shares in ADS form at a price of $5.00 to a total of 4 investors, including Wind River Systems, Inc., and a member of Insignia's Board of Directors. Insignia also issued warrants to purchase 470,000 ADSs to the investors at an exercise price of the lower of the average quoted closing sale price of Insignia's ADSs for the ten trading days ending on the day preceding the date of the warrant holder's intent to exercise less a 10% discount, and $6.00. The warrants expire on February 12, 2004, however, subject to certain conditions, if the quoted sale price of the ADSs exceed $9.00 per share for any thirty consecutive trading days, Insignia may cancel the warrants upon sixty days prior written notice. Insignia received $4.7 million less offering expenses totaling $0.5 million. Insignia also issued warrants to purchase 25,000 ADSs to the placement agent exercisable at a price of $5.00. These warrants expire on February 12, 2006. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

        On October 17, 2002, Insignia entered into the securities subscription agreement to sell periodically up to $6 million of ADSs to Fusion Capital Fund II, LLC. Insignia also issued two warrants to purchase 2,000,000 ADSs to Fusion at an exercise price per share equal to the U.S. dollar equivalent of 20.5 pence. These warrants expire on September 30, 2007, however, subject to certain conditions, Insignia may redeem one warrant to purchase 1,000,000 ADSs at any time on or before June 30, 2003 for an aggregate price of U.S. $200,000. The securities were issued in reliance upon the exemption from registration provided under Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit Number	Exhibit Title
2.01	Asset Purchase Agreement dated as of January 10, 1998, by and among Citrix Systems, Inc., Citrix Systems UK Limited and Registrant.(4)**
2.02	Amendment No. 1 to Asset Purchase Agreement dated as of February 5, 1998, by and among Citrix Systems, Inc., Citrix Systems UK Limited and Registrant.(4)**
3.02	Registrant's Articles of Association.(1)
3.04	Registrant's Memorandum of Association.(1)
4.01	Form of Specimen Certificate for Registrant's Ordinary Shares.(1)
4.02	Deposit Agreement between Registrant and The Bank of New York.(2)
4.03	Form of American Depository Receipt (included in Exhibit 4.02).(2)
5.01	Opinion of Macfarlanes.*
10.01	Registrant's 1986 Executive Share Option Scheme, as amended, and related documents.(1)
10.02	Registrant's 1988 U.S. Stock Option Plan, as amended, and related documents.(1)
10.03
Registrant's 1995 Incentive Stock Option Plan for U.S. Employees and related documents, as amended (incorporated by reference to Exhibit 4.04 to Registrant's Registration Statement on Form S-8 filed on December 13, 2000 (File No. 333-51760)).
10.05	Insignia Solutions Inc. 401(k) Plan.(1)
10.06	Registrant's Small Self-Administered Pension Plan Definitive Deed and Rules.(1)
10.10	Executive's Employment Agreement dated January 1, 1993 between Registrant and George Buchan.(1)

10.14	Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.(1)
10.16	Lease between Registrant and The Standard Life Assurance Company dated November 3, 1992 and related documents.(1)
10.28
Registrant's U.K. Employee Share Option Scheme 1996, as amended (incorporated by reference to Exhibit 4.05 to Registrant's Registration Statement on Form S-8 filed on December 13, 2000 (File No. 333-51760)).
10.33	Employment Agreement effective March 25, 1997 between Registrant and Richard M. Noling.(3)
10.34	Consulting Agreement effective April 1, 1997 between Registrant and Nicholas, Viscount Bearsted.(3)
10.36	Source Code License and Binary Distribution Agreement dated as of September 29, 1997 between Registrant and Silicon Graphics, Inc.(3)
10.38
Lease Agreement between Insignia Solutions, Inc. and Lincoln-Whitehall Pacific, LLC, dated December 22, 1997 (incorporated by reference to the exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998).
10.42	Registrant's 1995 Employee Share Purchase Plan, as amended (incorporated by reference to Exhibit 4.06 to Registrant's Registration Statement on Form S-8 filed on April 12, 2000 (File No. 333-34632)).
10.44
Lease agreement between Registrant and Comland Industrial and Commercial Properties Limited dated August 12th, 1998 for the Apollo House premises and the Saturn House premises (incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).
10.46
Technology License and Distribution Agreement between Sun Microsystems, Inc. and Registrant, dated March 3, 1999 (incorporated by reference to the exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999).
10.50
License, Distribution, and Asset Purchase Agreement between Registrant and FWB Software, LLC dated October 6, 1999 (incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1999).
10.51
Registration Rights Agreement dated as of October 20, 1999, by and between Registrant and Quantum Corporation (incorporated by reference to Exhibit 4.14 to Registrant's Registration Statement on Form S-3 filed on February 13, 2001 (File No. 333-55498)).
10.52
Securities Purchase Agreement dated as of December 9, 1999, between Registrant and Castle Creek Technology Partners LLC (incorporated by reference to Exhibit 10.50 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.53
Securities Purchase Agreement dated as of December 9, 1999, between Registrant and the Purchasers named therein (incorporated by reference to Exhibit 10.51 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.54
Registration Rights Agreement dated as of December 9, 1999, between Registrant and Castle Creek Technology Partners LLC (incorporated by reference to Exhibit 4.05 to Registrant's Current Report on Form 8-K filed on December 15, 1999).

10.55
Registration Rights Agreement dated as of December 9, 1999, between Registrant and the Purchasers named therein (incorporated by reference to Exhibit 4.08 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.56
ADSs Purchase Warrant issued to Castle Creek Technology Partners LLC dated December 9, 1999 (incorporated by reference to Exhibit 4.06 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.57
ADSs Purchase Reset Warrant issued to Castle Creek Technology Partners LLC dated December 9, 1999 (incorporated by reference to Exhibit 4.07 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.58	Form of ADSs Purchase Warrant issued December 9, 1999 (incorporated by reference to Exhibit 4.09 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.59	Form of ADSs Purchase Reset Warrant issued December 9, 1999 (incorporated by reference to Exhibit 4.10 to Registrant's Current Report on Form 8-K filed on December 15, 1999).
10.60
Line of Credit Loan Agreement and Promissory Note dated as of March 20, 2000 by and between Registrant and Vincent S. Pino, Rosemary G. Pino, Michael V. Pino and Tiffany R. Pino (incorporated by reference to Exhibit 4.15 to Registrant's Registration Statement on Form S-3 filed on February 13, 2001 (File No. 333-55498)).
10.61	Form of Subscription Agreement for the Purchase of units dated November 24, 2000 (incorporated by reference to Exhibit 10.52 to Registrant's Current Report on Form 8-K filed on November 29, 2000).
10.62
Warrant Agreement, dated as of November 24, 2000, between Registrant and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.53 to Registrant's Current Report on Form 8-K filed on November 29, 2000).
10.63	Form of ADSs Purchase Warrant issued November 24, 2000 (incorporated by reference to Exhibit 4.11 to Registrant's Current Report on Form 8-K filed on November 29, 2000).
10.64	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated November 24, 2000 (incorporated by reference to Exhibit 4.12 to Registrant's Current Report on Form 8-K filed on November 29, 2000).
10.65	OEM Agreement between Wind River Systems, Inc. and Insignia Solutions, Inc., dated December 22, 2000, as amended.**
10.66	Form of Subscription Agreement for the Purchase of units dated February 12, 2001 (incorporated by reference to Exhibit 10.54 to Registrant's Current Report on Form 8-K filed on February 15, 2001).
10.67
Warrant Agreement, dated as of February 12, 2001, between Registrant and Jefferies & Company, Inc. (incorporated by reference to Exhibit 10.55 to Registrant's Current Report on Form 8-K filed on February 15, 2001).
10.68	Form of ADSs Purchase Warrant issued February 12, 2001 (incorporated by reference to Exhibit 4.13 to Registrant's Current Report on Form 8-K filed on February 15, 2001).
10.69	ADSs Purchase Warrant issued to Jefferies & Company, Inc., dated February 12, 2001 (incorporated by reference to Exhibit 4.14 to Registrant's Current Report on Form 8-K filed on February 15, 2001).

10.70
Amendment No. 3, dated September 28, 2001, to the Technology License and Distribution Agreement between Sun Microsystems, Inc. and Registrant, dated March 3, 1999 (incorporated by reference to the Exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).**
10.71
Addendum, dated June 6, 2001, to the Technology License and Distribution Agreement between Sun Microsystems, Inc. and Registrant, dated March 3, 1999 (incorporated by reference to the Exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).**
10.72
Master Support Agreement between Sun Microsystems, Inc. and Registrant, dated September 28, 2001 (incorporated by reference to the Exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).**
10.73
Accounts receivable financing agreement between Silicon Valley Bank and Insignia Solutions Inc. dated March 28, 2002. (incorporated by reference to the Exhibit of the same number from Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).
10.74
Form of Registration Rights Agreement by and between Registrant and Fusion Capital II, LLC (incorporated by reference to Exhibit 10.74 to Registrant's Current Report on Form 8-K filed on October 22, 2002).
10.75
Redeemable Warrant by and between Registrant and Fusion Capital II, LLC dated October 17, 2002 (incorporated by reference to Exhibit 10.74 to Registrant's Current Report on Form 8-K filed on October 22, 2002).
10.76
Non-Redeemable Warrant by and between Registrant and Fusion Capital II, LLC dated October 17, 2002 (incorporated by reference to Exhibit 10.74 to Registrant's Current Report on Form 8-K filed on October 22, 2002).
10.77
Securities Subscription Agreement by and between Registrant and Fusion Capital II, LLC dated October 17, 2002 (incorporated by reference to Exhibit 10.74 to Registrant's Current Report on Form 8-K filed on October 22, 2002).
21.01	List of Registrant's subsidiaries.(2)
23.01	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.02	Consent of Macfarlanes (included in Exhibit 5.01).*
24.01	Power of Attorney.*

*
Previously filed

**
Confidential treatment has been granted with respect to certain portions of this agreement.

(1)
Incorporated by reference to the exhibit of the same number from Registrant's Registration Statement on Form F-1 (File No. 33-98230) declared effective by the Commission on November 13, 1995.

(2)
Incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(3)
Incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1997.

(4)
Incorporated by reference to the exhibit of the same number from Registrant's Current Report on Form 8-K dated February 5, 1998.

(b)
Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, State of California on November 25, 2002.

INSIGNIA SOLUTIONS PLC
By:	/s/ RICHARD M. NOLING Richard M. Noling Chief Executive Officer, Acting Chief Financial Officer and Secretary

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Capacity	Date

/s/ RICHARD M. NOLING Richard M. Noling	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Director (Principal Executive Officer and Director)	November 25, 2002
* Nicholas, Viscount Bearsted	Director	November 25, 2002
* Vincent S. Pino	Director	November 25, 2002
* David G. Frodsham	Director	November 25, 2002
* John C. Fogelin	Director	November 25, 2002
* By:	/s/ RICHARD M. NOLING Attorney-in-Fact

QuickLinks

PROSPECTUS SUMMARY
The Company
The Offering
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
THE FUSION TRANSACTION
Our Termination Rights
Effect of Performance of the Securities Subscription Agreement on our Shareholders
No Short-Selling or Hedging by Fusion Capital
Events of Default
Commitment Shares Issued to Fusion Capital
No Variable Priced Financings
SELLING SHAREHOLDER
SELECTED FINANCIAL AND OPERATING DATA
Selected Consolidated Financial Data
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in 2001
Aggregated Option Exercises in 2001 and Year-End Option Values
RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
ADDITIONAL INFORMATION AVAILABLE TO YOU
INSIGNIA SOLUTIONS PLC AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Report of PricewaterhouseCoopers Independent Accountants
INSIGNIA SOLUTIONS PLC CONSOLIDATED BALANCE SHEET (amounts in thousands, except share data)
INSIGNIA SOLUTIONS PLC CONSOLIDATED STATEMENT OF OPERATIONS (amounts in thousands, except share and per share data)
INSIGNIA SOLUTIONS PLC CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (amounts in thousands, except share data)
INSIGNIA SOLUTIONS PLC CONSOLIDATED STATEMENT OF CASH FLOWS (amounts in thousands)
Notes to the Consolidated Financial Statements
Schedule II Valuation and Qualifying Accounts
Report of Independent Accountants on Financial Statement Schedules
INSIGNIA SOLUTIONS PLC CONDENSED CONSOLIDATED BALANCE SHEETS (amounts in thousands, unaudited)
INSIGNIA SOLUTIONS PLC CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands, except per share amounts, unaudited)
INSIGNIA SOLUTIONS PLC CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (amounts in thousands, unaudited)
INSIGNIA SOLUTIONS PLC NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
INSIGNIA SOLUTIONS PLC CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
TABLE OF CONTENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY